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As filed with the Securities and Exchange Commission on April 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRUE TEMPER SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3949 (Primary standard industrial classification code number)	52-2112620 (I.R.S. Employer Identification No.)
8275 Tournament Drive, Suite 200 Memphis, TN 38125 (901) 746-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SEE TABLE OF ADDITIONAL REGISTRANTS
Fred H. Geyer Chief Financial Officer (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Philip O. Brandes Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019 (212) 506-2258

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If any of the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Note	Amount of Registration Fee

8 3/8% Senior Subordinated Notes due 2011 (1)	$125,000,000 (2)	100%	$125,000,000	$15,837.50
Guarantees (3)	(3)	(3)	(3)	(3)

(1)
The 8 3/8% Senior Subordinated Notes due 2011 will be the obligation of True Temper Sports, Inc., a wholly owned subsidiary of True Temper Corporation.

(2)
Estimated pursuant to Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.

(3)
The 8 3/8% Senior Subordinated Notes due 2011 are guaranteed by the Additional Registrants on a senior subordinated basis. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees. The guarantees are not traded separately.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

True Temper Sports, Inc.

Table of Additional Registrants

Name	State of Incorporation/ Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
El Cajon Equipment Corporation	Delaware	3949	33-0826578
True Temper Sports—PRC Holdings, Inc.	Delaware	3949	71-0916895

        The address, including zip code, of the principal offices of the additional registrants listed above is: 8275 Tournament Drive, Suite 200, Memphis, TN 38125 and the telephone number, including area code, of such additional registrants at that address is (901) 746-2000.

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 13, 2004.

PROSPECTUS

$125,000,000

Offer to Exchange
8 3/8% Senior Subordinated Notes due 2011,
which have been registered under the Securities Act of 1933, for any and all outstanding
8 3/8% Senior Subordinated Notes due 2011,
which have not been registered under the Securities Act of 1933 of

True Temper Sports, Inc.

Guaranteed by the Guarantors named herein

  •
  We are offering to exchange new registered 8 3/8% Senior Subordinated Notes due 2011 for all of our outstanding unregistered 8 3/8% Senior Subordinated Notes due 2011.

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  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

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  The exchange offer is subject only to the conditions that the exchange offer will not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission.

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  All outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

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  Tenders of outstanding old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

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  We will not receive any proceeds from the exchange offer.

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  The terms of the new notes to be issued are substantially identical to your old notes, except that the new notes will not have transfer restrictions, and you will not have registration rights.

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  Any outstanding notes not tendered and accepted in the exchange offer will remain outstanding and will continue to be subject to the existing restrictions on transfer, and we will have no further obligations to provide for the registration of the outstanding notes under the Securities Act of 1933.

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  The new notes will be guaranteed on a senior subordinated basis by our subsidiaries, El Cajon Equipment Corporation and True Temper Sports—PRC Holdings, Inc.

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  There is no established trading market for the new notes, and we do not intend to apply for listing of the new notes on any securities exchange.

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  All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. See "Plan of Distribution".

        For a discussion of factors that you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 16 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	16
FORWARD-LOOKING STATEMENTS	26
THE ACQUISITION AND RELATED TRANSACTIONS	28
THE EXCHANGE OFFER	29
USE OF PROCEEDS	40
CAPITALIZATION	41
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	42
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	49
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	51
BUSINESS	65
MANAGEMENT	77
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	83
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	84
THE SENIOR CREDIT FACILITIES	85
DESCRIPTION OF THE NOTES	88
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	139
PLAN OF DISTRIBUTION	140
LEGAL MATTERS	141
EXPERTS	141
WHERE YOU CAN FIND MORE INFORMATION	141
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

        Each broker-dealer that receives the new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days following the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision and is qualified in its entirety by the more detailed information and historical financial statements, including the notes thereto, that are included in this prospectus. Therefore, you should read the entire prospectus carefully, including in particular the information set forth under "Risk Factors." Certain statements in this "Prospectus Summary" are forward-looking statements. See "Forward-Looking Statements." Except as otherwise required by the context, references in this prospectus to "our company," "we," "us" or "our" refer to the combined business of True Temper Sports, Inc. and its subsidiaries. All references to "True Temper Corporation" refer to True Temper Corporation, exclusive of any of its subsidiaries, which owns all of our issued and outstanding capital stock. All references to "TTS Holdings LLC" refer to TTS Holdings LLC, exclusive of any of its subsidiaries, which own approximately 87.5% of the issued and outstanding capital stock of True Temper Corporation on a fully diluted basis (calculated assuming the full vesting of options). All references to "pro forma" give effect to the Acquisition and Related Transactions and the payment of related fees and expenses described herein, as if they had occurred on January 1, 2003, unless the context otherwise requires. The term "notes" refers collectively to the new notes offered hereby and the old notes.

Our Company

        We are the world's leading designer, manufacturer and marketer of golf shafts. Since the 1930s, we have manufactured golf shafts under the widely recognized True Temper brand. In 2003, over 70% of our net sales were generated through the sale of steel golf shafts. We believe that our share of the worldwide steel shaft market was approximately 68% in 2003 and that our share is more than three times greater than the share of the next largest market participant. We are a leading supplier of premium steel shafts to top domestic golf club original equipment manufacturers and distributors, including Callaway®, Cleveland®, Golfsmith®, Golf Works®, Mizuno®, Nike®, PING®, TaylorMade®, Titleist® and Wilson®. From 1987 to 2003, our steel shafts were played by the winners of 57 of the PGA's 68 major championships, including 16 of the last 17 Masters champions. We are also one of the world's largest manufacturers of premium graphite (carbon fiber based composites) golf shafts, with an estimated share of approximately 9% of this highly fragmented market. In addition to golf shafts, through our Performance Sports business, we also design, manufacture and market products such as steel alloy bicycle frames, composite bicycle components, such as forks and handlebars, and graphite hockey shafts for the growing premium bicycle and hockey components markets. In 2003, we generated net sales of $116.2 million. Over the period from 1999 to 2003, we grew our net sales at a compound annual growth rate of 6.0%.

        Our golf shaft products include over 1,000 proprietary models (with our customers' brand name, label or trademark affixed to the shaft) and 2,000 branded models (with the True Temper and / or Grafalloy brand name, label or trademark affixed to the shaft), including a full range of premium and commercial grade steel shafts and a full line of premium graphite shafts. We design, manufacture and market approximately 275 lines of steel shafts, including:

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  Dynamic Gold, which has been a leading steel shaft on the PGA Tour for nearly 25 years;

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  Sensicore, which is equipped with patented vibration-damping technology that, when inserted into our steel shafts, can eliminate up to 70% of vibration at impact to combine the feel of graphite with the consistency of steel;

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  Dynalite Gold, which features a light-weight, soft tip design that promotes a higher ball flight to optimize trajectory for low-ball hitters;

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  TX-90, which at only 90 grams, is one of the lightest steel shafts available and was designed for players seeking consistent performance using a lighter alternative to traditional steel shafts;

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  TX Tour, a newly introduced tour version of TX-90 which offers a Superlite steel iron shaft with playing characteristics targeted towards the low handicap golfer;

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  Crossfire, a newly introduced ultra light alloy shaft which was developed specifically for hybrid clubs and fairway woods;

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  TT Lite, which was designed for the custom club builders and offers a standard weight and mid-flex design which allows for various trimming options for a truly custom fit; and

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  numerous co-branded products, including Callaway's Memphis 10, Nike's Speedstep, Ping's JZ and ZZ Lite and Wilson's Fat Shaft.

        We also design, manufacture and market approximately 75 lines of premium graphite shafts under the True Temper and Grafalloy brand names. Our graphite shafts have a strong presence at the professional level and have been played by winners on each of the professional tours, including the PGA, LPGA, Champions and Nationwide Tours. Our most popular graphite shaft brands include:

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  Grafalloy ProLite, which is one of the leading ultra light driver shafts on the professional level and accounts for more than 35% of all the ultra light driver shafts played on the PGA and Champions Tours;

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  Grafalloy Blue, which is a new breakthrough graphite shaft designed specifically for today's oversized metal woods;

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  Grafalloy ProLaunch, a newly introduced graphite shaft designed with today's high performance heads and low-spin balls to help players achieve optimal launch conditions to reduce ball spin and maximize distance;

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  Grafalloy ProLogic, which is designed for use in irons as a graphite alternative to steel and is manufactured with tight tolerances to provide consistent feel and improved shot making; and

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  True Temper EI-70, which is a premium graphite driver shaft with a mid-flex design for a lower, piercing ball flight, and which was played by the winners of five titles on the PGA Tour in 2003.

        We believe that we are the only golf shaft company in the world which is capable, within its own facilities, of manufacturing both steel and graphite golf shafts in large volumes. This unique competitive advantage allowed us to design, develop, manufacture and sell the first commercially viable multi-material golf shaft combining both steel and graphite into one shaft. Our BiMatrx and BiMatrx Rocket shafts utilize a patented multi-material technology to combine the torsional stability and consistent performance benefits of steel with the light-weight flexible benefits of graphite into one shaft.

        Through our Performance Sports business, we have utilized the capabilities developed in our golf shaft business to pursue other branded recreational sports equipment markets that have similar competitive dynamics and manufacturing requirements. We focus on the premium segment of the bicycle market where quality and branding are highly valued by the consumer, and products are often customized to suit the individual consumer's specific requirements. Our value-added premium bicycle component products generally have higher margins than component parts made for bicycles sold in mass channel retail stores. In the hockey components market, we focus on the composite shafts used in a variety of original equipment manufacturers' one-piece and composite sticks.

Golf Industry Overview

        We believe that the following trends in the golf industry will continue to increase the demand for golf clubs in general, and clubs containing our steel and graphite shafts in particular.

        Increasing Interest in the Game of Golf.    The United States golf industry has experienced substantial growth over the last fifty years, growing from 3.5 million players in 1950 to over 26 million in 2002. Additionally, the number of golf courses in the United States has increased from approximately 13,500 in 1998 to 14,900 in 2003. There has also been significant growth in the golf industry outside the United States, with golf participation in Asia growing particularly rapidly. China, for example, is now one of the top five golf-playing nations in the world with a golf-playing population that has reportedly increased from approximately 100,000 in 1995 to approximately one million in 2003. The increasing popularity of golf is attributable, in part, to golfing stars such as Tiger Woods and the impact of the aggressive marketing campaigns of companies such as Callaway, Nike, TaylorMade and Titleist.

        Demographics.    The golf industry is well positioned to capitalize on several favorable demographic trends. For instance, golfers over the age of 65 are an active and significant portion of the golfing market. We believe that as the baby boomer generation (persons born from 1946 to 1964) ages, they will play more golf. Since the baby boomer generation has more discretionary income than most segments of the population, we anticipate that this trend will lead to an increase in sales of golf equipment and golf shafts. Additionally, the mainstream popularity of Tiger Woods has widened the interest in golf among minorities, juniors and general sports enthusiasts. In part because of this increasing interest in the game, junior golfers, ages five to seventeen, now comprise the segment of the population taking up the game at the fastest rate, which we believe will generate a strong pipeline of golf enthusiasts who take up golf as a life-long pursuit.

Golf Shaft Industry Overview

        The golf equipment industry is estimated to be a $4.6 billion industry, with golf clubs making up the largest portion at approximately 61%, or $2.8 billion. Spending in the golf equipment industry is highly concentrated among avid golfers (golfers that play more than 25 rounds of golf per year) who account for approximately 58% of the total spending on golf equipment despite only accounting for approximately 23% of the golfing population.

        There are three basic components needed to manufacture a golf club: the shaft, the club head and the grip. The shaft is critical to the performance of a golf club as it controls the consistency and distance of a golf shot. While branded premium shafts are critical to the performance and marketing of golf clubs, these shafts represent a relatively small portion of the overall cost of a golf club, typically under 10% of the retail sales price.

        The golf shaft market is comprised primarily of steel and graphite shafts. We believe that in 2003 the three largest participants in the worldwide steel shaft market comprised an aggregate market share of more than 80%. We believe that the concentration in the steel shaft market is due to the high barriers to entry created by the technical expertise and capital investment necessary to participate in the market as well as the customized manufacturing process required for the production of premium steel shafts. The production of graphite shafts is less capital intensive and requires less technical expertise. Although recently there has been some consolidation among graphite shaft manufacturers, the graphite shaft industry is fragmented, with the top five market participants representing approximately 52% of the worldwide market in 2003. We believe that the relatively lower barriers to entry account for this fragmentation.

        We believe that from 1991 to 1995, graphite shafts gained share of the overall shaft market due to the light-weight, vibration-damping characteristics of graphite shafts, particularly for longer-shafted, larger-headed woods. Since 1995, however, the development of vibration damping materials for steel shafts such as our Sensicore insert, along with the introduction of lighter weight steel alloys in products such as our TX-90 shaft, have resulted in steel shafts that have the vibration damping and light-weight characteristics of graphite shafts together with the consistent performance and distance control qualities of steel shafts. We believe that these design improvements contributed to the growth of the share of steel shafts in the overall shaft market from approximately 52% in 1995 to approximately 64% in 2003.

Competitive Strengths

        We benefit from a number of competitive strengths, including:

        Leading Golf Shaft Company with Pre-eminent Brands.    We believe that we design and manufacture the pre-eminent and most widely recognized line of steel and graphite shafts in the golf industry. For more than 70 years, top golf equipment manufacturers and avid golfers alike have come to identify the True Temper brand with integrity and world-class performance. On every major professional golf tour in the world, more players play our True Temper and Grafalloy shafts than any other competitive shaft brand. Dynamic Gold, our flagship branded premium steel shaft, has been played by the winners of more PGA Tour events than all other shaft models combined, while our BiMatrx technology shaft was used to set the 72 hole PGA scoring record in 2001. Additionally, our Grafalloy Blue shaft, which was introduced in 2003, has already logged victories on the PGA, Nationwide, Champions and European PGA Tours. Original equipment manufacturers recognize that the brand strength of our True Temper and Grafalloy shafts helps sell their clubs and are increasingly willing to incorporate our brand names in their marketing campaigns.

        Leading Market Position.    Our success among professional golfers has enabled us to capture a larger share of consumer expenditures on golf clubs, as evidenced by our estimated worldwide market share of 68% in steel golf shafts in 2003. While we have had a leading market share in the steel golf shaft market for many years, our continual introduction of new products into the market each year has allowed us to consistently capture additional market share. In addition, we are one of the world's largest manufacturers of premium graphite shafts and we believe that we are the only golf shaft company in the world which is capable, within its own facilities, of manufacturing both steel and graphite shafts in large volumes.

        Long-Standing Relationships with Diversified Customer Base.    Due to our long history of producing high-quality products and satisfying customer requirements, we have maintained long-standing customer relationships. We believe that we are the industry leader in offering custom engineering of shafts to work with specific original equipment manufacturer club heads. Additionally, we believe that we are the only shaft manufacturer in the world that has the ability to meet the steel shaft capacity and supply chain requirements of the world's largest original equipment manufacturers. Moreover, since our steel shafts comprise a substantial majority of each of our top customers' steel shaft purchases, we believe that our share of the steel shaft market is not particularly reliant upon the level of orders from any individual customer. Historically, we have consistently maintained our leading market position despite year-to-year fluctuations in the sales levels to our steel shaft customers.

        Disciplined Product Development Process and Significant New Product Pipeline.    Our rigorous product development process has enabled us to achieve significant success in bringing new products to market. Using computer aided design, we are able to generate and analyze new golf shaft designs for properties such as stiffness, strength, weight, torque, flex point, swing weight, and both tip and butt flexibility, as well as other critical design criteria. We also employ extensive testing that includes laboratory durability and stress tests, robotic testing and individual player evaluation. In 2003, we opened a 14 acre test facility that enables us to better evaluate our products. We have our own private driving range where we perform qualitative player testing and quantitative mechanical testing with a Miya 5 swing robot. Our facility is designed with an Accushot data system which allows us to measure the distance and dispersion of each shot to provide an accurate assessment of product performance. We believe that we are the only shaft manufacturer with our own driving range that is capable of this type of product testing. We include personnel from our marketing, engineering, research and development, production, and finance departments in the development process to ensure that each new product is technologically viable, will be well-received in the market and can be produced with reasonable and predictable profit margins. Over 35% of our 2003 net sales were generated from new products introduced during the last two years. We anticipate that we will launch more new products over the next 12 months than we have in any other year during our entire operating history.

        Unmatched Engineering and Leading, Low Cost Manufacturing Capabilities.    We believe that our engineering and manufacturing capabilities are unparalleled within the golf shaft industry. Our engineering team of 40 full time professionals works closely with our customers in the development of new products and manufacturing processes for our steel and graphite product lines.

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  Manufacturing a steel golf shaft is a complex, technical and capital intensive process that requires up to 100 distinct processes and can take up to three weeks to complete. We believe our 335,000 square foot steel shaft facility in Amory, Mississippi offers us cost advantages versus our competitors including lower utility costs, favorable lease terms, and economies of scale associated with our higher volumes. Additionally, with a replacement cost we estimate to be approximately $75.0 million, we believe that it would be costly for our competitors to replicate our Amory facility. Our workforce at this facility is highly skilled and has an average tenure of more than 10 years.

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  We manufacture our graphite and composite products at our facility in El Cajon, California as well as our recently opened facility in Guangzhou, China. We believe that this new facility will enable us to work more closely with our customers who have significant club assembly operations in China, reduce our graphite shaft production costs, increase our margins on our existing premium graphite shaft products and provide us an opportunity to increase sales of graphite shafts to be incorporated into the more price sensitive product lines of original equipment manufacturers.

        Increasing Share of the Growing Premium Bicycle and Hockey Markets.    We believe that we are well positioned to increase our market share in the fragmented and rapidly growing niche markets for premium bicycle and hockey components which we manufacture at the same facilities as our golf products. We have achieved substantial growth in our Performance Sports business, including a 39% increase in net sales in 2003, which has enabled us to leverage our manufacturing facilities to generate increased cash flow.

        Strong Financial Performance and Cash Flow Generation.    We achieved strong financial performance since 1998 despite the difficult economic environment that limited consumer spending on sporting goods equipment. Our strong financial performance combined with relatively low capital expenditure and working capital requirements, as well as our favorable tax position, has resulted in the generation of significant cash flow, which has enabled us to reduce the combined net debt of us and our parent company, True Temper Corporation, by approximately $53.6 million from the date of our recapitalization in September 1998 to December 31, 2003.

        Experienced and Motivated Management Team.    Our senior management team has extensive experience with us as well as with other branded consumer products businesses. Our Chief Executive Officer, Scott Hennessy, who has been with us since 1994, has over 23 years of experience in the consumer products industry. Members of our senior management team own approximately 12.5% of the fully-diluted outstanding common stock of True Temper Corporation, our parent company (calculated assuming the full vesting of options).

Business Strategy

        Our objective is to continue to grow net sales and cash flow by capitalizing on our position as the leading worldwide designer, manufacturer and marketer of technologically innovative, performance- oriented golf shafts and increasing our market share in the premium bicycle and hockey markets. Our strategy to achieve these objectives consists of the following elements:

        Continue to Innovate and Introduce New Products.    We intend to increase our share of the steel and graphite golf shaft markets by capitalizing on the True Temper and Grafalloy brands and continuing to introduce new products and technologies tailored to the specific needs of golfers and designed for the unique innovations in club head technology. We plan to continue to develop innovative premium steel golf shafts with performance characteristics and features that support above average selling prices and gross margins.

        Promote the True Temper and Grafalloy Brands.    We intend to maintain and build our brand name recognition, our reputation for quality and the goodwill of the True Temper and Grafalloy brands through the continuation of a marketing and communications program aimed at reaching golfers directly and targeting the top club pros, club fitters, and others who we believe have the ability to influence consumers in their local markets. We intend to continue supporting PGA Tour players with our Tour vans, which provide technical support and shaft installation. We also plan to continue our marketing efforts by advertising in leading publications, through cooperative advertising with customers and through product demonstrations and special promotional events.

        Drive Continued International Sales Growth.    Over the last two years we have experienced significant growth in international sales and we believe that markets outside the United States will be a significant contributor to our net sales growth in the future. To drive this growth, we will utilize our growing global network of sales offices and distribution centers on four continents to reach our customers in their local markets and provide inventory logistics to service their needs. Our new distribution center in Hong Kong and graphite manufacturing facility in China will support this global logistics strategy and enable us to expand our product offering to meet customer needs in all our markets around the world.

        Grow Our Performance Sports Segment.    We believe we are poised to realize significant growth in our Performance Sports business by capitalizing on the premium bicycle and hockey-stick markets' shift away from traditional materials to lighter weight products produced with carbon fiber based graphite composites. In the hockey market, we are applying our composite materials knowledge developed over years in the graphite golf shaft business to develop the light-weight, high strength hockey sticks that many of the world's professional players have already adopted. With an estimated 75% or more of the hockey-stick market still using wood sticks, we believe that our hockey business will experience significant growth as amateur and recreational players follow the conversion of professional players to graphite hockey sticks. Since our acquisition of AME, Inc. in 2001, we have utilized and combined its product design concepts, technology and know how with our engineering and manufacturing expertise to develop and introduce an expanded line of composite bicycle components, under the Alpha Q brand name, that we plan to market and sell to distributors and original equipment manufacturers in the premium component bicycle market. We believe we produce the lightest all-carbon components available, including the Alpha Q Sub 3 bicycle fork, which is used by one of the world's leading triathletes.

The Acquisition and Related Transactions

        On January 30, 2004, TTS Holdings LLC, a new company formed by Gilbert Global Equity Partners, L.P. and its affiliated funds ("Gilbert Global"), entered into a stock purchase agreement with our direct parent company, True Temper Corporation, and certain of its securityholders, pursuant to which TTS Holdings LLC and certain members of our senior management agreed to purchase all of the outstanding shares of capital stock of True Temper Corporation. We closed this acquisition simultaneously with the issuance of the old notes and the closing of our new senior credit facilities on March 15, 2004.

        In connection with the acquisition of True Temper Corporation, we repaid our then existing senior credit facility and redeemed our then outstanding 10 7/8% senior subordinated notes due 2008. The acquisition, the repayment of our then existing senior credit facility and the redemption of our then outstanding 10 7/8% senior subordinated notes due 2008 was financed with the net proceeds of the old notes offering, initial borrowings under our new senior credit facilities and an equity contribution by Gilbert Global and members of our senior management to TTS Holdings LLC. We refer to the acquisition of True Temper Corporation, the old notes offering, borrowings under our new term loan facilities constituting part of our new senior credit facilities, the equity contribution of our principal investors and the use of proceeds therefrom, as the "Acquisition and Related Transactions." Please refer to "The Acquisition and Related Transactions" for a summary description of the terms of the acquisition of True Temper Corporation and to "The Senior Credit Facilities" for a summary description of the terms of our new senior credit facilities.

Our Principal Investors

        Gilbert Global is a leading private equity fund based in Connecticut managed by a group of principals who specialize in management buyouts, recapitalizations and growth capital investments. Gilbert Global was founded in 1997 with approximately $1.2 billion of committed capital for investment in private equity transactions. Gilbert Global was formed by the former private equity investment team of Soros Capital L.P., the principal private equity entity of the Quantum Group of Funds. The principals of Gilbert Global have completed over 135 investments located in 16 countries and across a broad range of industries, including consumer products, manufacturing and retail.

Corporate Offices

        Our principal executive offices are located at 8275 Tournament Drive, Suite 200, Memphis, Tennessee 38125 and our phone number is (901) 746-2000. Our web site is located at www.truetemper.com. Our web site and the information contained on our web site are not part of this prospectus.

The Exchange Offer

        We sold $125.0 million of our 8 3/8% Senior Subordinated Notes due 2011 in a private placement of our old notes on March 15, 2004. The old notes were resold in reliance on Rule 144A and other exemptions under the Securities Act of 1933.

        On March 15, 2004 we also entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to:

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  file a registration statement with the Securities and Exchange Commission relating to the exchange offer on or before June 13, 2004;

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  deliver to you this prospectus;

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  cause the registration statement, which includes this prospectus, to become effective on or before October 11, 2004; and

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  keep the exchange offer open for at least 30 days after the date on which we mail notice of the exchange offer to you.

        You are entitled to exchange your old notes for new registered 8 3/8% Senior Subordinated Notes due 2011, with substantially identical terms as your old notes, except for transfer restrictions and registration rights. If we do not offer you the opportunity to exchange your old notes, or if we commit other "registration defaults," we may be required to pay you additional interest during the first 90-day period immediately following the occurrence of the registration default in an amount equal to 0.25% per annum. The amount of additional interest will increase by 0.25% following each subsequent 90-day period following the registration default during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum over the interest rate that would otherwise apply to the old notes. As soon as we cure a registration default, the interest rates on the old notes will revert to their original levels. You should read the discussion under the heading "The Exchange Offer—Purpose and Effect; Registration Rights" and "Description of the New Notes" for further information regarding registration defaults, additional interest and the new notes that we are offering in exchange for the old notes.

        We believe that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to the conditions described under "The Exchange Offer." You should read that section for further information regarding the exchange offer.

Terms of the Exchange Offer

        The exchange offer relates to the exchange of up to $125.0 million aggregate principal amount of outstanding old notes for an equal aggregate principal amount of registered new notes. The new notes will be obligations of True Temper and will be governed by the same indenture that governs the outstanding old notes.

New Notes	We are offering registered 8 3/8% Senior Subordinated Notes due 2011 for the outstanding old notes. The terms of the registered new notes and the old notes are substantially identical, except:
• the new notes will be registered under the Securities Act of 1933;
• the new notes will not bear any legends restricting transfer; and
• except under limited circumstances, your rights under the registration rights agreement, including your right to receive additional interest, will terminate.
The Exchange Offer
We are offering to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of your old notes. As of the date of this prospectus, $125.0 million aggregate principal amount of the old notes is outstanding.
Expiration Date	You have until 5:00 p.m., New York City time, on , 2004 to validly tender your old notes if you want to exchange your old notes for new notes. We may extend that date under some conditions.
Conditions of the Exchange Offer; Extensions; Amendments
You are not required to tender any minimum principal amount of your old notes in order to participate in the exchange offer. If you validly tender and do not validly withdraw your old notes, your old notes will be exchanged for new notes as long as the exchange offer does not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission or any order of any governmental agency or court of competent jurisdiction.

We may delay or extend the exchange offer and, if either of the above conditions is not met, we may terminate the exchange offer. We will notify you of any delay, extension or termination of the exchange offer.
We may also waive any condition or amend the terms of the exchange offer. If we materially amend the exchange offer, we will notify you.
Interest
The first interest payment date on your old notes is September 15, 2004. Interest has accrued on your old notes since March 15, 2004, but has not yet been paid. If your old notes are exchanged for new notes, you will not receive any accrued interest on your old notes. You will receive interest on your new notes from March 15, 2004.
Consequences of Failure to Exchange	Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your outstanding old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act of 1933 and applicable state securities laws. We, however, will have no further obligation to register the outstanding old notes. If you do not participate in the exchange offer, the liquidity of your old notes could be adversely affected.
Procedures for Tendering Old Notes	If you want to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent. Please send these materials to the exchange agent at the address set forth in the accompanying letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. You must also send one of the following:
	•	certificates of your old notes;
	•	a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company; or
	•	the items required by the guaranteed delivery procedures described below.
By executing the letter of transmittal, you will represent to us that:
	•	you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;
	•	you will acquire the new notes in the ordinary course of your business;
	•	you are not a broker-dealer that acquired your old notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

• if you are a broker-dealer that acquired your old notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.
Special Procedures for Beneficial Owners
If you are a beneficial owner of old notes and your old notes are registered in the name of nominee, such as a broker, dealer, commercial bank or trust company, and you wish to tender your old notes in the exchange offer, you should instruct your nominee to promptly tender the old notes on your behalf. If you are a beneficial owner and you want to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, make appropriate arrangements to either register ownership of your old notes in your name or obtain a properly completed bond power from the registered holder of your old notes.
Guaranteed Delivery Procedures	If you wish to tender your old notes and:
• your old notes are not immediately available; or
• you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent;
then you may tender your old notes according to the guaranteed delivery procedures that are discussed in the letter of transmittal and in "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Old Notes and Delivery of New
We will accept all old notes that you have properly tendered on time when all Notes conditions of the exchange offer are satisfied or waived. The new notes will be delivered promptly after the expiration date.
Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
The Exchange Agent	The Bank of New York is the exchange agent. Its address and telephone number are set forth in "The Exchange Offer—The Exchange Agent; Assistance."
Resales of New Notes
Based upon interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to unrelated third parties, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 if:

	•	you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;
	•	you acquire the new notes in the ordinary course of your business;
	•	you are not a broker-dealer that purchased old notes from us to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;
	•	you are not participating, and have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act of 1933, of the new notes.

You should read the information under the heading "The Exchange Offer—Resales of the New Notes" for a more complete description of why we believe that you can freely transfer new notes received in the exchange offer without registration or delivery of a prospectus.

All broker-dealers that are issued new notes for their own accounts in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes. If you are a broker-dealer and are required to deliver a prospectus, you may use this prospectus for an offer to resell, a resale or other transfer of the new notes.
Certain Federal Income Tax Consequences
The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. You will not recognize any gain or loss upon receipt of the new notes in exchange for old notes. You should read the information under the heading "Certain United States Federal Income Tax Consequences" for a more complete discussion of the United States Federal income tax consequences of holding the notes.
Registration Rights Agreement
In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes that grants the holders of the old notes registration rights. As a result of making and consummating this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your old notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely transferable new notes in the exchange offer. You should read the information under the heading "The Exchange Offer—Purpose and Effect; Registration Rights" for a more complete discussion of the effects the exchange offer will have on your registration rights.

Terms of the New Notes

        The summary below describes the principal terms of the new notes. The new notes are substantially the same as the old notes except that the new notes will be registered under the Securities Act of 1933. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	True Temper Sports, Inc.
Securities Offered	$125,000,000 aggregate principal amount of 8 3/8% senior subordinated notes due 2011.
Maturity Date	September 15, 2011.
Interest	8 3/8% per annum, payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2004.
Guarantees	All payments on the new notes, including principal and interest, will be jointly and severally guaranteed on an unsecured senior subordinated basis, by all our existing and future domestic restricted subsidiaries other than certain immaterial or special purpose subsidiaries.
Ranking	The new notes and guarantees will rank:
• junior to all of our and the guarantors' existing and future senior indebtedness and secured indebtedness, including any borrowings under our new senior credit facilities;
• equally with any of our and the guarantors' existing and future unsecured senior subordinated indebtedness, including trade payables;
• senior to any of our and the guarantors' existing and future indebtedness that is expressly subordinated in right of payment to the new notes;
• effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the new notes.
As of December 31, 2003, after giving pro forma effect to the Acquisition and Related Transactions, the new notes and the guarantees would have ranked junior to:
• approximately $110.0 million of senior indebtedness; and
• other liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.
Optional Redemption	Upon a change of control, we may redeem the new notes at any time and from time to time prior to March 15, 2008 in whole or in part at a price equal to 100% of the principal amount of the new notes plus a "make-whole" premium. See "Description of the Notes—Optional Redemption."
We may redeem the new notes at any time and from time to time on or after March 15, 2008 in whole or in part, at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, at any time and from time to time, before March 15, 2007, we may redeem up to 35% of the aggregate principal of new notes issued under the indenture governing the new notes with the net proceeds of certain equity offerings.
Change of Control	Upon a change of control, we will be required to make an offer to purchase each holder's new notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The indenture governing the new notes contains covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;
• create liens;
• pay dividends or make other equity distributions;
• make investments;
• sell assets or consolidate or merge with or into other companies; and
• engage in transactions with affiliates.
The limitations will be subject to a number of important qualifications and exceptions. See "Description of the Notes—Certain Covenants."
Risk Factors	Investment in the new notes involves certain risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before deciding to tender your old notes for new notes.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

        The summary historical financial data set forth below as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003, were derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected historical financial data as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 were derived from our audited consolidated financial statements not included elsewhere in this prospectus. The selected historical pro forma financial data as of and for the year ended December 31, 2003 were derived from our unaudited pro forma consolidated financial statements and should be read in connection with "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the other financial information included elsewhere in this prospectus. The following financial information is not necessarily indicative of the operating results to be expected in the future and should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto.

	Year Ended December 31,
	Historical										Pro Forma
	1999		2000		2001		2002		2003		2003
	(dollars in thousands)
Statement of Operations Data:
Net sales	$92,215		$110,636		$111,083		$107,401		$116,206		$116,206
Gross profit(1)	36,131		45,254		43,348		42,240		46,736		46,736
Selling, general and administrative expenses	15,156		16,899		14,963		13,578		14,747		14,747
Amortization of goodwill(2)	2,701		2,701		2,695		—		—		—
Impairment of long-lived assets(3)	—		1,053		—		—		—		—
Business development and start-up costs(4)	—		—		—		312		869		869
Restructuring charges(5)	622		7		—		—		—		—
Loss on early extinguishment of long-term debt(6)	—		—		—		777		—		—
Operating income (loss)	17,652		24,594		25,690		27,573		31,120		31,120
Net income	$1,002		$5,627		$24,571		$9,252		$10,858		$8,768
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$7,619		$20,607		$12,162		$19,903		$21,402		$—
Investing activities	(1,572)		(3,543)		(2,291)		(1,164)		(3,460)		—
Financing activities	(1,885)		(19,323)		(5,862)		(19,846)		(16,623)		—
Capital expenditures(7)	1,620		3,621		2,001		1,164		3,460		3,460
Depreciation	3,504		3,535		3,513		3,252		2,906		2,906
Amortization of goodwill(2)	2,701		2,701		2,695		—		—		—
Cash payment for interest(8)	14,109		13,239		11,960		11,728		12,265		14,999
Consolidated cash payment for interest(8)	14,109		14,144		15,548		15,312		13,233		14,999
Cash payment for income taxes(9)	—		124		280		120		162		162
Ratio of earnings to fixed charges(10)	1.2	x	1.8	x	2.0	x	2.2	x	2.3	x	1.9	x
						As Adjusted

Balance Sheet Data:
Cash	$6,427	$4,168	$8,177	$7,070	$8,389	$—
Total assets	186,963	175,888	189,330	183,380	179,616	375,560
Total debt(11)	136,405	118,405	116,504	124,730	113,730	235,000
Consolidated total debt(12)	165,044	147,299	145,398	130,793	116,193	235,000
Total stockholder's equity	35,881	40,320	61,303	43,068	48,793	122,000

(1)
Gross profit includes the effect of the union contract ratification bonus payments totaling $400 and $683 for the years ended December 31, 1999 and 2003, respectively.

(2)
We adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Accordingly, goodwill amortization ceased as of that date. We have performed an impairment evaluation on its goodwill balances annually since that date, with no impairment charges required. See note 2 to our consolidated financial statements contained elsewhere in this prospectus.

(3)
Impairment of long-lived assets charge of $1,053 during 2000 relates to a write-down in carrying value of an annealing furnace at our Amory, Mississippi steel shaft facility.

(4)
Business development and start-up costs relate to the establishment of our new composite shaft manufacturing facility in Guangzhou, China. These costs are expensed as incurred and are comprised of travel, consulting, legal and other professional services, personnel recruiting and compensation, facility rent and other start-up business costs.

(5)
Restructuring charges relate to the costs associated with the consolidation and integration of our graphite golf shaft manufacturing operations from two separate facilities into one centralized location. During 1999 and 2000, we transitioned the graphite golf shaft production at our Olive Branch, Mississippi facility into our El Cajon, California facility.

(6)
Loss on early extinguishment of long-term debt relates to the refinancing of our bank credit facility as of December 31, 2002, and consist primarily of the write-off of deferred financing costs associated with our original bank credit facility.

(7)
Capital expenditures in 2000 include our acquisition of substantially all of the manufacturing equipment of a former competitor in the steel golf shaft market, Apollo Sports, for approximately $1,965.

(8)
Cash payment for interest reflects total interest expense less amortization of deferred financing costs. Consolidated cash payment for interest is equal to our cash payment for interest plus the additional cash interest paid by our parent company, True Temper Corporation, of $0, $905, $3,588, $3,584 and $968 for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively. We paid dividends to our parent company sufficient to allow it to make the cash interest payments described herein.

(9)
Cash payment for income taxes primarily reflect our current cash income tax liability for foreign operations. Virtually all of our U.S. domestic cash income tax liability for the periods presented was eliminated through the amortization of our tax goodwill associated with the 1998 recapitalization and our election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. For a discussion of our section 338(h)(10) election, see note 9 to our consolidated financial statements included elsewhere in this prospectus.

(10)
In calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.

(11)
Total debt includes long-term debt and current maturities of long-term debt, and excludes capital leases. The increase in total debt at December 31, 2002 is associated with a refinancing effective as of that date. As part of the refinancing, we took out term loans totaling $25,000, the proceeds of which were used to retire senior discount notes at our parent company, True Temper Corporation.

(12)
Consolidated total debt is equal to total debt, as defined in footnote (11) above, plus the net additional indebtedness (net of cash on hand) of True Temper Corporation of $28,639, $28,894, $28,894, $6,063 and $2,463 as of December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

RISK FACTORS

        Holders of the old notes should carefully consider the following risk factors, as well as other information set forth in this prospectus, before tendering their old notes in the exchange offer. The risk factors set forth below (other than "Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.") are generally applicable to the old notes as well as the new notes.

Risks Relating to the Exchange Offer and Holding the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer. If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act of 1933 and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act of 1933. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Certain Federal Income Tax Consequences."

You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act of 1933 and will no longer have the registration and other rights under the exchange agreement. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Not Exchanging Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

There is no established trading market for the new notes and you may find it difficult to sell your notes.

        There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities. Any disruptions may make it more difficult for holders to sell their new notes and may have an adverse effect on the price at which the new notes might be sold.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

        We have a significant amount of indebtedness. On December 31, 2003, after giving pro forma effect to the Acquisition and Related Transactions, we would have had total indebtedness of $235.0 million (of which $125.0 million would have consisted of the notes and the balance would have consisted of senior debt). Also after giving pro forma effect to the Acquisition and Related Transactions, our ratio of earnings to fixed charges for the fiscal year ended December 31, 2003 would have been 1.9x.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the new notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

        In addition, the indenture contains, and our new senior credit facilities will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our new senior credit facilities permit additional borrowing of up to $20.0 million and all of those borrowings would rank senior to the new notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "The Senior Credit Facilities."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the new notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We may not generate sufficient cash flow from operations, realize currently anticipated cost savings and operating improvements on schedule or be able to make borrowings in the future under our new senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including the new notes, or to fund our other liquidity needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity & Capital Resources." We may need to refinance all or a portion of our indebtedness, including the new notes on or before maturity. We may not be able to refinance any of our indebtedness, including our new senior credit facilities and the new notes, on commercially reasonable terms or at all.

Your right to receive payments on the new notes is junior to borrowings under our new senior credit facility and possibly all of our future borrowings. Further, the guarantees of these notes are junior to all of our guarantors' existing indebtedness and possibly to all their future borrowings.

        The new notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness (including trade payables) and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full before any payment may be made with respect to the new notes or the subsidiary guarantees.

        In addition, all payments on the new notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the new notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the new notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the new notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of new notes may receive less, ratably, than the holders of our senior debt.

        Assuming we had completed this offering and the Acquisition and Related Transactions on December 31, 2003, the new notes and the subsidiary guarantees would have been subordinated to $110.0 million of senior debt and approximately $20.0 million would have been available for borrowing as additional senior debt under our new senior credit facilities. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

The terms of our new senior credit facilities and the indenture relating to the new notes restrict our current and future operations, particularly our ability to respond to changes or to take some actions.

        Our new senior credit facilities contain numerous operating covenants, and any future refinancing of our new senior credit facilities likely would contain a number of restrictive covenants, that impose significant operating and financial restrictions on us. Our new senior credit facilities also include financial covenants, including requirements that we maintain minimum interest coverage ratios and maximum total leverage ratios. In addition, our new senior credit facilities and the indenture generally restrict our ability to, among other things:

  •
  incur additional indebtedness;

  •
  create liens or other encumbrances;

  •
  pay dividends or make distributions to our stockholders;

  •
  make investments;

  •
  purchase or redeem capital stock;

  •
  sell or otherwise dispose of assets;

  •
  enter into sale and leaseback transactions;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another entity.

        If we fail to comply with covenants contained in our new senior credit facilities or the indenture it could result in an event of default under those agreements which could materially and adversely affect our operating results and our financial condition.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

        As of the date of the indenture, all of our subsidiaries, other than Jineng Composite Materials & Products (Guangzhou) Company Limited, will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

We are controlled by Gilbert Global and its affiliates and their interests as equity holders may conflict with yours as a creditor.

        Gilbert Global and its affiliates control approximately 87.5% of our parent company's outstanding capital stock on a fully diluted basis (calculated assuming the full vesting of options). The interests of Gilbert Global and its affiliates many not in all cases be aligned with your interests as a holder of the new notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of new notes or that restrictions in our new senior credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes—Repurchase at the Option of Holders."

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We do not know what standard a court would apply in making these determinations. Regardless of the standard applied, a court may not agree with our conclusions regarding the solvency of the guarantors.

Risks Relating to Our Business

Our success depends on the continued popularity of golf and the growth of the market for golf clubs.

        We generate a substantial portion of our net revenues from the sale of golf shafts. The demand for our golf shafts is directly related to the popularity of golf, the number of golf participants and the number of rounds of golf being played by these participants. If golf participation decreases, sales of our products would be adversely affected. In addition, the popularity of golf organizations, such as the PGA, also affects the sales of our golf shafts. We depend on the exposure of our brands to increase brand recognition and reinforce the quality of our products. Any significant reduction in television coverage of PGA or other golf tournaments, or any other significant decreases in either attendance at golf tournaments or viewership of golf tournaments, will reduce the visibility of our brand and could adversely affect our sales.

A reduction in discretionary consumer spending could reduce sales of our products.

        Sales of golf clubs are dependent on discretionary consumer spending which may be affected by general economic conditions and could result in a decrease in consumer spending on golf equipment. In addition, our future results of operations could be affected adversely by a number of other factors that influence discretionary consumer spending, including consumer concerns over international and military conflicts around the world, unseasonal weather patterns, demand for our existing and future products, new product introductions by our competitors, an overall decline in participation in golf activities, shifting consumer preferences between graphite and steel golf shafts or other materials that we currently do not produce, and competitive pressures that otherwise result in lower than expected average selling prices. Any one or more of these factors could result in our failure to achieve our expectations as to future sales or earnings. Because most operating expenses are relatively fixed in the short-term, we may be unable to adjust spending to compensate for any unexpected sales shortfall, which could adversely affect our results of operations.

Our new product development efforts may not be successful.

        We may not be able to continue to develop competitive products, develop or use technology on a timely or competitive basis or otherwise respond to emerging market trends. Because the introduction of new golf shafts using steel, graphite or other composite and combined materials is critical to our future success, our continued growth will depend, in large part, on our ability to successfully develop and introduce new products in the marketplace. Should golf consumers prefer to use golf clubs made from materials other than steel or graphite, there could be a material adverse effect on the results of our operations. In addition, the design of new golf clubs is also greatly influenced by the rules and interpretations of the U.S. Golf Association, or USGA, and the Royal and Ancient Golf Club of St. Andrews, or St. Andrews. Although the golf equipment standards established by the USGA and St. Andrews generally apply to competitive events sanctioned by those organizations, we believe that it is critical for our future success that our new shafts comply with USGA and St. Andrews standards. New products that we introduce may not receive USGA or St. Andrews approval. In addition, existing USGA and St. Andrews standards may be changed in ways that adversely affect the sales of our current or future products.

We are subject to work stoppages at our facilities, which could seriously impact the profitability of our business.

        If any labor disruption or work stoppages affect our employees, the results of our operation could be adversely affected. At December 31, 2003, we employed approximately 710 full-time individuals. Of these, approximately 417 hourly employees at our Amory, Mississippi facility are represented by the United Steel Workers of America. We recently entered into a new collective bargaining agreement with the United Steel Workers of America which became effective on July 1, 2003 and will expire on June 30, 2007. Nevertheless, we may be subject to work stoppages or other labor disruptions in the future. If such events were to occur, our results of operations may be materially adversely affected.

We face intense competition with other golf shaft designers and manufacturers, and our inability to compete effectively for any reason could adversely affect our business.

        We operate in a highly competitive environment and compete against a number of established golf shaft designers, manufacturers and distributors. We also compete indirectly with manufacturers that produce shafts internally and face potential competition from golf club manufacturers that currently purchase golf shaft components from third parties but which may have, develop or acquire the ability to manufacture shafts internally. Unlike the steel shaft industry, the graphite shaft industry is highly fragmented. As a result, we compete with many competitors involved in the design and manufacture of graphite shafts. While we have had long-established relationships with most of our customers, we are not the exclusive supplier to most of them, and consistent with the industry practice, generally do not have long-term contracts with our customers. Although we believe that our relationships with our customers are good, the loss of a significant customer or a substantial decrease in sales to a significant customer could have a material adverse affect on our business and operating results. See "Business—Competition" for a description of the bases on which we compete and the number of competitors in our industry. These factors, as well as demographic trends and economic conditions, could result in increased competition and could have a material adverse effect on our results of operations.

Our profitability would be adversely affected if the operation of our Amory manufacturing were interrupted or shut down.

        We operate a majority of our manufacturing processes at our facility in Amory, Mississippi. Any natural disaster or other serious disruption to this facility due to fire, tornado, flood or any other cause would substantially disrupt our sales and would damage a portion of our inventory, impairing our ability to adequately supply our customers. In addition, we could incur significantly higher costs and longer lead times associated with fulfilling our direct-to-consumer orders and distributing our products to our customers during the time it takes for us to reopen or replace our Amory facility. As a result, disruption at our Amory facility would adversely affect our profitability.

Risks related to our operating facility in China could adversely affect our business.

        In 2003, we opened a graphite manufacturing facility in southern China that we believe will enable us to produce our graphite shafts at a lower cost. We plan to transition some of our manufacturing capacity from the United States to China. This may result in cost inefficiencies and/or delay our realization of our expected costs savings due to our need to recruit and train personnel to operate this facility. In addition, we will be subject to potential political instability in China and trade conflict between the U.S. and China.

Consolidation of our customer base could adversely affect our business.

        If the industry and customer base continues to consolidate, then it is possible a consolidation of several of our existing customers into one company could represent a significant portion of our annual revenues. If this was to occur, and this customer selected an alternative shaft supplier, it could have a material adverse effect on our results of operations. If this consolidated company were to remain our customer it could represent an increased credit risk due to its size in relation to our total accounts receivable.

Fluctuations in the cost and availability of raw materials could adversely affect our business.

        Since we are dependent upon certain suppliers for steel, nickel, graphite prepreg and other materials, we are subject to price increases and delays in receiving materials. Although we have several sources for most of the key raw materials we purchase, and we attempt to establish purchase price commitments for one-year periods, we are subject to price increases for raw materials used in the manufacture of golf shafts and to delays in receiving these materials. As key components to the manufacture of golf shafts, a substantial price increase to one or more of these raw materials or any extended delay in their delivery could result in a material adverse effect on our results of operations.

Fluctuations in the cost and availability of energy sources to us could adversely affect our business.

        Our graphite shaft manufacturing operation in Southern California is dependent upon a consistent and affordable supply of electricity. If there is a prolonged shortage of electrical supply to our California facility and/or a significant increase in the cost of electrical power, we may need to temporarily or permanently close our graphite shaft operations, which could materially adversely affect our results of operations. In addition, our steel shaft manufacturing plant located in Mississippi relies upon a consistent and affordable supply of both natural gas and electrical power in order to conduct normal operations. If our Mississippi facility should experience a shortage in supply of either power source or a significant increase in cost, it could have a material adverse affect on our results of operations.

Fluctuations in the availability of energy sources to our customers could adversely affect our business.

        There are a significant number of golf equipment assemblers that are headquartered and conduct manufacturing operations in Southern California. In the aggregate, these companies account for a significant share of the golf equipment market and also account for a considerable portion of our sales revenue. With the disruption of electrical power to California and other Western states in recent years there is a risk that our customers' manufacturing operations may be adversely affected by power shortages. If this were to occur they may reduce their purchases of shafts from us causing a significant adverse impact to our revenues and results of operations.

Fluctuations in cost of health insurance could adversely affect our business.

        Health insurance coverage is a valuable benefit in retaining and attracting employees and has been subject to significant price increases by health industry providers. Since we do not plan to eliminate providing health benefits to our employees, the rising costs could have a material adverse affect on the results of our operations.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

        The patents we hold relating to certain of our products and technologies may not offer complete protection against infringement of our proprietary rights by others. As of December 31, 2003 we held 39 patents worldwide relating to various products and proprietary technologies, including the Sensicore technology, and had 18 patent applications pending. Patents may not be issued from the pending patent applications. Moreover, these patents may have limited commercial value or may not protect our products. Additionally, the U.S. patents that we hold do not preclude competitors from developing or marketing products similar to our products in international markets. We may infringe on others' intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could adversely affect our business.

We are subject to various environmental, health and safety laws and regulations that govern, and impose liability, for our activities and operations. If we do not comply with these laws and regulations, our business could be materially and adversely affected.

        We are subject to federal, state, and local environmental and workplace health and safety laws, regulations and requirements which, if contravened, could result in significant costs to us. Our manufacturing operations involve the use of hazardous substances and should there be a release of such substances from our facilities, we may be held liable. The penalties or corrective action costs associated with noncompliance could be material. In addition, we may receive notices of potential liability pursuant to federal or state laws for cleanup costs associated with waste recycling or disposal facilities at which wastes associated with our operations have allegedly come to be located.

Fluctuations in certain general economic conditions could increase our minimum pension liability under our defined benefit pension plan.

        We maintain an employer sponsored defined benefit pension plan for the hourly employees at our Amory, Mississippi steel golf shaft plant. We are subject to Financial Accounting Standards Board guidelines for recognition of our minimum pension liability, and subject to ERISA regulations with regard to our cash funding of the plan. As a result, certain U.S. economic conditions involving weak equity market performance and low general interest rates can both reduce the total value of the assets of the plan as well as increase our minimum pension liability under the plan. If these economic conditions are severe enough they could have a significant adverse effect on the funding status of our plan and our overall results of operations.

If we do not retain our key personnel and attract and retain other highly skilled employees our business will suffer.

        If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer. The success of our business is heavily dependent on the leadership of our key management personnel. If any of these persons were to leave our company it would be difficult to replace them, and our business would be harmed. See "Management."

We are subject to risks relating to our international operations.

        We are subject to risks customarily associated with foreign operations, including:

  •
  fluctuations in currency exchange rates;

  •
  import and export license requirements;

  •
  trade restrictions;

  •
  changes in tariffs and taxes;

  •
  restrictions on the transfer of funds into or out of a country;

  •
  unfamiliarity with foreign laws and regulations;

  •
  difficulties in staffing and managing international operations;

  •
  general economic and political conditions; and

  •
  unexpected changes in regulatory requirements.

        These risks could have a material adverse effect on our business, prospects, results of operations and financial condition.

We are subject to product liability claims and other litigation.

        From time to time, we are subject to product liability claims involving personal injuries allegedly relating to our products. Currently pending claims and any future claims are subject to the uncertainties related to litigation, and the ultimate outcome of any such proceedings or claims cannot be predicted.

We may engage in future acquisitions.

        We continuously review acquisition prospects that would complement our current product offerings, increase our size and geographic scope of operations or otherwise offer growth and operating efficiency opportunities. Any future acquisition may not be successfully completed or that, if completed, any such acquisition may not be effectively integrated into our business. Acquisitions may entail numerous risks and impose costs on us, including, among others, difficulties associated with assimilating acquired operations or products, diversion of management's attention and adverse effects on existing business relationships with suppliers and customers. In addition, any future acquisitions could result in the incurrence of debt or contingent liabilities and other intangible assets, which could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war, including the military action in Iraq, have and could negatively impact the U.S. and foreign economies, the financial markets, the industries in which we operate, our operations and our profitability.

        Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks worldwide. These attacks have contributed to economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could further affect the industries in which we operate, our business and our results of operations. In addition, terrorist attacks or hostilities may directly impact our physical facilities or those of our suppliers or customers and could impact our sales, our supply chain, our production capability and our ability to deliver our products and services to our customers. The consequences of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations or your investment.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of our and our subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "may," "could," "seek," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        These forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially as a result of various risks and uncertainties, including, but not limited to:

  •
  a reduction in the popularity of golf and the growth of the market for golf clubs;

  •
  a reduction in discretionary consumer spending;

  •
  our inability to develop new products;

  •
  work stoppages experienced by us or our customers;

  •
  our inability to effectively compete in our industry;

  •
  the interruption or shut down of operations at our main manufacturing facility;

  •
  consolidation of our customer base;

  •
  fluctuations in the cost and availability of raw materials;

  •
  fluctuations in the cost and availability of energy sources to us or our customers;

  •
  fluctuations in the cost of health insurance;

  •
  our inability to protect our intellectual property rights;

  •
  costs associated with environmental compliance and liabilities;

  •
  an increase in our minimum pension liability under our defined benefit pension plan;

  •
  our inability to retain and attract key personnel or other highly skilled employees;

  •
  risks relating to our international operations, including fluctuations in currency exchange rates;

  •
  our inability to successfully defend product liability claims and other litigation;

  •
  risks associated with future acquisitions; and

  •
  terrorist attacks and other acts of violence or war.

        Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE ACQUISITION AND RELATED TRANSACTIONS

        On March 15, 2004, TTS Holdings LLC, a new company formed by Gilbert Global, closed its acquisition of our direct parent company, True Temper Corporation, pursuant to which TTS Holdings LLC and certain members of our senior management purchased all of the outstanding shares of capital stock of True Temper Corporation. The purchase price for the acquisition was subject to purchase price adjustments based on the amount of our working capital, indebtedness and cash on hand as of the closing date, the amount of any shortfall in our targeted capital expenditures through the closing date and certain transaction costs paid or payable on or after the closing date. A portion of the aggregate purchase price in an amount equal to $10.0 million was placed in escrow to support the sellers' indemnification obligations under the stock purchase agreement. This escrow amount will be stepped-down to $7.0 million on the first anniversary of closing and the remaining escrow amount will be released on the third anniversary of closing. The escrowed funds will be our sole source of indemnification against the sellers in connection with any breach by them of their representations and warranties contained in the stock purchase agreement, with certain customary exceptions.

        In connection with the acquisition of True Temper Corporation, we repaid our then existing senior credit facility and redeemed our then outstanding 10 7/8% senior subordinated notes due 2008. The acquisition, the repayment of our existing senior credit facility and the redemption of our outstanding 10 7/8% senior subordinated notes due 2008 was financed with the net proceeds of the old notes offering, initial borrowings under our new senior credit facilities and an equity contribution by Gilbert Global and members of our senior management to TTS Holdings LLC. We refer to the acquisition of True Temper Corporation, the old notes offering, borrowings under our new term loan facilities constituting part of our new senior credit facilities, the equity contribution of our principal investors and the use of proceeds therefrom, as the "Acquisition and Related Transactions." Please refer to "The Senior Credit Facilities" for a summary description of the terms of our new senior credit facilities.

THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

        On March 15, 2004 (the "issue date") we sold $125.0 million of our 8 3/8% Senior Subordinated Notes due 2011 in a private placement. The old notes were resold under an offering circular dated March 3, 2004 in reliance on Rule 144A and other available exemptions under the Securities Act of 1933. On March 15, 2004, we, the guarantors and the initial purchasers also entered into a registration rights agreement pursuant to which each of us and the guarantors agreed that we would, at our expense, for the benefit of the holders of the old notes, subject to certain exceptions:

  (1)
  within 90 days after the issue date, file a registration statement (the "exchange offer registration statement") with the Securities and Exchange Commission with respect to a registered offer (the "registered exchange offer") to exchange the old notes for new notes of True Temper having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

  (2)
  use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 within 210 days after the issue date;

  (3)
  as soon as practicable after the effectiveness of the exchange offer registration statement, offer the new notes in exchange for surrender of the old notes; and

  (4)
  keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the old notes.

        For each old note tendered to us pursuant to the registered exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

        Under existing Securities and Exchange Commission interpretations, the new notes will be freely transferable by holders other than our affiliates after the registered exchange offer without further registration under the Securities Act of 1933 if the holder of the new notes represents to us in the registered exchange offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of True Temper, as such terms are interpreted by the Securities and Exchange Commission; provided, however, that broker-dealers receiving new notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The Securities and Exchange Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement.

        Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes for 180 days following the effective date of such exchange offer registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

        A holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the registered exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of the new notes and that it is not an "affiliate" of True Temper, as defined in Rule 405 of the Securities Act of 1933, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.

        In the event that:

  (1)
  applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect such a registered exchange offer; or

  (2)
  for any other reason we do not consummate the registered exchange offer within 250 days of the issue date; or

  (3)
  an Initial Purchaser shall notify us following consummation of the registered exchange offer that old notes held by it are not eligible to be exchanged for new notes in the registered exchange offer; or

  (4)
  certain holders are prohibited by law or Securities and Exchange Commission policy from participating in the registered exchange offer or may not resell the new notes acquired by them in the registered exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

  (1)
  promptly file a shelf registration statement with the Securities and Exchange Commission covering resales of the old notes or the new notes, as the case may be;

  (2)
  (A) in the case of clause (1) above, use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 on or prior to the 60th day after such filing obligation arises and (B) in the case of clause (2), (3) or (4) above, use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 on or prior to the 180th day after such filing obligation arises; and

  (3)
  keep the shelf registration statement effective until the earliest of (A) the time when the old notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the issue date and (C) the date on which all old notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

        We will pay additional cash interest on the applicable old notes and new notes, subject to certain exceptions,

  (1)
  if we fail to file an exchange offer registration statement with the Securities and Exchange Commission on or prior to the 90th day after the issue date,

  (2)
  if the exchange offer registration statement is not declared effective by the Securities and Exchange Commission on or prior to the 210th day after the issue date or, if obligated to file a shelf registration statement pursuant to clause 2(A) above, a shelf registration statement is not declared effective by the Securities and Exchange Commission on or prior to the 210th day after the issue date,

  (3)
  if the Exchange Offer is not consummated on or before the 45th day after the exchange offer registration statement is declared effective,

  (4)
  if obligated to file the shelf registration statement pursuant to clause 2(B) above, we fail to file the shelf registration statement with the Securities and Exchange Commission on or prior to the 60th day (the "shelf filing date") after the date on which the obligation to file a shelf registration statement arises,

  (5)
  if obligated to file a shelf registration statement pursuant to clause 2(B) above, the shelf registration statement is not declared effective on or prior to the 180th day after the filing obligation arises, or

  (6)
  after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a "registration default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all registration defaults have been cured.

        The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

Expiration Date; Extensions

        The expiration date of the exchange offer is                 , 2004 at 5:00 p.m., New York City time. We may extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We expressly reserve the right, in our sole and absolute discretion:

  •
  to delay accepting any old notes;

  •
  to extend the exchange offer;

  •
  if any of the conditions under "—Conditions of the Exchange Offer" have not been satisfied, to terminate the exchange offer; and

  •
  to waive any condition or otherwise amend the terms of the exchange offer in any manner.

        If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to a national news service.

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. We will accept for exchange any and all old notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "—Conditions of the Exchange Offer." Old notes may be tendered only in multiples of $1,000. Holders of old notes may tender less than the aggregate principal amount represented by their old notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes or indicate this fact under the procedures for book-entry transfer described below.

        As of the date of this prospectus, $125.0 million in aggregate principal amount of the old notes were outstanding. Solely for reasons of administration, we have fixed the close of business on                        , 2004 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining the eligible holders of the old notes who are entitled to participate in the exchange offer.

        We will be deemed to have accepted validly tendered old notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder promptly after the expiration date.

        Holders of old notes do not have appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Rule 14e-1.

        Holders who tender their old notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Fees and Expenses" for more information about the costs of the exchange offer.

        We do not make any recommendation to holders of old notes as to whether to tender any of their old notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of old notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of old notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions of the Exchange Offer

        You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we are not permitted to effect the exchange offer under applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission. If any of these events or conditions occur, we may, subject to applicable law, terminate the exchange offer and return all old notes tendered for exchange or we may waive any condition or amend the terms of the exchange offer.

        We expect that the above conditions will be satisfied. The above conditions are for our sole benefit and may be waived by us at any time in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time, provided that all conditions to the exchange offer, other than any involving governmental approval, must be satisfied or waived before the expiration of the exchange offer.

Interest

        Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for the new note or, if no interest has been paid or duly provided for on the old note, from March 15, 2004. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on their old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their old notes prior to the original issue date of the new notes or, if no interest has been paid or duly provided for, will not receive any accrued interest on their old notes, and will be deemed to have waived the right to receive any interest on their old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after March 15, 2004.

Procedures for Tendering Old Notes

        The tender of a holder's old notes and our acceptance of old notes will constitute a binding agreement between the tendering holder and us upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders old notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the old notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder of old notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

        Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's procedures for the transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer before the expiration date. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completed and executed, with any required signature guarantees and any other required documents or an agent's message, as described below, must in any case be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

        DTC has confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and that we may enforce the agreement against that participant.

        Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Delivery Instructions;" or

  •
  for the account of an eligible institution, as described below.

        If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized medallion signature program. If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a medallion signature guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should sign in that capacity when signing. The person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive the requirement.

        As used in this prospectus with respect to the old notes, a "registered holder" is any person in whose name the old notes are registered on the books of the registrar. An "eligible institution" is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of old notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject old notes not properly tendered and to reject any old notes if acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes at any time, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within the period of time as we determine. Neither we nor the exchange agent is under any duty to give notification of defects in the tenders or will incur any liability for failure to give the notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but will not incur any liability for failure to give the notification. Tenders of old notes will not be deemed to have been made until the irregularities have been cured or waived.

        By tendering, you will represent to us that, among other things:

  •
  you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

  •
  you will acquire the new notes in the ordinary course of your business;

  •
  you are not a broker-dealer that acquired your old notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

  •
  if you are a broker-dealer that acquired your old notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and

  •
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

        In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and:

  •
  your old notes are not immediately available;

  •
  you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent; or

  •
  you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  •
  tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

  •
  on or before the expiration date, the exchange agent must receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery by facsimile, mail or hand delivery containing the name and address of the holder, the certificate number or numbers of the tendered old notes, the principal amount of tendered old notes, a statement that the tender is being made, and a guarantee that within three business days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC must be received by the exchange agent within three business days after the expiration date of the exchange offer.

        Any holder who wishes to tender old notes under the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the old notes before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after the expiration date. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, as and if we have given notice to the exchange agent.

Withdrawal Rights

        Tenders of the old notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under "—The Exchange Agent; Assistance" at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the registered holder, with the signature guaranteed by a medallion signature guarantor, together with the other documents required upon transfer by the indenture; and

  •
  specify the name in which the old notes are to be re-registered, if different from the person who deposited the old notes.

        All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, in our sole discretion. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as promptly after withdrawal. Properly withdrawn old notes may be retendered following the procedures described under "—Procedures for Tendering Old Notes" at any time on or before the expiration date.

The Exchange Agent; Assistance

        The Bank of New York is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered or Certified Mail:	By Hand or Overnight Courier:	By Telephone or Facsimile:

The Bank of New York Corporate Trust Operations Reorganization Unit Attention: Giselle Guadalupe 101 Barclay Street, 7 East New York, NY 10286	The Bank of New York Corporate Trust Operations Reorganization Unit Attention: Giselle Guadalupe 101 Barclay Street, 7 East New York, NY 10286	Phone: (212) 815-6331 Fax: (212) 298-1915

Fees and Expenses

        We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of ours and our affiliates and by persons so engaged by the exchange agent.

        We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences of Not Exchanging Old Notes

        As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their old notes, except for limited instances involving holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable new notes under the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that the rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

        Any old notes that are not exchanged for new notes under the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. In general, the old notes may be resold only:

  •
  to us or any of our subsidiaries;

  •
  inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act of 1933;

  •
  inside the United States to an institutional "accredited investor," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, or an "accredited investor" that, prior to the transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing various representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee;

  •
  outside the United States in compliance with Rule 904 under the Securities Act of 1933;

  •
  in reliance on the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available; or

  •
  under an effective registration statement under the Securities Act of 1933.

        Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the old notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the Securities Act of 1933 and that it acknowledges the transfer restrictions summarized above.

Resales of the New Notes

        We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff's position, we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that new notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. In order to receive new notes that are freely tradeable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act of 1933, of the new notes. Holders wishing to participate in the exchange offer must make the representations described in "—Procedures for Tendering Old Notes" above.

        Any holder of old notes:

  •
  who is our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

  •
  who did not acquire the new notes in the ordinary course of its business;

  •
  who is a broker-dealer that purchased old notes from us to resell them under Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933; or

  •
  who intends to participate in the exchange offer for the purpose of distributing, within the meaning of the Securities Act of 1933, new notes;

will be subject to separate restrictions. Each holder in any of the above categories:

  •
  will not be able to rely on the interpretations of the staff of the Securities Act of 1933 in the above-mentioned interpretive letters;

  •
  will not be permitted or entitled to tender old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of old notes, unless the sale is made under an exemption from such requirements.

        In addition, if you are a broker-dealer holding old notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of your new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those new notes. The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        Based on the position taken by the staff of the Securities and Exchange Commission in the interpretive letters referred to above, we believe that "participating broker-dealers," or broker-dealers that acquired old notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes, other than old notes that represent an unsold allotment from the original sale of the old notes, with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of the new notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer during the period referred to below in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a participating broker-dealer in connection with resales of the new notes. See "Plan of Distribution." However, a participating broker-dealer that intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under "—The Exchange Agent; Assistance." Any participating broker-dealer that is our "affiliate" may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

        Each participating broker-dealer that tenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the original issuance of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes, we will receive outstanding old notes in like original principal amount at maturity. All old notes received in the exchange offer will be canceled.

        We used the net proceeds of the original offering of the old notes, together with borrowings under our senior credit facilities and equity contribution received, to finance the Acquisition and Related Transactions. See "The Acquisition and Related Transactions."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2003 on an actual and as adjusted basis to give effect to the Acquisition and Related Transactions as if they had occurred on December 31, 2003. You should read this table in conjunction with the information set forth under "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Senior Credit Facilities" and our consolidated financial statements included elsewhere in this prospectus.

	As of December 31, 2003
	Actual	As Adjusted
	(in millions, unaudited)
Debt:
Existing senior credit facility	$14.0	$—
New senior credit facilities:
New revolving credit facility(1)	—	—
New term loan facility	—	110.0
Existing senior subordinated notes	99.7	—
Senior subordinated notes offered hereby	—	125.0

Total debt	113.7	235.0
Total stockholder's equity	48.8	122.0

Total capitalization	$162.5	$357.0

(1)
Total revolving credit facility availability of $20.0 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated balance sheet and condensed consolidated statement of operations are based on our historical financial statements contained elsewhere in this prospectus, adjusted to give pro forma effect to the Acquisition and Related Transactions and the payment of related fees and expenses, as if they had occurred on January 1, 2003.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statement information does not purport to represent what the results of operations or financial condition of us and our subsidiaries would actually have been had the Acquisition and Related Transactions and the payment of related fees and expenses in fact occurred on January 1, 2003, nor do they purport to project the results of operations or financial condition of us and our subsidiaries for any future period or date. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The information set forth below should be read together with the other information contained under the captions "The Acquisition and Related Transactions," "Capitalization," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our historical consolidated financial statements included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated statement of operations does not include certain costs and charges, consisting primarily of the write-off of deferred financing costs, recognizing a call premium on the existing notes and professional, advisory and financing fees incurred by us in connection with the Acquisition and Related Transactions, which are non-recurring; therefore, no corresponding pro forma adjustments have been made for such non-recurring costs and charges. While the exact timing, nature and amount of these costs are subject to change, management anticipates that a one-time charge of approximately $14.4 million ($8.9 million after tax) will be recorded in the quarter in which the Acquisition and Related Transactions are consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Event—Purchase Agreement for True Temper Corporation."

        We are a wholly owned subsidiary of True Temper Corporation. Our unaudited condensed consolidated pro forma balance sheet reflects, as an equity contribution, the push down of the $118.5 million equity contribution made by Gilbert Global in connection with the acquisition of True Temper Corporation plus $3.5 million of management rollover equity. The pro forma adjustments related to the purchase price allocation and financing of the acquisition are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The actual purchase accounting adjustments described in the accompanying notes will be made as of the closing date of the acquisition and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements. Revisions to the preliminary purchase price allocation and financing of the acquisition may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholder's equity, depreciation and amortization, interest expense and net income.

        The unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Acquisition and Related Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or any future period.

True Temper Sports, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(Dollars in thousands)

	For the year ended December 31, 2003
	Historical	Adjustments		Pro Forma
Net sales	$116,206	$—		$116,206
Cost of sales	69,470	—		69,470

Gross profit	46,736	—		46,736
Selling, general and administrative expenses	14,747	—		14,747
Business development and start-up costs	869	—		869

Operating income	31,120	—		31,120
Interest expense, net of interest income	13,017	3,371	(a)	16,388
Other expenses, net	132	—		132

Income before income taxes	17,971	(3,371)		14,600
Income taxes	7,113	(1,281	)(b)	5,832

Net income	$10,858	$(2,090)		$8,768

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(Dollars in thousands)

The unaudited pro forma condensed consolidated statement of operations gives effect to the following adjustments.

(a)
To reflect adjustments to interest expense as a result of (i) the increase in annual interest expense associated with the $125,000 of notes offered hereby assuming an annual interest rate of 8.375% per annum; (ii) the increase in annual interest expense associated with $110,000 of variable rate debt under the term loan portion of our new senior credit facilities assuming a LIBOR rate of 1.25% per annum; (iii) the increase in annual interest expense related to the commitment fee of 0.50% per annum and a letter of credit fee of 3.00% per annum associated with the $20,000 variable rate revolving credit portion of the new senior credit facilities; (iv) the increase in annual interest expense associated with the amortization of deferred financing costs incurred with the issuance of the new indebtedness described above; and (v) the elimination of annual interest expense associated with the repayment of our existing senior credit facility and our existing senior subordinated notes, along with the deferred financing costs associated with this debt.

Year Ended December 31, 2003
Interest expense on term loan (LIBOR plus 2.75% per annum)	$4,400
Interest expense (commitment fee on unutilized portion, and applicable letter of credit fee) on revolving credit facility	130
Interest expense on the notes offered hereby	10,469
Amortization of deferred financing costs	1,389
Elimination of both interest expense and amortization of deferred financing costs related to repaid debt	(13,017)

Net interest expense adjustments	$3,371

  The actual interest rates on the variable rate indebtedness incurred to consummate the Acquisition and Related Transactions could vary from those used to compute the above adjustment of interest expense. A 1/8% increase in these variable rates would increase interest expense as presented by approximately $138.

(b)
To reflect the tax effect of the pro forma interest adjustments, using a combined federal, state and foreign statutory tax rate of 38.0%.

True Temper Sports, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(Dollars in thousands)

	For the year ended December 31, 2003
	Historical	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$8,389	$(8,389	)(a)	$—
Receivables, net	15,612	—		15,612
Inventories	15,656	—		15,656
Deferred financing costs	651	(651	)(b)	1,297
		1,297	(c)
Prepaid expenses and other current assets	1,620	—		1,620

Total current assets	41,928	(7,743)		34,185
Property, plant and equipment, net	15,026	—		15,026
Goodwill, net	71,506	189,421	(d)	260,927
Deferred tax assets	47,902	999	(d)	56,398
		8,037	(c)
Deferred financing costs, net	2,348	(2,348	)(b)	7,578
		7,578	(c)
Other assets	906	—		906

Total assets	$179,616	$195,944		$375,560

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Current portion of long-term debt	$4,500	$(4,500	)(f)	$1,100
		1,100	(g)
Accounts payable	4,992	—		4,992
Accrued expenses and other current liabilities	8,675	(1,161	)(h)	7,514

Total current liabilities	18,167	(4,561)		13,606
Long-term debt less the current portion	109,230	(109,230	)(f)	233,900
		125,000	(g)
		108,900	(g)
Other liabilities	3,426	1,649	(i)	6,054
	—	979	(i)	—

Total liabilities	130,823	122,737		253,560
Stockholder's equity
Total stockholder's equity, net	48,793	73,207	(e)	122,000

Total liabilities and stockholder's equity	$179,616	$195,944		$375,560

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(Dollars in thousands)

The unaudited pro forma condensed consolidated balance sheet gives effect to the following adjustments.

(a)
To reflect the dividend of existing cash to our parent company, True Temper Corporation, prior to the transactions contemplated herein.

(b)
To reflect the write-off of deferred financing costs associated with the debt repaid.

(c)
To reflect the capitalization of deferred financing costs associated with the issuance of anticipated borrowings under our new senior credit facilities and new senior subordinated notes.

(d)
To reflect the purchase accounting adjustments required by SFAS No. 141, Business Combinations, as follows:

As of December 31, 2003
Purchase price	$342,000
Direct acquisition costs of purchaser	6,125
Debt issuance costs	8,875

Total consideration, acquisition and debt issuance costs	$357,000
Total assets (excluding cash)	$171,227
Add: Tax effect of certain transaction related items(1)	8,037
Less: Total liabilities (excluding indebtedness and accrued interest)	(15,932)
Write-off of existing deferred financing costs	(2,999)

Book value of net assets acquired	$160,333

Excess of purchase price over net asset value	$196,667

Preliminary allocation of excess purchase price over net asset value:
Deferred financing costs	$8,875
Adjustment to defined benefit pension liability	(1,649)
Adjustment to post-retirement medical liability	(979)
Tax effect of adjustments to pension and medical liability(2)	999
Allocation to goodwill	189,421

Total allocation	$196,667

  (1)
  Tax effect of certain transaction related items:

Call premium on existing notes	$5,423
Write-off of existing deferred financing costs	2,999
Stock option exercise	12,729

Total gross impact to net operating losses	$21,151
Effective tax rate	38.0%

Tax effect	$8,037

  (2)
  Tax effect of adjustments to pension and medical liability:

Adjustment to defined benefit pension liability (footnote (i) below)	$1,649
Adjustment to post-retirement medical liability (footnote (i) below)	979

Total gross impact to net operating losses	$2,628
Effective tax rate	38.0%

Tax effect	$999

        In calculating the pro forma allocation of excess purchase price over net asset value, the purchase price has been allocated on a preliminary basis. We are in the process of evaluating the fair value of tangible and intangible assets acquired and liabilities assumed. Therefore, the purchase price allocation is subject to adjustments. Furthermore, the purchase price herein does not reflect any adjustments in working capital, indebtedness and cash at the closing date. All of which could differ from the values on the historical balance sheet as of December 31, 2003.

(e)
To reflect the impact on stockholder's equity of the Acquisition and Related Transactions, as follows:

As of December 31, 2003
Equity contribution(1)	$122,000
Cash consideration paid to current stockholders	(130,349)
Excess of purchase price over net assets acquired	196,667
Direct acquisition costs of purchaser	(6,125)
Debt issuance costs	(8,875)
Call premium on existing notes	(5,423)
Write-off of existing deferred financing costs	(2,999)
Seller transaction expenses	(6,000)
Dividend to True Temper Corporation(2)	(93,726)
Tax effect of certain transaction related items(3)	8,037

Total adjustments to stockholder's equity	$73,207

Sources & Uses Summary:
Sources:
New revolving credit facility	$—
New term loan facility	110,000
Notes offered hereby	125,000
Equity contribution(1)	122,000

Total sources	$357,000

Uses:
Redeem existing senior credit facility(4)	$14,237
Repay existing senior subordinated notes(5)	106,077
Redeem True Temper Corporation's existing preferred stock	82,800
Repay True Temper Corporation's existing senior discount notes	2,537
Cash consideration paid to existing stockholders	130,349
Transaction expenses(6)	21,000

Total uses	$357,000

  (1)
  At closing, equity contributed will include amounts related to our management rollover equity, not directly disclosed in this pro forma condensed consolidated balance sheet.

  (2)
  Dividend to True Temper Corporation:

To redeem preferred stock	$82,800
To repay senior discount notes	2,537
Existing balance sheet cash	8,389

Total	$93,726

  (3)
  Tax effect of certain transaction related items:

Call premium on existing notes	5,423
Write-off of existing deferred financing costs	2,999
Stock option exercise	12,729

Total gross impact to net operating losses	$21,151
Effective tax rate	38.0%

Tax effect	$8,037

  (4)
  Total to repay existing indebtedness includes (i) principal of $14,000 and (ii) accrued interest of $237.

  (5)
  Total to redeem existing notes includes (i) principal of $99,730, (ii) accrued interest of $924 and (iii) call premium of $5,432.

  (6)
  Includes fees and expenses related to the Acquisition and Related Transactions, including initial purchasers' discounts related to the notes and fees payable to an affiliate of Gilber Global at closing.

(f)
To reflect the repayment of existing long-term debt and current maturities.

(g)
To reflect the issuance of anticipated borrowings under the new senior credit facilities of $110,000 (current and long-term portions) and the new senior subordinated notes offered hereunder of $125,000.

(h)
To reflect the payment of $1,161 in interest payable, included in accrued expenses as of December 31, 2003, associated with the debt repaid.

(i)
To reflect the increase to our defined benefit pension liability and post-retirement medical liability of $1,649 and $979, respectively, associated with required purchase accounting adjustments to record unrecognized actuarial losses.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected financial data presented below as of the end of and for the years in the five-period ended December 31, 2003, have been derived from our audited consolidated financial statements. The consolidated financial statements as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003, and the audit report thereon, are included elsewhere in this prospectus. The selected historical financial data as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 are not included elsewhere in this prospectus. The following financial information is not necessarily indicative of the operating results to be expected in the future and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	Year Ended December 31,
	1999	2000	2001	2002	2003
	(dollars in thousands)
Statement of Operations Data:
Net sales	$92,215	$110,636	$111,083	$107,401	$116,206
Gross profit(1)	36,131	45,254	43,348	42,240	46,736
Selling, general and administrative expenses	15,156	16,899	14,963	13,578	14,747
Amortization of goodwill(2)	2,701	2,701	2,695	—	—
Impairment of long-lived assets(3)	—	1,053	—	—	—
Business development and start-up costs(4)	—	—	—	312	869
Restructuring charges(5)	622	7	—	—	—
Loss on early extinguishment of long-term debt(6)	—	—	—	777	—
Operating income (loss)	17,652	24,594	25,690	27,573	31,120
Interest expense, net of interest income	14,341	13,693	12,660	12,236	13,017
Other expenses (income), net	(9)	56	(2)	93	132
Income before income taxes	3,320	10,845	13,032	15,244	17,971
Provision (gain) for income taxes(7)	2,318	5,218	(11,539)	5,992	7,113
Net income	$1,002	$5,627	$24,571	$9,252	$10,858
Balance Sheet Data:
Cash	$6,427	$4,168	$8,177	$7,070	$8,389
Total assets	186,963	175,888	189,330	183,380	179,616
Total debt(8)	136,405	118,405	116,504	124,730	113,730
Consolidated total debt(9)	165,044	147,299	145,398	130,793	116,193
Total stockholder's equity	35,881	40,320	61,303	43,068	48,793

(1)
Gross profit includes the effect of the union contract ratification bonus payments totaling $400 and $683 for the years ended December 31, 1999 and 2003, respectively.

(2)
We adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Accordingly, goodwill amortization ceased as of that date. We have performed an impairment evaluation on its goodwill balances annually since that date, with no impairment charges required. See note 2 to our consolidated financial statements contained elsewhere in this prospectus.

(3)
Impairment of long-lived assets charge of $1,053 during 2000 relates to a write-down in carrying value of an annealing furnace at our Amory, Mississippi steel shaft facility.

(4)
Business development and start-up costs relate to the establishment of our new composite shaft manufacturing facility in Guangzhou, China. These costs are expensed as incurred and are comprised of travel, consulting, legal and other professional services, personnel recruiting and compensation, facility rent and other start-up business costs.

(5)
Restructuring charges relate to the costs associated with the consolidation and integration of our graphite golf shaft manufacturing operations from two separate facilities into one centralized location. During 1999 and 2000, we transitioned the graphite golf shaft production at our Olive Branch, Mississippi facility into our El Cajon, California facility.

(6)
Loss on early extinguishment of long-term debt relates to the refinancing of our bank credit facility as of December 31, 2002, and consist primarily of the write-off of deferred financing costs associated with our original bank credit facility.

(7)
Provision for income taxes in the year ended December 31, 2001 includes an adjustment associated with the elimination of a valuation allowance on deferred tax assets totaling $17,644.

(8)
Total debt includes long-term debt and current maturities of long-term debt, and excludes capital leases. The increase in total debt at December 31, 2002 is associated with a refinancing effective as of that date. As part of the refinancing, we took out term loans totaling $25,000, the proceeds of which were used to retire senior discount notes at our parent company, True Temper Corporation.

(9)
Consolidated total debt is equal to total debt, as defined in footnote (8) above, plus the net additional indebtedness (net of cash on hand) of True Temper Corporation of $28,639, $28,894, $28,894, $6,063 and $2,463 as of December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

Company Overview

        We are a wholly owned subsidiary of True Temper Corporation and a leading designer, manufacturer and marketer both steel and composite graphite golf shafts for original equipment manufacturers and distributors in the golf equipment industry. In addition, we produce and sell a variety of performance sports products that offer high strength and tight tolerance components produced with steel alloys and composite carbon fiber graphite materials for the bicycle, hockey and other recreational sports markets. In 2003, golf shaft net sales represented 94% of total net sales, and performance sports net sales represented 6%.

Year in Review—2003

        2003 was a landmark year for us as we generated record sales and operating income. These results were impressive in light of the recent soft economic environment and in comparison to the results of many of our competitors within the golf industry. For us, the events and milestones during 2003 provided another illustration of how our focus on key business strategies and new products yield improved operating results and opportunities for future growth.

Industry Overview & Golf Equipment Sales

        The most recent golf industry statistics provide some guidance in evaluating the industry overall. According to the National Golf Foundation and several other sources, the estimated total number of golfers in the United States increased between 2001 and 2002 and leveled off during 2003. Despite this increase, according to Golf Datatech, the number of rounds played in the United States declined 2.6% versus 2002. We believe, based on a recent National Golf Foundation survey, this decline in playing activity has been partially caused by the economic concerns of consumers during the last couple of years.

        We believe that the decline in playing activity has been countered by sales growth rates in most golf club categories as reported by the leading original golf equipment manufacturers. According to industry data, unit sales for drivers and fairway woods increased 4.5% in 2003, while the unit sales for irons, wedges and putters collectively increased 7.2% from 2002. These increases are also consistent with the single digit sales growth rates for the same golf club categories at the retail level.

        In general we find that the golf industry is becoming more global in nature and that certain major U.S. brands are gaining worldwide brand recognition and consumer preference. We believe this trend has been accelerating in recent years and continues to drive industry consolidation. In 2003, a number of the leading original golf equipment manufacturers acquired reputable brand name competitors. We believe this consolidation will continue as the leading brands attempt to expand their line of product offerings and extend their brand presence around the world. We believe this trend is a positive indicator for us as a global market leader and as a partner with many of these major industry participants.

Company Highlights

        During 2003, we introduced several new products which generated incremental sales growth in a number of our major product categories. Grafalloy Blue was launched in 2003 as a new breakthrough graphite shaft designed for today's oversized metal woods. This product has been tremendously successful and players using this product have already recorded victories on the PGA, Nationwide,

Champions, and European Tours. In addition our recently introduced TX-90 brand of super light-weight steel shafts sold very well under the True Temper brand and as a co-branded stock product for programs with several of our top original equipment manufacturer customers. The performance of these products plus many others within our golf and performance sports segments helped us to generate 35% of our 2003 net sales from products introduced during the last two years.

        Our focus on new products was also evident in the growth of our net sales from our Performance Sports business. In 2003, our net sales from our Performance Sports business increased 39%, or $1.9 million to $6.5 million in 2003 from $4.6 million in 2002. This growth was driven by the market penetration for both our hockey stick products, and component bicycle parts in the high end bicycle market, along with market demand for certain niche products in this segment.

        Finally, in 2003, we celebrated the grand opening of our new composite graphite production facility in southern China where we commenced production operations during the fourth quarter. We believe this production facility in China, along with our distribution warehouse in Hong Kong, will enable us to support our global customer base with a logistical product supply and allow us to expand our product offering to meet customer needs in markets around the world.

Outlook for 2004

        In 2004, we plan to expand and enhance our position within the golf market and grow our presence in the performance sports markets for hockey sticks and quality composite high end bicycle components.

        In keeping with this plan we have recently developed and launched several new products for 2004, including:

  •
  Grafalloy ProLaunch, a graphite shaft designed with today's high performance heads and low-spin balls to help players achieve optimal launch conditions to reduce ball spin and maximize distance;

  •
  TX Tour, a tour version of TX-90 which offers a Superlite steel iron shaft with playing characteristics targeted towards the low handicap golfer;

  •
  Crossfire, an ultra light alloy shaft which was developed specifically for hybrid clubs and fairway woods;

  •
  A new series of composite bicycle handlebars for road and mountain bikes under the Alpha Q brand name; and

  •
  A composite bicycle seat post co-branded with the Alpha Q and ProLite brand names.

        Even though participation rates for rounds of golf played have sustained an overall decrease in recent years, we believe that the positive increases in the last three months of calendar 2003 compared to the same period in 2002 provides some grounds for optimism that participation rates have begun to rebound. We also believe that if the economic enviornment improves and unemployment rates decline this should help to fuel sales growth in many of the sporting goods categories in which we participate.

        Although we expect that these macro trends will favorably benefit our business, such outcomes are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. For instance, a recent trend toward shorter lead times in our customers' ordering patterns has reduced our ability to predict future sales. Although we believe that our expectations are reasonable, we do not know whether our expectations will prove correct. Our actual future results may vary materially as a result of various risks and uncertainties, including but not limited to, a reduction in discretionary consumer spending, risks relating to our international expansion, including our unfamiliarity with foreign laws and regulations and generally unfavorable political conditions in the international markets in which we seek to expand and a general downturn in the economy. See "Forward—Looking Statements."

Results of Operations

        The following table sets forth the components of net income as a percentage of net sales for the periods indicated:

	For the Years Ended December 31,
	2003	2002	2001
Net sales	100.0%	100.0%	100.0%
Cost of sales	59.8	60.7	61.0
Gross profit	40.2	39.3	39.0
Selling, general and administrative expenses	12.7	12.6	13.5
Amortization of goodwill	—	—	2.4
Business development and start-up costs	0.7	0.3	—
Loss on early extinguishment of debt	—	0.7	—
Operating income	26.8	25.7	23.1
Interest expenses, net of interest income	11.2	11.4	11.4
Other expenses, net	0.1	0.1	0.0
Earnings before income taxes	15.5	14.2	11.7
Income taxes (benefit) expense	6.1	5.6	(10.4)
Net income	9.3%	8.6%	22.1%

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

        Net sales for 2003 increased $8.8 million, or 8.2%, to $116.2 million from $107.4 million in 2002. Net sales of golf shafts increased by $7.0 million to $109.8 million in 2003 from $102.8 million in 2002. The consolidated change in golf shaft sales was generated by the following drivers in each of our three major product categories:

  •
  Sales for premium grade steel golf shafts increased as more original golf equipment manufacturers introduced light-weight steel shafts as the stock component shaft in their new product launches. The light-weight steel products have received favorable acceptance from the marketplace as they combine the lighter weight benefits of graphite shafts with the consistent performance of steel material. In addition, we believe we have gained market share in the premium steel category as one of our competitors struggled to satisfy their customer delivery and quality requirements;

  •
  In 2003, we introduced a new line of graphite shafts known as Grafalloy Blue. This shaft is an ultra-light graphite shaft designed specifically for today's oversized drivers and incorporates a patent pending micro-mesh tip technology to deliver the optimum combination of tip stability and energy transfer for the big heads on drivers sold by many of the major original golf equipment manufacturers. The product performed well and was used by several winners on the professional tours, helping to grow our graphite golf shaft sales by double digit rates between 2002 and 2003; and

  •
  The revenue gains in both the premium steel and graphite shaft categories were somewhat offset by a decline in the sales of commercial grade steel shafts. Commercial grade steel shafts are used in the assembly of opening price point golf club sets that are distributed through mass channel retail stores. These products are sold to entry-level players or lower income consumers who we believe were particularly affected by the recent sluggish economy.

        Performance sports net sales increased by $1.9 million to $6.5 million in 2003 from $4.6 million in 2002. This growth was driven by the market penetration for both our hockey stick products and component bicycle parts in the high end bicycle market. In addition, market demand drove increased net sales for certain niche products within this category.

        Net sales to our international customers increased $6.4 million, or 21.0%, to $36.6 million in 2003 from $30.3 million in 2002. During the last several years, many North American original equipment manufacturers have elected to outsource their golf club assembly to third party producers in China. This trend continued in 2003 as our exports into China increased significantly to support the migration of club assembly into the region. In addition, net sales from our international operations benefited from an improvement in foreign currency exchange rates between years, and from improved unit sales volumes in the United Kingdom as we shared in the improved market penetration of our existing original golf equipment manufacturing customers.

        Gross Profit for the year increased $4.5 million, or 10.6%, to $46.7 million in 2003 from $42.2 million in 2002. Gross profit as a percentage of net sales increased to 40.2% from 39.3% the prior year. The increase in gross profit margin was generated by several positive factors, including:

  •
  An improved sales mix towards higher margin products such as light-weight steel and Grafalloy Blue;

  •
  The favorable impact of foreign currency exchange rates in the United Kingdom, Japan and Australia; and

  •
  Favorable leverage on fixed manufacturing costs from increased sales volumes and productivity improvements on maturing new products.

These positive contributors to margin enhancement were somewhat offset by:

  •
  Increased costs for natural gas;

  •
  Increased costs for employee healthcare benefits, and

  •
  The impact of a $683,000 ratification bonus paid to the hourly employees represented by the United Steelworkers of America relating to a new four year collective bargaining agreement effective July 1, 2003 and expiring on June 30, 2007.

Excluding the cost of the union ratification bonus, gross profit for 2003 would have increased by $5.2 million, or 12.3%, from 2002, and gross profit as a percentage of net sales would have increased to 40.8% from 39.3%.

        Selling, General and Administrative Expenses for the year increased approximately $1.2 million, or 8.6%, to $14.7 million in 2003 from $13.6 million in 2002. As a percentage of net sales, selling, general and administrative expenses increased to 12.7% in 2002 from 12.6% the prior year. Selling, general and administrative spending increased between years to fund additional personnel costs for sales and marketing efforts and to record increased performance based management programs.

        Business Development and Start-Up Costs in 2003 were $0.9 million. This amount is comprised of travel, professional and legal fees, personnel recruiting and compensation, facility rent, shipping and installation of equipment, and other start up business costs relating to opening a composite manufacturing operation in southern China, which are expensed as incurred. These costs increased compared to the prior year as we hired local personnel, initiated rental payments, and began incurring costs incidental to initial training and operations.

        Operating Income in 2003 increased by $3.5 million, or 12.9%, to $31.1 million from $27.6 million in 2002. Effective January 1, 2002 we adopted Statement 145, Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, and as such its loss on the early extinguishment of debt in 2002 was recorded as a component of operating income. In 2002, we refinanced our existing 1998 bank credit facility with a new loan agreement, the 2002 bank credit facility. As a result we wrote off the remaining unamortized deferred financing costs associated with the 1998 bank credit facility. We did not extinguish debt in 2003. Excluding the effects of the union ratification bonus in 2003, the loss on early extinguishment of debt in 2002 and business development and start-up costs in both 2003 and 2002, operating income for 2003 would have increased by

$4.0 million, or 14.0% from 2002 and operating income as a percentage of net sales would have increased to 28.1% from 26.7%. The remainder of the change in operating income reflects the changes described above in sales, gross profit and selling, general and administrative expenses.

        Interest Expense for the year increased by $0.8 million, to $13.0 million in 2003 from $12.2 million in 2002. The increase was generated from a higher average outstanding balance of our term bank debt between periods partially offset by the lower weighted average interest rates on our variable rate debt between years. At the end of 2002, we restructured our consolidated debt for both us and our parent company, True Temper Corporation, by entering a the 2002 bank credit facility loan agreement for us and using the proceeds to issue dividends to True Temper Corporation, which True Temper Corporation then used to retire principal amounts on True Temper Corporation's outstanding senior discount notes.

        Income Tax expense increased by $1.1 million, to $7.1 million in 2003 from $6.0 million in 2002. The effective tax rate during these periods differs from a federal statutory rate of 34% due primarily to the incremental tax rate for state and foreign income tax purposes.

        Net Income for the year 2003 increased to $10.9 million from $9.3 million in 2002, and reflects the impact of the changes described above.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        Net sales for 2002 decreased $3.7 million, or 3.3%, to $107.4 million from $111.1 million in 2001. Net sales of golf shafts decreased by $3.6 million to $102.8 million in 2002 from $106.3 million in 2001. This decrease was driven primarily by reduced sales of our multi-material golf shaft product line, which was introduced during the first quarter of 2001. The sales generated during 2001 were magnified by the initial sales to original golf equipment manufacturers and distributors to fill the supply chain, as well as the industry-wide interest generated by the nature of this new product offering. However, in 2002 demand for the multi-material shafts declined as original golf equipment manufacturers and distributors focused on lighter-weight 100% graphite shafts to accommodate the heavier and bigger golf club heads coming to market. The decline in sales of multi-material golf shafts and other shafts was partially offset by the increase in our sales of premium grade steel shafts which have strengthened with the introduction of our new lighter weight steel products and the year over year industry wide increase in unit sales for both putters and wedges.

        Performance sports net sales decreased slightly to $4.6 million in 2002 from $4.8 million in 2001. This decrease reflects our decision to exit certain lower margin steel tubing markets and was partially offset by increased sales of bicycle and hockey products.

        Net sales to our international customers increased approximately $6.8 million, or 29.1%, to $30.3 million in 2002 from $23.4 million in 2001. This increase was driven primarily by increased unit sales volume in premium grade steel shafts which have strengthened with the introduction of new lighter weight steel products. In addition, export sales have grown with the continued shift of golf club assembly operations to Southeast Asia. Lastly, we recognized approximately $0.4 million in higher sales from favorable changes to foreign currency exchange rates over the course of 2002.

        Gross Profit for the year decreased approximately $1.1 million, or 2.6%, to $42.2 million in 2002 from $43.4 million in 2001. Gross profit as a percentage of net sales increased to 39.3% from 39.0% the prior year. This slight increase in gross profit as a percentage of net sales was driven by several factors, including a favorable shift in the mix of sales to higher margin products, the positive impact from changes in foreign currency exchange rates between the US dollar and other currencies and decreases in the cost of natural gas. These favorable factors were somewhat offset by increased costs for employee medical benefits, pension expense, inventory valuation adjustments and other inflation factors.

        Selling, General and Administrative Expenses for the year decreased $1.4 million, or 9.3%, to $13.6 million in 2002 from $15.0 million in 2001. As a percentage of net sales, selling, general and administrative decreased to 12.6% in 2002 from 13.5% the prior year. This decrease was driven primarily by a $1.5 million decrease in promotional advertising expenses. In 2001, we incurred significant advertising and promotional expenses to promote our new BiMatrx products. This promotion effort included a national television advertising program. As we entered 2002, recognizing the challenging economic environment, we decided to reduce our promotional spending for the year.

        Business Development and Start-Up Costs in 2002 were $0.3 million. This amount is comprised of travel, consulting, legal, personnel recruiting and other start up business costs relating to opening a composite manufacturing operation in southern China.

        Loss on Early Extinguishment of Long-Term Debt was $0.8 million. We elected to adopt Statement 145, Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, as of January 1, 2002, and as such its loss on the early extinguishment of debt in 2002 was recorded as a component of operating income. In the fourth quarter of 2002, we refinanced our existing bank credit facility with a new term loan agreement. As a result we wrote off the remaining unamortized deferred financing costs associated with our 1998 bank credit facility. We did not extinguish debt in 2001 or 2000.

        Operating Income in 2002 increased by $1.9 million, or 7.3%, to $27.6 million from $25.7 million in 2001. Operating income as a percentage of net sales increased to 25.7% in 2002 from 23.1% in 2001. Effective January 1, 2002, we adopted FASB No. 142, Goodwill and Other Intangible Assets, which requires us, among other things, to discontinue the amortization of our goodwill. In 2001, goodwill amortization was $2.7 million. Excluding the effects of goodwill amortization in 2001, the loss on early extinguishment of debt and business development and start-up costs in 2002, operating income for 2002 would have increased by $0.3 million, or 1.0% from 2001 and operating income as a percentage of net sales would have increased to 26.7% from 25.6%. The remainder of the change in operating income reflects the changes described above in sales, gross profit and selling, general and administrative expenses.

        Interest Expense for the year decreased by approximately $0.4 million, to $12.2 million in 2002 from $12.7 million in 2001. The decrease was generated from the decline in the average outstanding balance of our term bank debt between periods and the lower weighted average interest rates on our variable rate debt between years.

        Income Tax expense changed by $17.5 million, to a $6.0 million expense in 2002 from an $11.5 million benefit in 2001. In 2001, we determined it was more likely than not we would realize the tax benefit of its deferred tax assets and eliminated its $17.6 million valuation allowance recorded against its deferred tax assets. The effective tax rate during these periods differs from a federal statutory rate of 34% due primarily to the incremental tax rate for state and foreign income tax purposes, and in 2001 the pre-tax income added back for the non-deductible portion of goodwill amortization and the elimination of the valuation allowance on deferred tax assets.

        Net Income for the year 2002 decreased to $9.3 million from $24.6 million in 2001, and reflects the impact of the changes described above.

Liquidity & Capital Resources

        The following table shows cash flow activity by source.

	2003	2002
Net cash provided by operating activities	$21,402	$19,903
Net cash used in investing activities	(3,460)	(1,164)
Net cash used in financing activities	(16,623)	(19,846)

General

        At the beginning of 2002 we had a senior bank credit facility ("1998 bank credit facility") which included a $20.0 million non-amortizing revolving credit facility with funds available on a revolving basis through September 30, 2004, a $10.0 million term A loan due in 2004 and a $27.5 million term B loan due in 2005.

        In the fourth quarter of 2002, we refinanced our existing 1998 bank credit facility and obtained a new senior bank credit facility ("2002 bank credit facility"). On December 31, 2002 we entered into the 2002 bank credit facility which includes a $15.0 million non-amortizing revolving credit facility, and a $25.0 million term loan. Amounts under the revolving terms of the 2002 bank credit facility are available on a revolving basis through December 31, 2007. The term loan requires quarterly cash interest and principal payments which began in March 2003 and continue through December 2007 as more fully outlined in note 8 to our consolidated financial statements located elsewhere in this prospectus.

        We used the proceeds from this loan to pay a dividend to True Temper Corporation to enable True Temper Corporation to repay a portion of the outstanding principal on its senior discount notes which carry a 13.25% Pay-In-Kind interest rate or a 12.25% cash interest rate. In 2002, we paid True Temper Corporation a total dividend of $27.1 million. True Temper Corporation used the proceeds of this dividend to make the following payments related to its senior discount notes: paid $3.6 million for cash payment for interest, repaid $22.4 million against the accreted principal balance due, and paid $1.1 million as an early redemption call premium.

        In addition, as of December 31, 2003, we had $99.7 million in 10 7/8% Senior Subordinated Notes Due 2008 (the "existing notes") outstanding. The existing notes require cash interest payments each June 1 and December 1. The cash interest payments began on June 1, 1999. The existing notes are redeemable at our option, under certain circumstances and at certain redemption prices, beginning on December 1, 2003.

        Both the 2002 bank credit facility and the existing notes contain covenants and events of default, including substantial restrictions and provisions which, among other things, limit our ability to incur additional indebtedness, make acquisitions and capital expenditures, sell assets, create liens or other encumbrances, make certain payments and dividends, or merge or consolidate. The 2002 bank credit facility also requires us to maintain certain specified financial ratios and tests, including minimum EBITDA levels, minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios. At December 31, 2003 we were in compliance with all of the covenants in both the 2002 bank credit facility and the existing notes. Furthermore, the 2002 bank credit facility requires certain mandatory prepayments including payments from the net proceeds of certain asset sales and a portion of our excess cash flow.

        In connection with the Acquisition and Related Transactions, we plan to redeem the outstanding existing notes, repay the outstanding principal balance on our 2002 bank credit facility, repay the outstanding principal balance on the True Temper Corporation senior discount notes, pay any call or redemption premiums on these instruments, and pay for any accrued interest expenses through the date on which these debt obligations are redeemed and paid in full. The repayment of these debt obligations will occur on the date when the Acquisition and Related Transactions close and will be funded with the proceeds of the issuance of new notes and borrowings under new senior credit facilities, as described below under "Subsequent Events." See "The Acquisition and Related Transactions" and "The Senior Credit Facilities."

Discussion of Cash Flows for Years Ended December 31, 2003 and 2002

        Cash provided by operating activities increased by $1.5 million to $21.4 million in 2003 from $19.9 million in 2002. This growth was generated by a $1.6 million increase in our net income, which was partially offset by a slight increase in working capital requirements.

        We used $3.5 million to invest in property, plant and equipment in 2003 compared to the $1.2 million we spent in 2002. The capital expenditures in 2003 included approximately $800,000 in leasehold improvements and supplemental equipment purchases for our new composite graphite manufacturing facility in China.

        In 2003, we repaid $11.0 million of principal on our 2002 bank credit facility. In 2002, we repaid the remaining $16.5 million principal balance of our 1998 bank credit facility. Effective December 31, 2002, we refinanced our 1998 bank credit facility as more fully described in note 8 to our consolidated financial statements located elsewhere in this prospectus. Under the terms of our 2002 bank credit facility, we are required to pay $4.5 million in scheduled principal payments during 2004.

        In 2003, we declared and made four quarterly dividends to our parent company, True Temper Corporation, totaling $5.2 million. These funds were used by our parent company to make quarterly interest payments on its senior discount notes, and to voluntarily repay a portion of the principal totaling $4.0 million. In 2002, we declared and paid dividends to our parent company of $27.1 million to make quarterly interest payments on its senior discount notes and to voluntarily repay a portion of the outstanding principal.

        In addition, in the first quarter of 2002, we repurchased $0.3 million of our existing notes in an open market repurchase program.

Discussion of Cash Flows for Year Ended December 31, 2001

        Cash provided by operating activities decreased to $12.2 million in 2001 from $20.6 million the prior year. This decline was driven by a $7.5 million increase in cash required for working capital needs, mostly resulting from a $3.5 million increase in the year end trade accounts receivable balance between 2000 and 2001, plus a $5.7 million decrease in accounts payable and other liabilities between 2000 and 2001.

        We used $2.3 million in 2001 for investing activities, of which $2.0 million was used for the purchase of property plant and equipment and $0.3 million was used to purchase the production assets and intellectual property rights from Advanced Materials Engineering ("AME"). AME is a designer and manufacturer of composite carbon bicycle forks for use in high-end road bicycles under the Alpha Q brand name.

        In 2001, we repaid $1.9 million of the principal on our 1998 bank credit facility.

Existing Contractual Cash Obligations

        The following table reflects our contractual cash obligations for long-term debt, capital and operating leases existing as of December 31, 2003:

	Total	2004	2005 through 2006	2007 through 2008	Thereafter
Long-Term Debt(1)	$113.7	$4.5	$9.5	$99.7	$—
Operating Leases	3.8	1.0	1.7	1.1	—
Purchase Commitments(2)	0.7	0.7	—	—	—

Total(3)	$118.2	$6.2	$11.2	$100.8	$—

(1)
Our long-term debt agreements contain customary change of control provisions that could, under certain circumstances, cause accelerated debt repayment.

(2)
Amount represents the purchase commitments of natural gas and nickel used in the manufacture of steel golf shafts at our Amory, Mississippi facility.

(3)
This table does not include our future obligations related to our funding of our pension benefits.

        In addition to the debt service obligations for principal and interest payments, our liquidity needs largely relate to working capital requirements and capital expenditures for machinery and equipment. We intend to fund our current and long term working capital, capital expenditure and debt service requirements through cash flow generated from operations. However, since there can be no assurance of future performance, as of December 31, 2003 we have the $15.0 million revolving credit facility available for future cash requirements. The maximum amount we may use of the $15.0 million revolving credit facility is limited by the financial covenants contained within the 2002 bank credit facility. See note 8 to our consolidated financial statements located elsewhere in this prospectus for further discussion of the 2002 bank credit facility issued on December 31, 2002.

        In addition to the contractual cash obligations noted in the table above, we also have a management services agreement with the principle common stock holder in our parent company, which requires the payment of an annual advisory fee of $0.5 million.

        Depending on the size, any future acquisitions, joint ventures, capital expenditures or similar transactions may require significant capital resources in excess of cash provided from operations, and potentially in excess of cash available under the revolving credit facility. There can be no assurance that we will be able to obtain the necessary capital under acceptable terms, from creditors or other sources that will be sufficient to execute any such business investment or capital expenditure.

Subsequent Events—Purchase Agreement for True Temper Corporation

        On March 15, 2004, TTS Holdings LLC, a new company formed by Gilbert Global, closed its acquisition of our direct parent company, True Temper Corporation, pursuant to which TTS Holdings LLC and certain members of our senior management purchased all of the outstanding shares of capital stock of True Temper Corporation. In connection with this acquisition of True Temper Corporation, we repaid our 2002 bank credit facility and redeemed our then existing notes. The acquisition, the repayment of our 2002 bank credit facility and the redemption of our existing notes was financed with the net proceeds of the old note offering, initial borrowings under our new senior credit facilities and an equity contribution by Gilbert Global and members of our senior management to TTS Holdings LLC. See "The Acquisition and Related Transactions".

        Since the Acquisition and Related Transactions were consummated our new debt structure includes (i) a $20.0 million revolving credit capacity with similar features to the $15 million revolving credit facility under our 2002 bank credit facility, (ii) a $110.0 million term loan facility with similar features to the $25.0 million term loan facility under our 2002 bank credit facility, and (iii) $125.0 million of old notes issued to finance a portion of the Acquisition and Related Transactions.

For a discussion of the terms of our new senior credit facilities and the new senior subordinated notes to be issued in this offering, see "The Senior Credit Facilities" and "Description of the Notes."

        The proceeds from the offering of the new notes and borrowings under the new senior credit facilities were used to redeem the then outstanding existing notes, including accrued and unpaid interest and redemption premium. A portion of the remaining proceeds were used to pay transaction fees and expenses and to purchase a portion of the shares of preferred and/or common stock held by existing owners of True Temper Corporation.

        We plan to use our existing cash and cash provided from future operations, if any, as allowed within the covenants of our new debt obligations to:

  •
  Repay the principal on any term bank debt; and/or

  •
  To make additional investments in the business for growth, which may include, among other things, capital expenditures, business acquisitions, and/or expenditures for business development and expansion in China.

        We will pay a management fee to the new principle common stockholder as compensation for management services that the new owner provides. The terms and condition of this agreement are similar to our previous management services agreement.

Seasonality

        In general, the component supplier sales to golf equipment companies and distributors are seasonal, and tend to precede the warm weather golf season. However, there are exceptions, especially for those suppliers that sell to the high volume opening price point golf club manufacturers who sell their product through mass channel retail stores and generate strong volumes during the holiday gift-giving season. Our business does experience some seasonal fluctuations, based on a five year average, approximately 55% of our net sales are generated in the first half of the year, and the remaining 45% of our net sales are generated in the second half.

Inflation

        As a general rule we do not believe inflation has had a material impact on our historical results of operations, as we experience inflation trends that are consistent with the national averages and probably similar to other domestic manufacturers.

        Nonetheless, as noted in our earlier disclosure regarding the changes in gross profit between 2002 and 2003, we experienced an increase in the cost of natural gas we use for our steel plant operations in Amory, Mississippi in 2003, when the average cost of natural gas delivered to our Amory plant increased by 34% compared to the average price we paid for delivered gas in 2002. Based upon current market prices and purchases of natural gas contracts for 2003, we expect natural gas costs to increase again during 2004.

        In addition, during 2003, we recognized an increase in insurance premiums for our employee health benefits coverage. The health insurance premiums for one of our plans, covering a majority of our employees, increased consistent with the overall national average or healthcare coverage. We expect that our increases in health benefit costs will again equal the national average in 2004.

Deferred Tax Assets

        In conjunction with the leveraged recapitalization and the issuance of our existing notes in 1998, we recognized an increase in our deferred tax assets, since the recapitalization was treated as a taxable business combination for federal and state income tax purposes. This resulted in a step-up in our tax basis. This step-up in tax basis provided approximately $185.6 million in future tax deductions and a reduction of approximately $52.9 million in future tax payments over the 15 year period beginning with 1998, net of a valuation reserve of approximately $17.6 million that was established in 1998 when the recapitalization occurred. We elected to make a Section 338(h)(10) election under the Internal Revenue Code resulting in an anticipated annualized cash tax benefit of approximately $4.7 million, if fully utilized.

        In the fourth quarter of 2001, after considering the our historical financial performance for the preceding three years, and other available evidence, we determined that it was more likely than not that we would realize the tax benefit of all of our deferred tax assets. As a result, our valuation allowance on our deferred tax assets was eliminated with the change in the valuation allowance recorded as a deferred tax benefit.

        See note 9 to our consolidated financial statements, included elsewhere in this prospectus, for a more complete discussion of our deferred tax asset.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires the appropriate application of certain accounting policies, many of which require our management to make estimates and assumptions about future events and their impact on amounts reported in the financial statements and accompanying notes. Since future events and their impact cannot be determined with absolute certainty, the actual results will inevitably differ from our management's estimates. Such differences may be material to the financial statements.

        We believe that our application of accounting policies, and the estimates inherently required therein, are reasonable under the circumstances. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

        Our accounting policies are more fully described in note 2 to our consolidated financial statements located elsewhere in this prospectus. We have identified certain critical accounting policies which are described below.

        Revenue Recognition.    We derive substantially all of our revenue from the sales of golf shafts and performance sports products. Revenue is recognized when all of the following conditions exist: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the revenue amount is determinable and (iv) collection is reasonably assured. Liabilities are established for estimated returns, allowances, and discounts at the time revenue is recognized.

        Impairment of Long-Lived Assets, Including Goodwill.    We account for long-lived assets in accordance with the provisions of Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement 144) and evaluates our goodwill for impairment under Statement No. 142, Goodwill and Other Intangible Assets (Statement 142). We evaluate our goodwill for impairment on an annual basis. We periodically evaluates our long-lived assets, including goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions, and legal factors. The valuation of our long-lived assets, including goodwill requires us to use our judgment in evaluating these indicators.

        In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

        Valuation for Deferred Income Taxes.    Our financial statements include an estimate of income taxes assessed in each legal jurisdiction in which we operate. These income taxes include both a current payable amount, as well as a deferred portion which results from a variety of temporary book versus tax treatment differences. These differences result in deferred tax assets and liabilities, which are included in our balance sheet. Once established, any deferred tax asset must be evaluated to determine the likelihood that we will generate sufficient future taxable income to utilize the full amount. When facts and circumstances warrant, we establish, increase or reduce valuation allowances associated with deferred tax assets in order to reflect which assets meet the more likely than not realizability test.

Impact of Recently Issued Accounting Standards

        In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. We also record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. We are required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have a material effect on our financial statements.

        In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements Nos. 4 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which will affect income statement classification of gains and losses from extinguishment of debt. Statement 145 considers extinguishment of debt a risk management strategy by the reporting entity and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB 30), unless the debt extinguishment meets the unusual in nature and infrequency of occurrence criteria in APB 30. Statement 145 is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. We elected to adopt Statement 145 as of January 1, 2002, and as such our loss on the early extinguishment of debt in 2002 was recorded as a component of operating income. We did not extinguish debt in 2001.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires all companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on our financial statements.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. This Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on our financial statements. The disclosure requirements were effective for financial statements of interim and annual periods ending after December 15, 2002.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. We currently do not have a stock option plan consequently Statement No. 148 does not apply.

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. We will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. The adoption of FIN 46R is not expected to have a material effect on our consolidated financial condition or results of operations taken as a whole.

        In April 2003, the FASB issued Statement No. 149, Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 149"). Statement 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement 149 is effective for contracts entered into or modified after June 30, 2003. The impact of adopting Statement 149 did not have a material impact to our consolidated financial condition or results of operations taken as a whole.

        In May 2003, the FASB Issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("Statement 150"). Statement 150 requires issuers to classify as liabilities (or assets in some circumstances) financial instruments within the scope of the statement that embody obligations for the issuer. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The impact of adopting Statement 150 did not have a material impact to our consolidated financial condition or results of operations taken as a whole.

Qualitative and Quantitative Disclosures About Market Risk

  Interest Rate Sensitivity

        The table below provides information about our debt obligations as of December 31, 2003 that are sensitive to changes in interest rates. The table presents cash flows and related weighted average interest rates by expected maturity dates (dollars in millions).

	Expected Maturity Date
LONG TERM DEBT	2004	2005	2006	2007	2008	There- after	Total	Fair Value
Fixed Rate 10.875% Senior Subordinated Notes	$—	$—	$—	$—	$99.7	$—	$99.7	$105.8
Average Interest Rate					10.88%		10.88%
Variable Rate Senior Credit Facility	$4.5	$5.0	$4.5	$—	$—	$—	$14.0	$14.0
Average Interest Rate(a)

  (a)
  Variable rate long-term debt is comprised of term loans under the senior credit facility. The senior credit facility provides for interest at our option, at (1) the base rate of the bank acting as administrative agent plus a margin adder of 2.25%, or (2) under a LIBOR option with a borrowing spread of LIBOR plus 3.50%.

  Exchange Rate Sensitivity

        We use forward foreign exchange contracts ("Instruments" or "Derivative Instruments") in our management of foreign currency exchange rate exposures. Instruments used as hedges must be effective at reducing the risks associated with the underlying exposure and must be designated as a hedge at the inception of the contract. Accordingly, changes in the market value of the Instruments must have a high degree of inverse correlation with changes in the market value or cash flows of the underlying hedged item.

        We use Derivative Instruments to hedge several components of its revenue and cash collection stream, including, (i) anticipated foreign currency sales, (ii) accounts receivable denominated in foreign currencies, and (iii) cash balances maintained in foreign currencies.

        The changes in the market value of Derivative Instruments hedging anticipated foreign currency sales are recognized in the consolidated balance sheets as a component of accumulated other comprehensive income in stockholder's equity. To the extent an instrument is no longer effective as a hedge due to a change in the underlying exposure, gains and losses are recognized currently in the consolidated statements of operations as a component of cost of sales.

        The changes in the market value of Derivative Instruments hedging accounts receivable or cash denominated in foreign currency are recognized as a component of operating income during the period of the change, as they are marked to market on a monthly basis.

        Assuming a hypothetical 10% adverse change in all foreign currencies, with the resulting functional currency gains and losses translated into U.S. dollars at the spot rate, the loss in fair value of exchange contracts held on December 31, 2003, would be $1.0 million. Those losses would be offset, in part, by gains on the underlying receivables and cash being hedged. See note 2(h) to our consolidated financial statements located elsewhere in this prospectus for further discussion of foreign currencies.

  Commodity Risk

        We have some exposure to risks associated with fluctuations in prices for commodities such as nickel and natural gas which are used to manufacture our products. Nickel is used in the plating of steel golf shafts, and natural gas is used as an energy source primarily in our steel manufacturing operations. In some cases we will purchase contracts to lock in prices for both nickel and natural gas to be delivered anywhere from one to twenty-four months from the date the contract is consummated. As of December 31, 2003 we held either under contract or have purchased approximately 40% of our expected 2004 usage of natural gas, and approximately 0% of our expected 2004 usage of nickel.

BUSINESS

Company Overview

        We are the world's leading designer, manufacturer and marketer of golf shafts. Since the 1930s, we have manufactured golf shafts under the widely recognized True Temper brand. In 2003, over 70% of our net sales were generated through the sale of steel golf shafts. We believe that our share of the worldwide steel shaft market was approximately 68% in 2003 and that our share is more than three times greater than the share of the next largest market participant. We are a leading supplier of premium steel shafts to top domestic golf club original equipment manufacturers and distributors, including Callaway®, Cleveland®, Golfsmith®, Golf Works®, Mizuno®, Nike®, PING®, TaylorMade®, Titleist® and Wilson®. From 1987 to 2003, our steel shafts were played by the winners of 57 of the PGA's 68 major championships, including 16 of the last 17 Masters champions. We are also one of the world's largest manufacturers of premium graphite (carbon fiber based composites) golf shafts, with an estimated share of approximately 9% of this highly fragmented market. In addition to golf shafts, through our Performance Sports business, we also design, manufacture and market products such as steel alloy bicycle frames, composite bicycle components, such as forks and handlebars, and graphite hockey shafts for the growing premium bicycle and hockey components markets. In 2003, we generated net sales of $116.2 million. Over the period from 1999 to 2003, we grew our net sales at a compound annual growth rate of 6.0%.

        Our golf shaft products include over 1,000 proprietary models (with our customers' brand name, label or trademark affixed to the shaft) and 2,000 branded models (with the True Temper and / or Grafalloy brand name, label or trademark affixed to the shaft), including a full range of premium and commercial grade steel shafts and a full line of premium graphite shafts. We design, manufacture and market approximately 275 lines of steel shafts, including:

  •
  Dynamic Gold, which has been a leading steel shaft on the PGA Tour for nearly 25 years;

  •
  Sensicore, which is equipped with patented vibration-damping technology that, when inserted into our steel shafts, can eliminate up to 70% of vibration at impact to combine the feel of graphite with the consistency of steel;

  •
  Dynalite Gold, which features a light-weight, soft tip design that promotes a higher ball flight to optimize trajectory for low-ball hitters;

  •
  TX-90, which at only 90 grams, is one of the lightest steel shafts available and was designed for players seeking consistent performance using a lighter alternative to traditional steel shafts;

  •
  TX Tour, a newly introduced tour version of TX-90 which offers a Superlite steel iron shaft with playing characteristics targeted towards the low handicap golfer;

  •
  Crossfire, a newly introduced ultra light alloy shaft which was developed specifically for hybrid clubs and fairway woods;

  •
  TT Lite, which was designed for the custom club builders and offers a standard weight and mid-flex design which allows for various trimming options for a truly custom fit; and

  •
  numerous co-branded products, including Callaway's Memphis 10, Nike's Speedstep, Ping's JZ and ZZ Lite and Wilson's Fat Shaft.

        We also design, manufacture and market approximately 75 lines of premium graphite shafts under the True Temper and Grafalloy brand names. Our graphite shafts have a strong presence at the professional level and have been played by winners on each of the professional tours, including the PGA, LPGA, Champions and Nationwide Tours. Our most popular graphite shaft brands include:

  •
  Grafalloy ProLite, which is one of the leading ultra light driver shafts on the professional level and accounts for more than 35% of all the ultra light driver shafts played on the PGA and Champions Tours;

  •
  Grafalloy Blue, which is a new breakthrough graphite shaft designed specifically for today's oversized metal woods;

  •
  Grafalloy ProLaunch, a newly introduced graphite shaft designed with today's high performance heads and low-spin balls to help players achieve optimal launch conditions to reduce ball spin and maximize distance;

  •
  Grafalloy ProLogic, which is designed for use in irons as a graphite alternative to steel and is manufactured with tight tolerances to provide consistent feel and improved shot making; and

  •
  True Temper EI-70, which is a premium graphite driver shaft with a mid-flex design for a lower, piercing ball flight, and which was played by the winners of five titles on the PGA Tour in 2003.

        We believe that we are the only golf shaft company in the world which is capable, within its own facilities, of manufacturing both steel and graphite golf shafts in large volumes. This unique competitive advantage allowed us to design, develop, manufacture and sell the first commercially viable multi-material golf shaft combining both steel and graphite into one shaft. Our BiMatrx and BiMatrx Rocket shafts utilize a patented multi-material technology to combine the torsional stability and consistent performance benefits of steel with the light-weight flexible benefits of graphite into one shaft.

        Through our Performance Sports business, we have utilized the capabilities developed in our golf shaft business to pursue other branded recreational sports equipment markets that have similar competitive dynamics and manufacturing requirements. We focus on the premium segment of the bicycle market where quality and branding are highly valued by the consumer, and products are often customized to suit the individual consumer's specific requirements. Our value-added premium bicycle component products generally have higher margins than component parts made for bicycles sold in mass channel retail stores. In the hockey components market, we focus on the composite shafts used in a variety of original equipment manufacturers' one-piece and composite sticks.

Golf Industry Overview

        We believe that the following trends in the golf industry will continue to increase the demand for golf clubs in general, and clubs containing our steel and graphite shafts in particular.

        Increasing Interest in the Game of Golf.    The United States golf industry has experienced substantial growth over the last fifty years, growing from 3.5 million players in 1950 to over 26 million in 2002. Additionally, the number of golf courses in the United States has increased from approximately 13,500 in 1998 to 14,900 in 2003. There has also been significant growth in the golf industry outside the United States, with golf participation in Asia growing particularly rapidly. China, for example, is now one of the top five golf-playing nations in the world with a golf-playing population that has reportedly increased from approximately 100,000 in 1995 to approximately one million in 2003. The increasing popularity of golf is attributable, in part, to golfing stars such as Tiger Woods and the impact of the aggressive marketing campaigns of companies such as Callaway, Nike, TaylorMade and Titleist.

        Demographics.    The golf industry is well positioned to capitalize on several favorable demographic trends. For instance, golfers over the age of 65 are an active and significant portion of the golfing market. We believe that as the baby boomer generation (persons born from 1946 to 1964) ages, they will play more golf. Since the baby boomer generation has more discretionary income than most segments of the population, we anticipate that this trend will lead to an increase in sales of golf equipment and golf shafts. Additionally, the mainstream popularity of Tiger Woods has widened the interest in golf among minorities, juniors and general sports enthusiasts. In part because of this increasing interest in the game, junior golfers, ages five to seventeen, now comprise the segment of the population taking up the game at the fastest rate, which we believe will generate a strong pipeline of golf enthusiasts who take up golf as a life-long pursuit.

Golf Shaft Industry Overview

        The golf equipment industry is estimated to be a $4.6 billion industry, with golf clubs making up the largest portion at approximately 61%, or $2.8 billion. Spending in the golf equipment industry is highly concentrated among avid golfers (golfers that play more than 25 rounds of golf per year) who account for approximately 58% of the total spending on golf equipment despite only accounting for approximately 23% of the golfing population.

        There are three basic components needed to manufacture a golf club: the shaft, the club head and the grip. The shaft is critical to the performance of a golf club as it controls the consistency and distance of a golf shot. While branded premium shafts are critical to the performance and marketing of golf clubs, these shafts represent a relatively small portion of the overall cost of a golf club, typically under 10% of the retail sales price.

        The golf shaft market is comprised primarily of steel and graphite shafts. We believe that in 2003 the three largest participants in the worldwide steel shaft market comprised an aggregate market share of more than 80%. We believe that the concentration in the steel shaft market is due to the high barriers to entry created by the technical expertise and capital investment necessary to participate in the market as well as the customized manufacturing process required for the production of premium steel shafts. The production of graphite shafts is less capital intensive and requires less technical expertise. Although recently there has been some consolidation among graphite shaft manufacturers, the graphite shaft industry is fragmented, with the top five market participants representing approximately 52% of the worldwide market in 2003. We believe that the relatively lower barriers to entry account for this fragmentation.

        We believe that from 1991 to 1995, graphite shafts gained share of the overall shaft market due to the light-weight, vibration-damping characteristics of graphite shafts, particularly for longer-shafted, larger-headed woods. Since 1995, however, the development of vibration damping materials for steel shafts such as our Sensicore insert, along with the introduction of lighter weight steel alloys in products such as our TX-90 shaft, have resulted in steel shafts that have the vibration damping and light-weight characteristics of graphite shafts together with the consistent performance and distance control qualities of steel shafts. We believe that these design improvements contributed to the growth of the share of steel shafts in the overall shaft market from approximately 52% in 1995 to approximately 64% in 2003.

Competitive Strengths

        We benefit from a number of competitive strengths, including:

        Leading Golf Shaft Company with Pre-eminent Brands.    We believe that we design and manufacture the pre-eminent and most widely recognized line of steel and graphite shafts in the golf industry. For more than 70 years, top golf equipment manufacturers and avid golfers alike have come to identify the True Temper brand with integrity and world-class performance. On every major professional golf tour in the world, more players play our True Temper and Grafalloy shafts than any other competitive shaft brand. Dynamic Gold, our flagship branded premium steel shaft, has been played by the winners of more PGA Tour events than all other shaft models combined, while our BiMatrx technology shaft was used to set the 72 hole PGA scoring record in 2001. Additionally, our Grafalloy Blue shaft, which was introduced in 2003, has already logged victories on the PGA, Nationwide, Champions and European PGA Tours. Original equipment manufacturers recognize that the brand strength of our True Temper and Grafalloy shafts helps sell their clubs and are increasingly willing to incorporate our brand names in their marketing campaigns.

        Leading Market Position.    Our success among professional golfers has enabled us to capture a larger share of consumer expenditures on golf clubs, as evidenced by our estimated worldwide market share of 68% in steel golf shafts in 2003. While we have had a leading market share in the steel golf shaft market for many years, our continual introduction of new products into the market each year has allowed us to consistently capture additional market share. In addition, we are one of the world's largest manufacturers of premium graphite shafts and we believe that we are the only golf shaft company in the world which is capable, within its own facilities, of manufacturing both steel and graphite shafts in large volumes.

        Long-Standing Relationships with Diversified Customer Base.    Due to our long history of producing high-quality products and satisfying customer requirements, we have maintained long-standing customer relationships. We believe that we are the industry leader in offering custom engineering of shafts to work with specific original equipment manufacturer club heads. Additionally, we believe that we are the only shaft manufacturer in the world that has the ability to meet the steel shaft capacity and supply chain requirements of the world's largest original equipment manufacturers. Moreover, since our steel shafts comprise a substantial majority of each of our top customers' steel shaft purchases, we believe that our share of the steel shaft market is not particularly reliant upon the level of orders from any individual customer. Historically, we have consistently maintained our leading market position despite year-to-year fluctuations in the sales levels to our steel shaft customers.

        Disciplined Product Development Process and Significant New Product Pipeline.    Our rigorous product development process has enabled us to achieve significant success in bringing new products to market. Using computer aided design, we are able to generate and analyze new golf shaft designs for properties such as stiffness, strength, weight, torque, flex point, swing weight, and both tip and butt flexibility, as well as other critical design criteria. We also employ extensive testing that includes laboratory durability and stress tests, robotic testing and individual player evaluation. In 2003, we opened a 14 acre test facility that enables us to better evaluate our products. We have our own private driving range where we perform qualitative player testing and quantitative mechanical testing with a Miya 5 swing robot. Our facility is designed with an Accushot data system which allows us to measure the distance and dispersion of each shot to provide an accurate assessment of product performance. We believe that we are the only shaft manufacturer with our own driving range that is capable of this type of product testing. We include personnel from our marketing, engineering, research and development, production, and finance departments in the development process to ensure that each new product is technologically viable, will be well-received in the market and can be produced with reasonable and predictable profit margins. Over 35% of our 2003 net sales were generated from new products introduced during the last two years. We anticipate that we will launch more new products over the next 12 months than we have in any other year during our entire operating history.

        Unmatched Engineering and Leading, Low Cost Manufacturing Capabilities.    We believe that our engineering and manufacturing capabilities are unparalleled within the golf shaft industry. Our engineering team of 40 full time professionals works closely with our customers in the development of new products and manufacturing processes for our steel and graphite product lines.

  •
  Manufacturing a steel golf shaft is a complex, technical and capital intensive process that requires up to 100 distinct processes and can take up to three weeks to complete. We believe our 335,000 square foot steel shaft facility in Amory, Mississippi offers us cost advantages versus our competitors including lower utility costs, favorable lease terms, and economies of scale associated with our higher volumes. Additionally, with a replacement cost we estimate to be approximately $75 million, we believe that it would be costly for our competitors to replicate our

    Amory facility. Our workforce at this facility is highly skilled and has an average tenure of more than 10 years.

  •
  We manufacture our graphite and composite products at our facility in El Cajon, California as well as our recently opened facility in Guangzhou, China. We believe that this new facility will enable us to work more closely with our customers who have significant club assembly operations in China, reduce our graphite shaft production costs, increase our margins on our existing premium graphite shaft products and provide us an opportunity to increase sales of graphite shafts to be incorporated into the more price sensitive product lines of original equipment manufacturers.

        Increasing Share of the Growing Premium Bicycle and Hockey Markets.    We believe that we are well positioned to increase our market share in the fragmented and rapidly growing niche markets for premium bicycle and hockey components which we manufacture at the same facilities as our golf products. We have achieved substantial growth in our Performance Sports business, including a 39% increase in net sales in 2003, which has enabled us to leverage our manufacturing facilities to generate increased cash flow.

        Strong Financial Performance and Cash Flow Generation.    We achieved strong financial performance since 1998 despite the difficult economic environment that limited consumer spending on sporting goods equipment. Our strong financial performance combined with relatively low capital expenditure and working capital requirements, as well as our favorable tax position, has resulted in the generation of significant cash flow, which has enabled us to reduce the combined net debt of us and our parent company, True Temper Corporation, by approximately $53.6 million from the date of our recapitalization in September 1998 to December 31, 2003.

        Experienced and Motivated Management Team.    Our senior management team has extensive experience with us as well as with other branded consumer products businesses. Our Chief Executive Officer, Scott Hennessy, who has been with us since 1994, has over 23 years of experience in the consumer products industry. Members of our senior management team own approximately 12.5% when fully vested of the fully-diluted outstanding common stock of True Temper Corporation, our parent company.

Business Strategy

        Our objective is to continue to grow net sales and cash flow by capitalizing on our position as the leading worldwide designer, manufacturer and marketer of technologically innovative, performance-oriented golf shafts and increasing our market share in the premium bicycle and hockey markets. Our strategy to achieve these objectives consists of the following elements:

        Continue to Innovate and Introduce New Products.    We intend to increase our share of the steel and graphite golf shaft markets by capitalizing on the True Temper and Grafalloy brands and continuing to introduce new products and technologies tailored to the specific needs of golfers and designed for the unique innovations in club head technology. We plan to continue to develop innovative premium steel golf shafts with performance characteristics and features that support above average selling prices and gross margins.

        Promote the True Temper and Grafalloy Brands.    We intend to maintain and build our brand name recognition, our reputation for quality and the goodwill of the True Temper and Grafalloy brands through the continuation of a marketing and communications program aimed at reaching golfers directly and targeting the top club pros, club fitters, and others who we believe have the ability to influence consumers in their local markets. We intend to continue supporting PGA Tour players with our Tour vans, which provide technical support and shaft installation. We also plan to continue our marketing efforts by advertising in leading publications, through cooperative advertising with customers and through product demonstrations and special promotional events.

        Drive Continued International Sales Growth.    Over the last two years we have experienced significant growth in international sales and we believe that markets outside the United States will be a significant contributor to our net sales growth in the future. To drive this growth, we will utilize our growing global network of sales offices and distribution centers on four continents to reach our customers in their local markets and provide inventory logistics to service their needs. Our new distribution center in Hong Kong and graphite manufacturing facility in China will support this global logistics strategy and enable us to expand our product offering to meet customer needs in all our markets around the world.

        Grow Our Performance Sports Segment.    We believe we are poised to realize significant growth in our Performance Sports business by capitalizing on the premium bicycle and hockey-stick markets' shift away from traditional materials to lighter weight products produced with carbon fiber based graphite composites. In the hockey market, we are applying our composite materials knowledge developed over years in the graphite golf shaft business to develop the light-weight, high strength hockey sticks that many of the world's professional players have already adopted. With an estimated 75% or more of the hockey-stick market still using wood sticks, we believe that our hockey business will experience significant growth as amateur and recreational players follow the conversion of professional players to graphite hockey sticks. Since our acquisition of AME, Inc. in 2001, we have utilized and combined its product design concepts, technology and know how with our engineering and manufacturing expertise to develop and introduce an expanded line of composite bicycle components, under the Alpha Q brand name, that we plan to market and sell to distributors and original equipment manufacturers in the premium component bicycle market. We believe we produce the lightest all-carbon components available, including the Alpha Q Sub 3 bicycle fork, which is used by one of the world's leading triathletes.

Products

        We design, manufacture and market steel and graphite golf shafts, as well as a variety of high strength, high tolerance components for the hockey, bicycle and other recreational sports markets. Our proprietary shafts, which accounted for approximately 38% of our net sales in 2003, are custom designed, and frequently co-branded in partnership with our customers, to accommodate specific golf club head designs. As an example our proprietary models include co-branded products such as Callaway's Memphis 10, Nike's Speedstep, Ping's JZ and ZZ Lite and Wilson's Fat Shaft. Our branded products with the True Temper and/or Grafalloy names and designs are typically sold to golf club original equipment manufacturers, distributors and various custom club assemblers, and are used to either assemble new clubs or to replace the shafts in existing clubs.

        Steel Golf Shafts.    We manufacture a wide range of steel golf shaft lines with unique design features and performance characteristics. Our steel golf shafts can be divided into the following two major product categories:

  (1)
  Premium steel shafts; and

  (2)
  Commercial grade steel shafts.

        Premium steel shafts, such as our Dynamic Gold and TX-90 product lines, are high performance products with tighter design tolerances and quality specifications that sell for higher average selling prices and generate higher profit margins than commercial grade steel shafts. Our commercial grade steel shafts are manufactured to a different specification and sell for a lower average selling price to original equipment manufacturers who produce and sell opening price point golf club sets to entry-level players or lower income consumers who purchase their products through mass channel retail stores.

        Graphite Golf Shafts.    We manufacture a wide range of graphite golf shaft lines, which are offered in a variety of weights, torques and flexes. Our graphite golf shafts are currently being played by over 100 touring professionals on the PGA, LPGA, Champions and Nationwide Tours. Our graphite shafts are sold under the Grafalloy and True Temper brands. Similar to steel, graphite shafts can be placed in several categories of performance/quality and price. Most of the graphite golf shafts that we produce and sell are higher quality and higher priced premium grade shafts that are sold to golf equipment distributors, and to original equipment manufacturers for their custom product offerings.

        Golf Shafts with Combined Materials.    During the last several years we have been working to develop golf shafts that combine multiple materials such as steel and graphite into one shaft. Late in 2000 we introduced a proprietary custom iron product for a customer that combines a steel shaft with a graphite tip section to produce a shaft that provides a new feel for irons.

        We used similar patented technology to introduce the True Temper branded product known as BiMatrx in January 2001. The BiMatrx shaft consists of a graphite shaft with a steel tip section that is currently designed for use in driver and fairway wood applications.

        Performance Sports Products.    We also manufacture and sell a wide variety of high performance components for the bicycle, hockey and other recreational sports markets. In 2003, we sold our performance sports products to a broad range of original equipment manufacturers and distributors.

Customers

        We maintain long-standing relationships with a highly diversified customer base. We are a leading supplier of shafts to the top domestic golf club original equipment manufacturers and distributors, including Callaway, Cleveland, Golfsmith, Golf Works, Mizuno, Nike, Ping, TaylorMade, Titleist, and Wilson. In 2003, we had in excess of 650 customers, including approximately 550 golf club manufacturers/retailers and approximately 90 distributors.

        For many years we have maintained a broad and diversified customer base in the golf equipment market. In 2003, our top ten customers represented approximately 69% of our net sales, and our top two customers collectively accounted for approximately 25% of our net sales.

        We believe that our close customer relationships and responsive service have been significant elements to our success and that our engineering and manufacturing expertise provide us with a strong competitive advantage in truly partnering with our customer base. We have developed and co-branded many proprietary shafts with our customers, as an example we produce proprietary customized steel shafts for Callaway, under the Memphis 10 brand; for Ping, under the JZ and ZZ Lite brands; for Nike, using the Speedstep brand; and for Wilson to produce the Fat Shaft line of clubs.

Competition

        We operate in a highly competitive environment. We believe that we compete principally on the basis of:

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  our ability to provide a broad range of high quality steel and graphite shafts at competitive prices;

  •
  our ability to deliver customized products in large quantities on a timely basis through distribution channels around the world;

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  the acceptance of steel and graphite shafts in general, and our shafts in particular, by professional and amateur golfers alike; and

  •
  our ability to develop and produce innovative new products that provide performance features which benefit golfers of all skill levels.

        We believe that our share of the worldwide steel shaft market was approximately 68% in 2003 and that our share is more than three times greater than the share of the next largest market participant. We believe that we primarily compete with four other steel golf shaft manufacturers: Royal Precision, Inc., a domestic based premium steel shaft manufacturer, Far East Machinery Co., Ltd., located in Taiwan which produces commercial grade products, Nippon Shaft Co., Ltd., a limited volume Japanese manufacturer of premium products, and Summit Sports World Wide Co., Ltd. which produces limited volumes of commercial grade steel shafts.

        Unlike steel, the graphite shaft manufacturing industry is highly fragmented with a large number of suppliers selling to only a few customers. We believe there are up to eighty graphite shaft manufacturers worldwide. A few of these companies reside in North America and many are located in Far East Asia. We do not believe that there are any graphite suppliers currently with a market share in graphite that is comparable to the market share we have in steel. We believe we are one of the five largest producers of branded premium grade graphite shafts in the world and we estimate that our market share is approximately 9%. Our major competitors in the premium grade branded graphite shaft market include Aldila, Inc., United Sports Technologies, Inc., Graphite Design International, and Fujikura Composites.

        We believe that we are the only golf shaft company in the world which is capable, within its own facilities, of manufacturing both steel and graphite golf shafts in large volumes.

Design & Development

        We design and develop products for both proprietary/co-branded market applications and for the True Temper/Grafalloy branded product names.

        The larger golf club manufacturers often request exclusively designed proprietary or co-branded steel and graphite golf shafts for their club systems, which require golf shafts, heads and grips engineered to work together. We are committed to serving this market by maintaining our role as a leader in innovative shaft designs for both steel and graphite materials technology. Shaft designs and modifications are frequently the direct result of our combined efforts with that of our customers to develop an exclusive shaft specifically designed for that customer's clubs. We use a computer aided design analysis program to evaluate a new shaft's design with respect to weight, torque, flex point, tip and butt flexibility, swing weight and other critical shaft design criteria.

        In addition to our proprietary/co-branded product applications, we are very active in designing and developing new products under the True Temper and Grafalloy brand names that meet the performance needs of golfers of all ages and skill levels. We develop these branded products based upon our internal research and evaluation of consumer needs and preferences.

        The materials typically used in production of our designs include several different high strength steel alloys and advanced composite systems of graphite and glass fibers with thermosetting epoxy resin systems.

        Using computer aided design, we generate a design which is then analyzed by computer for stiffness and strength properties. Our research and development efforts focus on technology development and new materials as an essential precursor to successful new product development. Our design research focuses on improvements in shaft aesthetics since cosmetic appearance has become increasingly important to customers. To supplement our design and development we employ extensive testing that includes laboratory durability and stress tests, robotic testing and individual player evaluation.

        In 2003, we opened a 14 acre test facility that enables us to better evaluate our products. We have our own private driving range where we perform qualitative player testing and quantitative mechanical testing with a Miya 5 swing robot. Our facility is designed with an Accushot data system which allows us to measure the distance and dispersion of each shot to provide an accurate assessment of product performance. We believe that we are the only shaft manufacturer with our own driving range that is capable of this type of product testing.

        In addition, our pursuit of strategic vendor alliances complement our abilities and needs, an approach which allows us to exploit technical capabilities beyond our own while minimizing the risk and investment required to enter the market with new products.

        Research and development costs for the years ended December 31, 2003, 2002 and 2001 were $1.5 million, $1.2 million and $1.6 million, respectively.

Manufacturing

        We believe that our manufacturing expertise and production capabilities enable us to respond quickly to customers' orders and provide sufficient quantities on a timely basis. We believe that our investment in capital equipment and personnel training has enabled us to establish a reputation as one of the leading manufacturers of steel and graphite shafts.

        Steel Shaft Manufacturing Process.    The process of manufacturing a steel shaft has many distinct phases. Generally, a large steel coil is unrolled and then formed lengthwise, welded and cut into cylinders. The tubing is then treated and fitted over a metal rod or "mandrel" that is used to determine the precise inside diameter of the cylinder as it is drawn. The tubing is stretched, cut into sections, and then weighed and balanced. Later, through a process that we pioneered, the sections are tapered to give each shaft model a particular flex and frequency. The shafts are cleaned, straightened, heat-treated and tempered. The shafts are straightened by machines designed and built by us. The shafts are plated with layers of nickel to prevent corrosion and then covered with a fine layer of chrome. Finally, shafts are dried, polished and inspected for cosmetic flaws before our name and logo is affixed to the shaft. It takes an average of 15 days to manufacture one of our True Temper steel shafts.

        Graphite Shaft Manufacturing Process.    There are two processes which are used to manufacture a graphite shaft: flag-wrapping and filament-winding. Most of our graphite shafts are produced using the flag-wrapping technique. The flag-wrapping method uses graphite fiber materials or "prepreg" in sheet form, which requires refrigeration until use. Each new roll of prepreg is allowed to reach room temperature before the material is cut into pennant-shaped patterns called flags for each particular shaft design. Layer by layer, various combinations of prepreg flags are wrapped around mandrels specified for each particular shaft design. The layered materials are then encased in thin layers of clear tape for compaction and heated at high temperatures to harden the material. At the end of the process, the shafts are painted and stylized using a variety of colors, patterns and designs. The filament-winding process, on the other hand, begins with a spool, rather than a sheet, of graphite fiber, which is fed onto the reel of a machine which then wraps the fiber around a mandrel by turning the mandrel and simultaneously moving the graphite fiber from one end of the mandrel to the other. Once the mandrel is wrapped, the process uses the same encasing and heating techniques as the flag wrapping process.

        Raw Materials.    We use several raw materials to produce steel golf shafts, including several steel alloys sourced from two or three primary vendors, nickel crowns and plating chemicals, Sensicore inserts and various sundry supplies, boxes and labels. Graphite shafts are produced with a variety of graphite fiber materials in both sheet and spool form that we source from several different vendors. In addition, graphite shafts are finished with a wide variety of paints, inks and heat transfer labels. We believe that there are adequate alternative suppliers of these materials, and, therefore, we do not believe that we are dependent on any one supplier.

        In addition to the raw materials discussed above, we also use a substantial amount of natural gas and electricity in our manufacturing processes. Suppliers for these types of energy sources are limited, and prices are subject to general market and industry conditions.

Marketing & Promotion

        Our marketing strategy is designed around new product development and targeted advertising and promotion programs. Through our ability to anticipate and address consumer trends in the golf equipment market, as well as the performance demands of professional golfers, we are able to successfully market our products to golf club manufacturers while strengthening brand awareness. During the last several years, our marketing efforts through the utilization of a wide variety of promotional channels, including mass media advertising, print and television, sponsorship of golf-related events, equipment endorsements from original equipment manufacturers and product demonstrations, have increased our overall exposure in the golf industry.

        For example, we have maintained a strong presence among PGA Tour players, particularly since 1981, when we began sending our PGA Tour van to all major PGA events. The Tour van functions as a golf club custom shop on wheels, visiting over 35 professional tour events during 2003. Typically, the van is located near the practice tee and lends technical support to the tour professionals while simultaneously promoting the True Temper and Grafalloy brands to representatives of original equipment manufacturers. In 2003 we introduced a second tour van which we used to support the professional players and promote our products at 25 events collectively on the Champions and Nationwide Tours. In addition, we provide technical support to the players on the LPGA Tour as well as the European and Japanese PGA Tours.

        Although we do not pay any professional golfer to endorse or play our shafts, we believe that the use of our products by professional golfers enhances our reputation for quality and performance while also promoting the use of our shafts. Due to our strong reputation and service, we estimate that nearly 75% of professional golfers around the world use our product in competition. We clearly recognize the influence that a professional golfer, or very low handicap golfer, can have on consumer preferences, so we also engage in special promotional efforts with local club and teaching professionals, and we contribute shafts to college athletic programs, to encourage the use of our product so they provide positive feedback on the True Temper and Grafalloy brands to their constituents.

        Much of our advertising and promotional spending is dedicated to print and television advertising, including cooperative advertising with our customers. Additional advertising and promotional spending is allocated to promotional events such as trade shows, consumer golf shows, PGA Tour activities and retail golf shop advertising displays.

        Advertising and promotional costs for the years ended December 31, 2003, 2002 and 2001 were $3.1 million, $3.6 million and $5.0 million, respectively.

Distribution & Sales

        We primarily sell our shafts to original equipment manufacturers, retailers and distributors. Typically, distributors resell our products to custom club assemblers, pro shops and individuals. Sales to golf club manufacturers/retailers accounted for approximately 80% of our net golf shaft sales in 2003, and sales to distributors represented approximately 20% of our 2003 net golf shaft sales.

        We believe that we have one of the most experienced and respected sales staffs in the industry. Our sales and marketing department includes domestic sales managers, international sales managers, a customer service group and a team of design professionals who provide field support to our sales representatives. We believe that our international market presence, which comprised over 31% of our total 2003 net sales, provides an opportunity for future growth. We market our products in Japan, Europe, Australia and Southeast Asia and maintain a distribution operation in each region.

Employees

        As of December 31, 2003, we had 712 full-time employees, including 24 in sales and marketing, 40 in research, development and manufacturing engineering, 564 in production and the balance in administrative and support roles. In addition, as of December 31, 2003, we had 70 individuals working in production at our El Cajon facility through a temporary employment agency. The El Cajon plant has historically used a certain portion of temporary workers in order to more effectively match the workforce level with the required production level at various times of the year.

        The hourly employees at our steel plant in Amory, Mississippi are represented by the United Steel Workers of America. In June 2003, the United Steel Workers union at our Amory, Mississippi facility voted to accept a new collective bargaining agreement that covers a four year period beginning in July 2003 and expiring on June 30, 2007. We believe that our relationships with the union and our employees are good.

Intellectual Property

        As of December 31, 2003, we held 39 patents worldwide relating to various products and proprietary technologies, including the Sensicore technology, and had 18 patent applications pending. We also hold numerous trademarks related to, among other things, our True Temper, Grafalloy and Alpha Q branded products. We do not believe that our competitive position is dependent solely on patent or trademark protection, or that our operations are dependent on any individual patent or trademark.

Environmental, Health And Safety Matters

        We are subject to federal, state and local environmental and workplace health and safety laws and regulations, including requirements governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. In December 2003, a review was conducted by independent environmental consultants and, based upon such report, we believe that we are currently in material compliance with environmental and workplace health and safety laws and regulations. Nevertheless, our manufacturing operations involve the use of hazardous substances and, as is the case with manufacturers in general, if a release of hazardous substances occurs or has occurred on or from our facilities, we may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

        We devote significant resources to maintaining compliance with, and believe we are currently in material compliance with, our environmental obligations. Despite such efforts, the possibility exists that instances of noncompliance could occur or be identified, the penalties or corrective action costs associated with which could be material.

        Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability, pursuant to CERCLA or analogous state laws, for cleanup costs associated with onsite or offsite waste recycling or disposal facilities at which waste associated with our operations have allegedly come to be located. Liability under CERCLA is strict, retroactive and joint and several. To our knowledge, no notices involving any material liability are currently pending.

        We have made, and will continue to make, capital expenditures to comply with current and future environmental obligations. Because environmental requirements are becoming increasingly stringent, our expenditures for environmental compliance may increase in the future.

Properties

        Our administrative offices and manufacturing facilities currently occupy almost 500,000 square feet. Our shafts are manufactured at separate facilities, a steel shaft facility located in Amory, Mississippi and composite graphite shaft facilities located in El Cajon, California and Guangzhou, China. In addition, we have a multi-material shaft assembly facility located in Olive Branch, Mississippi. Our executive offices are located in a leased facility in Memphis, Tennessee. The following table sets forth certain information regarding significant facilities operated by us as of December 31, 2003:

Facility	Location	Approx. Sq. Ft.	Owned/ Leased	Lease Expiration Date
Corporate Offices	Memphis, Tennessee	13,500	Leased	December 2005
Steel Shaft/Tubing Mfg	Amory, Mississippi	335,000	Leased	January 2063(1)
Composite Shaft Mfg	Guangzhou, China	59,000	Leased	March 2008
Composite Shaft Mfg	El Cajon, California	45,907	Leased	October 2008
Building	Olive Branch, Mississippi	45,000	Owned	—

(1)
There are several leases covering the original land as well as the building at our Amory, Mississippi facility. The leases are structured with interim renewal periods of between 5 to 10 years, extending through January 2063. At the end of each of these renewal periods, we have the option to allow a lease to automatically renew or to not renew the lease.

        In addition, we promote our products in international markets through sales and distribution offices in Australia, Japan and the United Kingdom, and we also distribute our product in Southeast Asia from our distribution warehouse in Hong Kong. To the extent that any such properties are leased, we expect to be able to renew such leases or to lease comparable facilities on terms commercially acceptable to us.

Legal Proceedings

        Various claims and legal proceedings, generally incidental to the normal course of business, are pending or threatened against us. While we cannot predict the outcome of these matters, in the opinion of management, any liability arising from these matters will not have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

        After giving effect to the Acquisition and Related Transactions, our directors and executive officers, their positions and ages will be as set forth below. Each director or officer will hold office until a successor is elected and qualified or until his earlier death or removal.

Name	Age	Position and Offices
Scott C. Hennessy	45	Chief Executive Officer, President and Director
Fred H. Geyer	43	Senior Vice President, Chief Financial Officer and Treasurer
Adrian H. McCall	45	Senior Vice President of Global Distribution and Sales
Richard C. Andersen	40	Vice President and General Manager of Performance Sports
Stephen R. Brown	38	Vice President of Human Resources
Graeme Horwood	59	Vice President Engineering, Research and Development
Jason Jenne	34	Vice President Finance
Gene Pierce	37	Vice President of Manufacturing
Steven J. Gilbert	56	Director and Co-Chairman
Steven Kotler	57	Director and Co-Chairman
Eric L. Bunting	37	Director
Richard W. Gaenzle, Jr.	39	Director
Jeffrey W. Johnson	35	Director

        Scott C. Hennessy has been our President since 1996, and our Chief Executive Officer and Director since October 1998. Mr. Hennessy joined us in 1994 as Vice President-Sales and Marketing. From 1980 to 1994, Mr. Hennessy held various management positions at Black & Decker in sales, marketing and product development. Mr. Hennessy sits on the Board of Governors of the National Golf Foundation. Mr. Hennessy graduated magna cum laude with a B.S. from the University of Delaware.

        Fred H. Geyer has been our Senior Vice President since August 2002 and our Chief Financial Officer since February 1998. From 1985 to 1998, Mr. Geyer held various positions at Emerson Electric Company, including Vice President-Finance in the Air Moving Motor Division. Prior to that, Mr. Geyer worked at Arthur Andersen LLP as a Senior Auditor. Mr. Geyer is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. Mr. Geyer graduated magna cum laude with a B.S. in Accounting from the University of Missouri at St. Louis.

        Adrian H. McCall has been our Senior Vice President of Global Distribution and Sales since August 2002. From March 1999 to July 2002, Mr. Mc Call served as our Vice President of International Sales and Marketing since March 1999. From September 1995 to March 1999, Mr. McCall served as our Director of International Sales and Marketing. From May 1992 to September 1995, Mr. McCall served as Director of International Operations of The Upper Deck Company, a manufacturer and distributor of baseball cards. Mr. McCall graduated cum laude with a B.S. from the University of Hartford.

        Richard C. Andersen joined us as Vice President in September 2003. His current role is Vice President and General Manager of Performance Sports. Previously, Mr. Andersen was Senior Vice President for Global Retail Sales at Altec Lancing. Mr. Andersen has extensive international marketing and sales experience with consumer branded companies such as Delta Faucet and Maytag. Mr. Andersen received a B.A. from the University of Iowa.

        Stephen R. Brown has been our Vice President of Human Resources since August 2002. From January 1998 to July 2002, Mr. Brown has served as our Director of Human Resources. From September 1996 to December 1997, Mr. Brown served as our Manager-Human Resources. Prior to that, since 1992, Mr. Brown served in various Human Resource management positions with Emerson Electric Company. Mr. Brown received a B.A. from the University of South Carolina.

        Graeme Horwood has been our Vice President of Engineering, Research and Development since June 2001. From April 2000 to May 2001, Mr. Horwood served as our Senior Manager Technical Services. From 1986 to 2000, Mr. Horwood held various management positions at Apollo Sports Technologies. Mr. Horwood is a Chartered Engineer as well as a member of the Institute of Mechanical Engineers both in the United Kingdom. Mr. Horwood graduated first class honors with a B.S. from Coventry University.

        Jason Jenne has been our Vice President of Finance since August 2003. From 1998 to August 2002, Mr. Jenne served as our Corporate Controller. From September 2002 to August 2003, Mr. Jenne served as our Director of Corporate Finance. From 1993 to 1998, Mr. Jenne served in various Finance and Accounting positions at Emerson Electric Company. Mr. Jenne graduated magna cum laude with a B.S. from Southern Illinois University.

        Gene Pierce has been our Vice President of Manufacturing since June 2001. From January 1999 to June 2001, Mr. Pierce served as the Director of Steel Operations and Plant Manager of our steel facility. From May 1997 to January 1999, Mr. Pierce served as Business Operations Manager at Metalloy Corporation. Mr. Pierce received both a B.S. and M.B.A. from Mississippi State University.

        Steven J. Gilbert became a member of and Co-Chairman of our board of directors upon consummation of the Acquisition and Related Transactions. He is a founder and has served as Chairman of the Board of Gilbert Global Equity Partners, L.P. since 1997. From 1992 to 1997, he was the Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992 he was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. From 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners (now J.P. Morgan Partners), which he founded. Mr. Gilbert is a Director of LCC International, Inc., Optical Capital Group, Inc., Montpelier Re Holdings Ltd., Olympus Re Holdings Ltd., CPM Holdings, Inc., the Asian Infrastructure Fund and J O Hambro Investment Management, Ltd. Previously, Mr. Gilbert has been a director of numerous public and private companies. Mr. Gilbert received a B.S. from the Wharton School at the University of Pennsylvania, an M.B.A. from the Harvard Graduate School of Business Administration, and a J.D. from the Harvard Law School.

        Steven Kotler became a member of and Co-Chairman of our board of directors upon consummation of the Acquisition and Related Transactions. He has served as Vice Chairman of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. since 2000. Prior to joining Gilbert Global, Mr. Kotler was Co-Chairman, Chief Executive Officer and President of Schroder & Co. and its predecessor firm, Wertheim & Co. Mr. Kotler is a member of the Board of Directors of Del Laboratories, Inc., Moore Medical Corp., Birch Telecom, Inc., and CPM Holdings, Inc. Previously, Mr. Kotler has served as a Governor of the American Stock Exchange and a director of numerous public and private companies. Mr. Kotler is a graduate of City College of New York.

        Eric L. Bunting became a member of our board of directors upon consummation of the Acquisition and Related Transactions. He is a founder and serves as Managing Director of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. since 1997. Mr. Bunting was previously with Soros Capital and Airport Group International, a Soros Capital portfolio company. He is a director of CPM Holdings, Inc. and a graduate of Dartmouth College and Stanford Graduate School of Business.

        Richard W. Gaenzle, Jr. became a member of our board of directors upon consummation of the Acquisition and Related Transactions. He is a founder and has served as Managing Director of Gilbert Global Equity Partners, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. since 1997. From 1992 to 1997, Mr. Gaenzle was a Principal of Soros Capital L.P., the principal venture capital and leveraged equity entity of the Quantum Group of Funds and a principal advisor to Quantum Industrial Holdings Ltd. Prior to joining Soros Capital, Mr. Gaenzle held various positions in the investment banking industry. Mr. Gaenzle is Vice Chairman of Optical Capital Group, Inc. and a Director of Birch Telecom, Inc., and CPM Holdings, Inc. Previously, Mr. Gaenzle has been a director of numerous companies. Mr. Gaenzle received a B.A. from Hartwick College and an M.B.A. from Fordham University.

        Jeffrey W. Johnson became a member of our board of directors upon consummation of the Acquisition and Related Transactions. He is a founder and serves as Managing Director of Gilbert Global Equity Capital, L.L.C., the principal investment advisor to Gilbert Global Equity Partners, L.P. since 1997. Mr. Johnson was previously with Goldman, Sachs & Co. in its mergers and acquisitions department, Hallmark Cards, Inc. and Frank Russell Company. Mr. Johnson received a B.A. from Claremont McKenna College and an M.B.A. from the Harvard Graduate School of Business Administration.

Compensation of Directors

        We will reimburse our directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, we may compensate directors for services provided in such capacity.

Scott Hennessy Employment Agreement

        We have entered into an employment agreement with Scott Hennessy. Such employment agreement took effect upon the consummation of the Acquisition and Related Transactions, contemplates an initial term ending on December 31, 2005 and will be extended for additional, successive one-year terms unless terminated by either party. Under the agreement, Mr. Hennessy is entitled to his base salary and an annual bonus of up to one hundred percent of his base salary (initially of $400,000), subject to the terms of our incentive compensation plan as in effect from time to time. Mr. Hennessy is also entitled to participate in our employee benefit plans and to receive certain perquisites, including a monthly car allowance, payment of country club dues, tax preparation and financial consulting services and life insurance providing a death benefit of approximately $1,150,000. Mr. Hennessy's employment agreement provides that, if Mr. Hennessy's employment is terminated by us for cause or due to his death or disability or by him without good reason, Mr. Hennessy will be entitled to receive any portion of his base salary or any annual bonus that is earned but unpaid at the time of such termination relating to a previously completed performance period, as well as reimbursement of expenses incurred prior to the date of termination and employee benefits to which he may be entitled through the date of termination. If Mr. Hennessy's employment is terminated by us other than for cause and other than due to his death or disability or by him for good reason, in addition to the accrued rights described in the foregoing sentence, Mr. Hennessy will be entitled to receive his base salary for a period of twelve months following termination, provided Mr. Hennessy agrees to release us and our affiliates from and waive all claims relating to his employment and his termination. Mr. Hennessy's employment agreement also provides that, with certain exceptions, following termination of his employment with us, he may not directly or indirectly engage in certain activities that are competitive with our business or solicit our employees or customers. Such limitation extends for one year following termination of Mr. Hennessy's employment by us without cause or by him for good reason and otherwise extends for two years following termination of his employment.

Executive Compensation

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to True Temper for 2003, 2002 and 2001 of those persons who served as (1) the Chief Executive Officer during 2003 and (2) the other four most highly compensated executive officers of True Temper for 2003 (the "Named Executive Officers"):

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary		Bonus Earned		Other Annual Compensation(1)			All Other Compensation(2)
Scott C. Hennessy Chief Executive Officer, President and Director	2003 2002 2001	$ $ $	359,167 321,950 297,917	$ $ $	550,000 375,000 225,000	$ $ $	28,191 27,125 27,762		$ $ $	9,933 10,000 8,500
Fred H. Geyer Senior Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	$ $ $	185,417 161,583 151,167	$ $ $	200,000 150,000 75,000	$ $ $	17,699 9,263 167		$ $ $	10,000 9,609 8,500
Russell S. Minick (3) Senior Vice President of Sales and Marketing	2003 2002 2001		$194,167 77,705 —		$150,000 110,000 —		$28,732 73,358 —	(4)		$10,000 — —
Adrian H. McCall Senior Vice President of International Sales and Marketing	2003 2002 2001	$ $ $	166,255 148,917 140,583	$ $ $	160,000 110,000 50,000	$ $ $	17,765 9,243 2,989		$ $ $	10,000 9,478 8,500
Gene Pierce Vice President of Operations	2003 2002 2001	$ $ $	150,505 143,333 132,250	$ $ $	90,000 70,000 40,000	$ $ $	28,259 1,999 899	(4)	$ $ $	10,032 9,167 8,500
Graeme Horwood Vice President of Engineering & Research and Development	2003 2002 2001	$ $ $	127,079 120,917 110,500	$ $ $	60,000 55,000 25,000	$ $ $	23,609 23,569 20,789		$ $ $	13,650 10,336 8,176

(1)
Includes certain life insurance benefits; and where applicable, country club dues, car allowance and accrued vacation payout.

(2)
Includes company contributions under our 401(k) plan.

(3)
Mr. Minick left the Company in the fourth quarter of 2003. The compensation shown for 2003 reflects Mr. Minick's earnings through December 31, 2003.

(4)
Amount includes moving and relocation benefits.

Severance Plan

        In addition to the specific severance arrangements we have made with certain of our senior managers, we maintain a severance pay plan for all of our regular full-time U.S. employees. Generally, employees are eligible for severance benefits under the plan if they are involuntarily terminated and agree to release us from claims related to their employment or termination. Employees are excluded from the plan under certain circumstances, including, among others, when we terminate the employee for misconduct, when the employee terminates his or her employment after refusing to accept a new position at a facility that is less than 50 miles from his or her then-current location and provides a comparable base salary, when the employee is covered by another severance arrangement or a collective bargaining agreement, or when employment is terminated in connection with a change in control of our business and the affected employee refuses to accept a position with the purchaser or survivor that is within 50 miles of the employee's then-current location and provides a comparable base salary. Under the plan, eligible employees are entitled to receive the greater of one week's salary for each full year of completed service or the minimum severance amount specified in the plan for the employee's grade and job classification. The minimum severance amounts provided under the plan range from five weeks to twelve months of the terminated employee's base salary. Certain employees are also entitled to outplacement assistance. Severance payments under the plan are offset by any unemployment or similar compensation received by a terminated employee and payments cease if the employee breaches any obligation to us or becomes employed by a direct competitor of ours.

Equity Incentive Plan

        Concurrently with the consummation of the Acquisition and Related Transactions, True Temper Corporation established the True Temper Corporation 2004 Equity Incentive Plan to provide additional financial incentives to our existing management and to attract qualified new personnel. The Equity Incentive Plan will be administered by the Compensation Committee of the Board of Directors of True Temper Corporation and will provide for the issuance of two types of incentive stock options, as well as restricted stock of True Temper Corporation. The Equity Incentive Plan allows for the issuance of stock appreciation rights in lieu of stock options for certain of our management members residing in the State of California. These stock appreciation rights have substantially the same terms as the stock options and are not separately referred to below. The stock options and restricted stock issuable under the Equity Incentive Plan are subject to the vesting criteria described below. Subject to such vesting criteria, the restricted stock that will be granted under the Equity Incentive Plan when taken together with the shares of common stock into which the options that will be granted under the Equity Incentive Plan are exercisable will collectively represent 10% of True Temper Corporation's authorized common stock.

        Options issued under the Equity Incentive Plan will either be service-based incentive stock options or performance-based incentive stock options and will differ on the basis of their vesting provisions. Service-based options will vest on the basis of the duration of the holder's service to us, as follows: fifty percent of the shares subject to the option vest upon the third anniversary of the grant date and sixteen and two-thirds percent of the remaining shares vest on each of the fourth, fifth and sixth anniversaries of the grant date. Performance-based options will vest on the basis of True Temper Corporation's achievement of predetermined EBITDA targets for each of years 2004 through 2008. If True Temper Corporation's EBITDA for a given year is one hundred percent of the target EBITDA for such year, then twenty percent of the shares of common stock subject to the option will vest. If EBITDA is between eighty and one hundred percent of the target for a given year, If EBITDA is between eighty and one hundred percent of the target for a given year, a fraction of the available shares of common stock subject to the option shall vest for such year, the numerator of which is the percentage of the target EBITDA achieved by True Temper Corporation minus eighty percent and the denominator of which is twenty percent. No shares will vest in respect any year in which True Temper Corporation's actual EBITDA is less than eighty percent of the target for such year. In addition, beginning at the end of 2006, the performance-based options will be subject to the possibility of additional vesting in the event that True Temper Corporation's performance meets or exceeds the EBITDA target for the three-year period ended at the time of any vesting determination and the aggregate number of shares of common stock that have theretofore vested in respect of such three years is less than the number of shares that would have vested were EBITDA for such three years equal to or greater than the target EBITDA for such years, considered on a consolidated basis.

        All of the options granted under the Equity Incentive Plan will be subject to accelerated vesting and become fully exercisable upon a change in control of True Temper Corporation that occurs during the holder's employment with us or within ninety days after termination of the holder's employment by us without cause or by the holder for good reason. Also, in the event of the termination of an option holder's employment by us without cause or by the holder for good reason, in addition to the portion of such holder's options that has vested prior to such termination, an additional portion of such holder's options will vest. The amount of such additional vested shares will equal the number of shares that would have vested during the one-year period following termination of the holder's employment and will be determined on the date of termination, in the case of service-based options, and on the one-year anniversary of the date of termination, in the case of performance-based options.

        All options granted under the Equity Incentive Plan will expire on the tenth anniversary of the grant date, provided the holder remains employed by us. If an option holder's employment is terminated due to his death or disability, or the option holder dies within the three months following termination of his employment, the vested portion of such holder's option will remain exercisable until the first anniversary of the termination of his employment or of his death, as applicable, or the tenth anniversary of the grant date, if earlier. If an option holder's employment is terminated by us for cause, all of such holder's options, whether or not vested, will immediately terminate. If an option holder's employment is terminated by the holder for good reason, the vested portion of such holder's options will remain exercisable until the thirteen-month anniversary of the termination of his employment in the case of performance based options or the twelve-month anniversary in the case of service-based options, but in either case not later than the tenth anniversary of the grant date. In the event an option holder's employment is terminated for any other reason, the vested portion of such holder's options will remain exercisable for a period of three months following termination of the holder's employment or until the tenth anniversary of the grant date, if earlier.

        Depending on the valuation of any such sale transaction, all or a portion of the restricted stock that is granted under the Equity Incentive Plan will vest upon the occurrence of a transaction or series of transactions which result in Gilbert Global selling to one or more third parties at least fifty percent of the common stock of True Temper Corporation acquired by them pursuant to the Acquisition and Related Transactions. Any portion of the restricted stock that does not vest upon a sale by Gilbert Global will be forfeited. Any unvested shares of restricted stock will automatically be forfeited upon the termination of the holder's employment with us, provided, however, that if a transaction or series of transactions that would cause the restricted stock to vest are consummated within 180 days following termination of a holder's employment by us without cause, by the employee for good reason, or as a result of the employee's death or disability, such holder's restricted stock will vest as described above.

Pension Plan

        We sponsor a tax qualified defined benefit pension plan. Only the hourly employees at our Amory, Mississippi manufacturing plant who are part of the collective bargaining unit of the United Steel Workers, are eligible to participate in the plan. Benefits are calculated based primarily on years of service, among other factors. For a discussion of the funding status of this plan, see note 10 to our consolidated financial statements included elsewhere in this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the outstanding shares of our capital stock are owned by True Temper Corporation. The following table sets forth information with respect to the beneficial ownership of True Temper Corporation's capital stock as of April 1, 2004 by:

  (1)
  all stockholders of True Temper Corporation that own more than 5% of any class of such voting securities.

  (2)
  each director and named executive officer, and

  (3)
  all directors and executive officers as a group.

Name of Beneficial Owner	See Footnote	Number of Common Shares	Percentage of Outstanding Common Stock	Percentage of Voting Capital Stock
TTS Holdings LLC	(1)	8,815,805	97.2%	97.2%
Scott C. Hennessy	(2)	167,021	1.8%	1.8%
Fred H. Geyer	(2)	29,509	0.3%	0.3%
Russell S. Minick	(2),(3)	—	0.0%	0.0%
Adrian H. McCall	(2)	29,509	0.3%	0.3%
Larry Gene Pierce	(2)	5,533	0.1%	0.1%
Graeme P. Horwood	(2)	2,951	0.0%	0.0%
All directors & executive officers as a group		249,278	2.7%	2.7%

All other owned shares		7,378	0.1%	0.1%

Total Shares		9,072,461	100.0%	100.0%

(1)
The address for TTS Holdings LLC is, c/o GGEP Investments, LLC, 590 Madison Avenue, 40th Floor, New York, NY 10022.

(2)
The address for these named persons is, c/o True Temper Sports, Inc., 8275 Tournament Drive, Suite 200, Memphis, TN 38125.

(3)
Mr. Minick left the Company in the fourth quarter of 2003 and he is no longer employed with the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

        In connection with the Acquisition and Related Transactions, True Temper Corporation entered into a stockholders agreement with TTS Holdings LLC and its other stockholders. Such stockholders agreement restricts the ability of True Temper Corporation's stockholders, other than TTS Holdings LLC and its affiliates, to transfer their shares to unrelated or unaffiliated persons without first offering such shares to True Temper Corporation and to TTS Holdings LLC and its affiliates. The stockholders agreement will also give the non-TTS Holdings LLC stockholders the right to include a portion of their shares in any sale by TTS Holdings LLC or its affiliates, subject to certain limitations. In addition, all of the stockholders of True Temper Corporation will be required to participate in and otherwise support any transaction involving a change in control of True Temper Corporation that is approved by holders of a majority of the voting capital stock of True Temper Corporation. Finally, subject to certain limitation, the stockholders agreement will give each of the stockholders, other than TTS Holdings LLC and its affiliates, the right to participate in any registration of True Temper Corporation's common stock under the Securities Act of 1933, other than a registration on Form S-8 or S-4.

Management Services Agreement

        In connection with the Acquisition and Related Transactions, we entered into a management services agreement with GGEP Management, L.L.C., an affiliate of Gilbert Global. In accordance with this management services agreement, GGEP Management, L.L.C. and certain of its affiliates will provide (i) general management services, (ii) assistance with the identification, negotiation and analysis of acquisitions and dispositions, (iii) assistance with the negotiation and analysis of financial alternatives, and (iv) other services agreed upon by us and GGEP Management, L.L.C. In exchange for such services, GGEP Management, L.L.C. and its affiliates will receive (i) an annual advisory fee of $0.5 million payable quarterly, plus reasonable out-of-pocket expenses, (ii) an investment banking fee in an amount equal to 1.25% of the aggregate transaction value in connection with the consummation of any material acquisition, divestiture, financing or refinancing by True Temper Corporation or any of its subsidiaries, and (iii) a one-time transaction fee of $2.5 million upon consummation of the Acquisition and Related Transactions. The management services agreement has an initial term of five years, subject to automatic one-year extensions unless we or GGEP Management, L.L.C. provides written notice of termination. The annual advisory $0.5 million is an obligation of ours that is contractually subordinated to our obligations under the notes and the new senior credit facilities.

Tax Sharing Agreement

        In connection with the Acquisition and Related Transactions, we entered into a tax sharing agreement with our parent corporation, True Temper Corporation, and our domestic subsidiaries that provides for a consolidated filing of federal income tax returns and allocates federal tax liabilities.

THE SENIOR CREDIT FACILITIES

        This summary is not a complete description of all of the terms of the agreements relating to the new senior credit facilities.

General

        In connection with the offering of the old notes, we entered into new senior credit facilities with a syndicate of financial institutions and institutional lenders. Credit Suisse First Boston will act as administrative agent and collateral agent for the syndicate and joint bookrunner and joint lead arranger under the new senior credit facilities. Set forth below is a summary of the terms of the senior credit facilities.

        Our new senior credit facilities provide for senior secured financing of up to $130.0 million, consisting of (i) a term loan facility in an aggregate principal amount of up to $110.0 million and (ii) a revolving credit facility in an aggregate principal amount of up to $20.0 million.

        The full amount of the term loan facility was drawn on the closing date of the offering of the old notes. The term loan facility will mature seven years after the closing date.

        Up to $10.0 million of the revolving credit facility will be available in the form of letters of credit and up to $5.0 million of the revolving credit facility will be available as a swingline facility. Amounts repaid under the revolving credit facilities may be reborrowed (subject to satisfaction of the applicable borrowing conditions) at any time prior to the maturity of the revolving credit facility and the expiration of the commitment thereunder, which will be five years after the closing date. All borrowings are subject to the satisfaction of customary conditions, including delivery of borrowing notice, accuracy of representations and warranties in all material respects and absence of defaults.

        Proceeds of the term loan facility were used to finance the Acquisition and to pay for related transaction costs and fees. Proceeds of the revolving credit facility will be used for general corporate purposes, including permitted acquisitions.

Interest and Fees

        Loans under our new senior credit facilities will bear interest, at our option, at a spread to be determined over adjusted LIBOR or the alternate base rate for each of the revolving credit facilities and term loan facilities.

        We will pay commitment fees in an amount equal to 0.50% per annum on undrawn portion of the commitments in respect of the revolving credit facility. These fees are payable quarterly in arrears and upon the maturity or termination of the commitments, calculated based on the number of days elapsed in a 360-day year. The interest rate margins under the revolving credit facilities will be subject to change in increments based on a leverage-based pricing grid as set forth in the credit agreement.

        We will pay a letter of credit fee on the aggregate face amount of outstanding letters of credit issued under the revolving credit facility at a rate per annum equal to a spread over adjusted LIBOR under the revolving credit facilities, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be shared by all lenders participating in the revolving credit facility. We will also pay an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears and upon the maturity or termination of the commitments, and customary issuance and drawing fees.

Prepayments

        The term loans under the term loan facility will be required to be prepaid with, subject to certain exceptions (including, in the case of asset sale proceeds, 365-day reinvestment provisions):

  •
  75% of excess cash flow, as defined in the credit agreement, for each fiscal year, reducing to 0% with multiple step-downs based upon achievement and maintenance of certain leverage ratios;

  •
  100% of the net cash proceeds of certain asset sales (including net proceeds from insurance recovery and condemnation events);

  •
  100% of the net cash proceeds of certain debt issuances; and

  •
  50% of the net cash proceeds of certain equity issuances, reducing to 25% based upon achievement and maintenance of certain leverage ratios.

        Voluntary prepayments of loans under our new senior credit facilities and voluntary reductions in the unused commitments under the revolving credit facilities will be permitted in whole or in part without premium or penalty (subject to reimbursement of lender redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period), in minimum amounts and subject to certain other conditions as set forth in the credit agreement.

Amortization of Principal

        The term loans under the term loan facility have scheduled quarterly payments in an aggregate annual amount equal to $1.1 million during the first six years of the term loan facility, with the balance payable in equal quarterly installments during the seventh year of the term loan facility.

Guarantees and Collateral

        Each of our existing and subsequently acquired or organized domestic subsidiary (with such subsidiaries being referred to as the "Subsidiary Guarantors"), guarantee (on a senior secured basis) all of our obligations under our new senior credit facilities. Our obligations under our new senior credit facilities and the obligations of each of the Subsidiary Guarantors under these guarantees are secured by substantially all of our assets and the assets of the Subsidiary Guarantors, including but not limited to: (a) a first-priority pledge of all the capital stock of the Subsidiary Guarantors and (b) a perfected first- priority security interests in, and mortgages on, substantially all of our tangible and intangible assets and the tangible and intangible assets of the Subsidiary Guarantors, including accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing (in each case subject to materiality thresholds and other exceptions to be agreed upon).

Covenants and Other Matters

        Our new senior credit facilities require us to comply with certain financial covenants, consisting of maximum total leverage ratios, minimum interest coverage ratios and minimum fixed charge coverage ratios. Our new senior credit facilities include certain negative covenants restricting or limiting our ability to, among other things:

  •
  declare dividends or redeem or repurchase capital stock;

  •
  prepay, redeem or purchase subordinated debt (including the notes);

  •
  incur liens and engage in sale leaseback transactions;

  •
  make loans and investments;

  •
  guarantee or incur additional debt;

  •
  engage in hedging arrangements;

  •
  amend or otherwise alter terms of debt (including the notes);

  •
  engage in mergers, acquisitions and other business combinations;

  •
  sell assets;

  •
  make capital expenditures;

  •
  transact with affiliates; and

  •
  alter the business we conduct,

        in each case, subject to exceptions as set forth in the credit agreement.

        The senior credit facilities also contains certain customary representations and warranties, affirmative covenants and events of default, including change of control, cross-defaults to other debt and material judgments.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions" and throughout this description. In this description, the term "True Temper" refers only to True Temper Sports, Inc. and not to any of its subsidiaries.

        The notes have been issued under an indenture among True Temper, the Guarantors and The Bank of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act of 1933. See "Transfer Restrictions." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Wherever particular provisions of the indenture, or the Trust Indenture Act are referred to in this description, such provisions are incorporated by reference as part of the statements made herein and such statements are qualified in their entirety by such reference. Copies of the indenture are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture and the registration rights agreement.

Brief Description of the Notes and the Note Guarantees

  The Notes

        The notes:

    •
    will be general unsecured obligations of True Temper;

    •
    will be subordinated in right of payment to all existing and future Senior Debt of True Temper;

    •
    will be pari passu in right of payment with any future senior subordinated Indebtedness of True Temper; and

    •
    will be unconditionally guaranteed by the Guarantors.

  The Note Guarantees

        The notes will be guaranteed by each of True Temper's Domestic Subsidiaries (other than any Immaterial Subsidiaries or Receivables Subsidiaries).

        Each guarantee of the notes:

    •
    will be a general unsecured obligation of the Guarantor;

    •
    will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

    •
    will be pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

        Assuming we had completed the original offering of the old notes and applied the net proceeds as intended, as of December 31, 2003, True Temper and the Guarantors would have had total Senior Debt of approximately $110.0 million. As indicated above and as discussed in detail below under the caption "—Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

        Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. None of our Unrestricted Subsidiaries, Foreign Subsidiaries, Immaterial Subsidiaries or Receivables Subsidiaries will guarantee the notes.

Principal, Maturity and Interest

        True Temper issued $125.0 million in aggregate principal amount of notes in the old notes offering. True Temper may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. True Temper will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 15, 2011.

        Interest on the notes will accrue at the rate of 8 3/8% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2004. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes to the extent permitted by law. True Temper will make each interest payment to the holders of record on the immediately preceding March 1 and September 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        The notes will be payable as to principal, interest and premium and Additional Interest, if any, at the office or agency of the paying agent maintained for such purpose within the City and State of New York or, at the option of True Temper, payment of interest and Additional Interest, if any, may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, interest and premium and Additional Interest, if any, with respect to notes represented by one or more permanent global notes will be paid by wire transfer of immediately available funds to the account of The Depository Trust Company or any successor thereto. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. True Temper may change the paying agent or registrar without prior notice to the holders of the notes, and True Temper or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes and fees due on transfer. True Temper will not be required to transfer or exchange any note selected for redemption. Also, True Temper will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        The notes will be guaranteed by each of True Temper's current and future Domestic Subsidiaries (other than any Immaterial Subsidiaries or Receivables Subsidiaries) on a senior subordinated basis. These Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

        A Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with the following paragraph) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than True Temper or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) True Temper or a Restricted Subsidiary of True Temper, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

  (2)
  in connection with either (A) any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) True Temper or a Restricted Subsidiary of True Temper, or (B) any sale of or other disposition of any Capital Stock of that Guarantor to any Person that results in (i) the Guarantor ceasing to be a Subsidiary of True Temper or (ii) becoming a Subsidiary of an Unrestricted Subsidiary, in each case, if the sale or other disposition does not violate any of the applicable provisions of the indenture;

  (3)
  if True Temper designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

  (4)
  upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

Subordination

        The payment of principal, interest and premium and Additional Interest, if any, or other amounts on the notes will be subordinated to the prior payment in full in cash of all Senior Debt of True Temper, including Senior Debt incurred after the date of the indenture.

        The holders of Senior Debt of True Temper will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest and fees after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) and all outstanding letters of credit under the Credit Facilities shall either have been terminated or cash collateralized in accordance with the terms thereof before the holders of notes will be entitled to receive any payment on, or distribution with respect to, the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"), in the event of any distribution to creditors of True Temper:

  (1)
  in a liquidation or dissolution of True Temper;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to True Temper or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of True Temper's assets and liabilities.

        True Temper also may not make any payment in respect of principal, interest, premium or Additional Interest, if any, or other amounts on the notes or make any deposit pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge" (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge") and may not otherwise purchase, redeem or otherwise retire any notes if:

  (1)
  a payment default on Designated Senior Debt of True Temper occurs and is continuing beyond any applicable grace period; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt of True Temper that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from True Temper or the holders of any such Designated Senior Debt (a "nonpayment default").

        Payments on the notes may and will be resumed:

  (1)
  in the case of a payment default with respect to any Designated Senior Debt of True Temper, upon the date on which such default is cured or waived; and

  (2)
  in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the trustee, unless the maturity of any Designated Senior Debt of True Temper has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days (it being understood that any subsequent action, or any breach of any covenant for a period commencing after the date of receipt by the trustee of such Payment Blockage Notice, that, in either case, would give rise to such a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

        If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge") when the payment is prohibited by these subordination provisions, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt of True Temper. Upon the proper written request of the holders of Senior Debt of True Temper, the trustee or the holder, as the case may be, will promptly deliver the amounts in trust to the holders of Senior Debt or their proper representative.

        True Temper must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of True Temper, holders of notes may recover less ratably than creditors of True Temper who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of True Temper. See "Risk Factors—Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of these notes are junior to all of our guarantors' existing indebtedness and possibly to all their future borrowings."

        Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the indenture, on the same basis as provided above with respect to the subordination of payments on the notes by True Temper to the prior payment in full of Senior Debt of True Temper. See "Risk Factors—Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of these notes are junior to all of our guarantors' existing indebtedness and possibly to all their future borrowings."

Optional Redemption

        At any time prior to March 15, 2007, True Temper may on any one or more occasions, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings or a contribution to True Temper's common equity capital made with the net cash proceeds of a concurrent offering of Capital Stock (other than Disqualified Stock) of True Temper's direct or indirect parent; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by True Temper and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Equity Offering or such contribution to True Temper's common equity capital, as applicable.

        At any time prior to March 15, 2008, True Temper may also redeem all or a part of the notes upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, thereon to, the date of redemption (the "Redemption Date"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        Except pursuant to the two preceding paragraphs, the notes will not be redeemable at True Temper's option prior to March 15, 2008.

        On or after March 15, 2008, True Temper may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	104.188%
2009	102.094%
2010 and thereafter	100.000%

        Unless True Temper defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        True Temper is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require True Temper to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon, to the Change of Control Payment Date (the "Change of Control Payment"). Within 60 days following any Change of Control, True Temper will mail, or will cause to be mailed, a notice to each holder offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. Holders electing to have all or any part of their notes repurchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        True Temper will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, True Temper will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, True Temper will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by True Temper.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. True Temper will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The agreements governing True Temper's outstanding Senior Debt currently prohibits True Temper from purchasing any notes, and also provides that certain "change of control" events with respect to True Temper would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which True Temper becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when True Temper is prohibited from purchasing notes, True Temper could seek the consent of its senior lenders to the purchase of notes or could attempt to repay or refinance the borrowings that contain such prohibition. If True Temper does not obtain such a consent or repay or refinance such borrowings, True Temper will remain prohibited from purchasing notes. In such case, True Temper's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that True Temper repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Neither the Board of Directors of True Temper nor the trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. The obligation to make a Change of Control Offer and restrictions in the indenture described herein on the ability of True Temper and its Restricted Subsidiaries to incur additional Indebtedness, to make Restricted Payments and to make Asset Sales may make more difficult or discourage a takeover of True Temper, whether favored or opposed by the management of True Temper. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that True Temper or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of True Temper by the management of True Temper. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of the notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        True Temper will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by True Temper and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of True Temper and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require True Temper to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of True Temper and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        If any Change of Control Payment Date is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest and Additional Interest, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such interest record date.

  Asset Sales

        True Temper will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  True Temper (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by True Temper or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the 75% limitation will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined pursuant to the succeeding sentence, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the 75% limitation. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on True Temper's most recent consolidated balance sheet or as would be reflected on a balance sheet prepared in accordance with GAAP on the date of such sale, of True Temper or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and with respect to which True Temper or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes or other obligations received by True Temper or any such Restricted Subsidiary from such transferee that are converted within 180 days by True Temper or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

  (c)
  Replacement Assets.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, True Temper (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

  (1)
  to repay, repurchase, redeem, defease or otherwise discharge any Senior Debt;

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business (other than through an Unrestricted Subsidiary);

  (3)
  to make a capital expenditure;

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; and/or

  (5)
  any combination of the foregoing clauses (1) through (4).

        Pending the final application of any Net Proceeds, True Temper or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        On the 366th day after the Asset Sale or such earlier date, if any, as the Board of Directors of True Temper or of such Restricted Subsidiary determine not to apply or invest the Net Proceeds relating to such Asset Sale as provided in the second paragraph of this covenant, such aggregate amount of Net Proceeds which have not been applied or invested as provided in the second paragraph of this covenant on or before such date will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, within five days thereof (such date being an "Asset Sale Offer Trigger Date"), True Temper will make an offer (an "Asset Sale Offer") to all holders of notes and, at the option of True Temper, all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase, on a date not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, other than as may be required by law (the "Asset Sale Offer Payment Date"), the maximum principal amount of notes and, if applicable, such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and, if applicable, such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, thereon to the Asset Sale Offer Payment Date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, True Temper and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and, if applicable, other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based upon the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The principal amount of notes and, if applicable, such other pari passu Indebtedness to be purchased pursuant to an Asset Sale Offer may be reduced by the principal amount of notes acquired by True Temper through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the trustee for cancellation.

        True Temper will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, True Temper will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

        The agreements governing True Temper's Senior Debt, including the Credit Agreement, will prohibit True Temper from purchasing any notes, and will also provide that certain change of control or asset sale events with respect to True Temper would constitute a default under these agreements. Any other agreements relating to Senior Debt to which True Temper becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when True Temper is prohibited from purchasing notes, True Temper could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If True Temper does not obtain such a consent or repay such borrowings, True Temper will remain prohibited from purchasing notes. In such case, True Temper's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

        If any Asset Sale Offer Payment Date is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest and Additional Interest, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such interest record date.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

  Restricted Payments

        True Temper will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of True Temper's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving True Temper or any of its Restricted Subsidiaries) or similar payment to the direct or indirect holders of True Temper's or any of its Restricted Subsidiaries' Equity Interests solely in their capacity as such (in each case, other than (A) dividends, distributions or payments payable in Equity Interests (other than Disqualified Stock) of True Temper and (B) dividends, distributions or payments payable to True Temper or any of its Restricted Subsidiaries);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving True Temper or any of its Restricted Subsidiaries) any Equity Interests of True Temper or any direct or indirect parent of True Temper (other than (A) any such Equity Interests owned by True Temper or any of its Restricted Subsidiaries and (B) in connection with any exercise of any option to exchange any such Equity Interests into any Equity Interests of True Temper other than Disqualified Stock);

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of True Temper or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among True Temper and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  True Temper would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by True Temper and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5)(f), (5)(g), 5(h), (6), (8), (9), (10), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of True Temper for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the date of the indenture occurs to the end of True Temper's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

  (b)
  100% of the aggregate net proceeds, including the fair market value of the property other than cash, received by True Temper since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of True Temper (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of True Temper that have been converted into or exchanged for such Equity Interests (including any additional net proceeds received by True Temper upon such conversion or exchange) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of True Temper); plus

  (c)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

  (d)
  to the extent that any Unrestricted Subsidiary of True Temper designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of True Temper's Investment in such Subsidiary as of the date of such redesignation; plus

  (e)
  100% of any dividends or distributions received by True Temper or a Restricted Subsidiary of True Temper after the date of the indenture from an Unrestricted Subsidiary of True Temper, to the extent that such dividends were not otherwise included in the Consolidated Net Income of True Temper for such period.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of True Temper) of, Equity Interests of True Temper (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to True Temper; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of True Temper or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of True Temper to the holders of its Equity Interests on a pro rata basis;

  (5)
  the declaration or payment of dividends to, or the making of loans, advances or other payments to, Parent (A) for expenses incurred by Parent in its capacity as a holding company or for services rendered on behalf of True Temper or its Subsidiaries or (B) in amounts necessary for Parent to pay any of:

  (a)
  customary salary, bonus and other benefits payable to officers, employees and consultants of Parent;

  (b)
  fees and expenses paid to members of the Board of Directors of Parent;

  (c)
  general corporate overhead expenses of Parent, including, without limitation, franchise taxes and other fees required to maintain the existence of Parent, insurance premiums, administrative, legal, tax and accounting fees for services provided by third parties, and any indemnification claims made by directors or officers of Parent attributable to the ownership or operation of True Temper and its Subsidiaries;

  (d)
  management, consulting or advisory fees paid to Parent or to permit Parent to pay management, consulting or advisory fees, in each case, not to exceed $1.5 million in any fiscal year;

  (e)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent held by, or any payments made in connection with stock appreciation rights granted by Parent to, any current or former employee, director or consultant of Parent (or their heirs or estates) pursuant to any management equity subscription agreement, stockholders agreement, employment agreement, stock option agreement, stock appreciation rights agreement or any other similar agreement, plan or arrangement;

  (f)
  federal, state and local income tax liabilities of Parent;

  (g)
  after the consummation of an Initial Public Offering, cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent; and

  (h)
  the repurchase of Equity Interests of Parent deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

    provided that (x) with respect to clauses (a) through (c) above, the aggregate amount paid does not exceed $2.0 million in any fiscal year; and (y) with respect to clause (e) above, the aggregate price paid shall not exceed (i) $1.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years), plus (ii) the aggregate cash proceeds received by True Temper from any issuance or reissuance of Equity Interests by Parent to members of management of True Temper and its Restricted Subsidiaries and the proceeds to True Temper of any "key-man" life insurance policies; provided further that the cancellation of Indebtedness owing to True Temper from members of management of

    True Temper or any Restricted Subsidiary of True Temper in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (7)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of True Temper or any Restricted Subsidiary of True Temper issued on or after the date of the indenture, the issuance of which was in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (8)
  the declaration or payment of dividends or other payments to Parent pursuant to any tax sharing agreement or other arrangement among Parent or other members of the affiliated corporations of which Parent is the common parent;

  (9)
  distributions to Parent to fund the Transactions;

  (10)
  in the event of any Asset Sale that requires True Temper to make an Asset Sale Offer pursuant to the terms of the indenture, so long as no Default has occurred and is continuing or would be caused thereby, the payment, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of True Temper or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee, in each case, at a purchase price not greater than 100% of the principal amount (or if such Indebtedness was issued with original issue discount, 100% of the accreted value) of such Indebtedness, plus any accrued and unpaid interest thereon; provided, that prior to such the payment, repurchase, redemption, defeasance or other acquisition or retirement, True Temper (or a third part to the extent permitted by the indenture) has made an Asset Sale Offer with respect to the notes as a result of such Asset Sale and has repurchased all notes validly tendered and not withdrawn in connection with such Asset Sale Offer;

  (11)
  after the consummation of an Initial Public Offering, cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of True Temper or any of its Restricted Subsidiaries;

  (12)
  so long as no Default has occurred and is continuing or would be caused thereby, from an after an Initial Public Offering, the declaration or payment of dividends by True Temper on its shares of common stock in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by True Temper (directly or as a common equity contribution from Parent) from the shares of common stock of True Temper, Parent or any other direct or indirect parent of True Temper, in such Initial Public Offering; and

  (13)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the indenture.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by True Temper or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of True Temper.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        True Temper will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and True Temper will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that True Temper may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Restricted Subsidiaries of True Temper may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Fixed Charge Coverage Ratio for True Temper's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by True Temper and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities;

  (2)
  the incurrence by True Temper and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by True Temper and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

  (4)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of True Temper or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million;

  (5)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was incurred not in violation of the indenture;

  (6)
  the incurrence by True Temper or any of its Restricted Subsidiaries of intercompany Indebtedness between or among True Temper and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if True Temper or any Guarantor is the obligor on such Indebtedness and the payee is not True Temper or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of True Temper, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than True Temper or a Restricted Subsidiary of True Temper and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either True Temper or a Restricted Subsidiary of True Temper, will be deemed, in each case, to constitute an incurrence of such Indebtedness by True Temper or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of True Temper's Restricted Subsidiaries to True Temper or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than True Temper or a Restricted Subsidiary of True Temper; and

  (b)
  any sale or other transfer of any such Preferred Stock to a Person that is not either True Temper or a Restricted Subsidiary of True Temper,

    will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the Guarantee by True Temper or any of its Restricted Subsidiaries of Indebtedness of True Temper or a Restricted Subsidiary of True Temper that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

  (10)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, completion guaranties, or performance, appeal, bid or surety bonds in the ordinary course of business;

  (11)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is promptly covered;

  (12)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by True Temper or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by True Temper or one of its Subsidiaries; provided further that the principal amount of such Indebtedness or its accreted value, as applicable, together with any other outstanding Indebtedness incurred pursuant to this clause (12), does not exceed $7.5 million;

  (13)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Indebtedness arising from True Temper's agreements or those of a Restricted Subsidiary of True Temper providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary of True Temper, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary of True Temper for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on True Temper's balance sheet or that of any Restricted Subsidiary of True Temper (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the aggregate gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by True Temper and its Restricted Subsidiary in connection with such disposition;

  (14)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Indebtedness in respect of Guarantees incurred in the ordinary course of business in the aggregate principal amount not to exceed $5.0 million at any time outstanding;

  (15)
  the incurrence by True Temper or any of its Restricted Subsidiaries of Indebtedness to the extent that the net proceeds thereof are immediately deposited to defease or discharge the notes in full, in each case, in accordance with the terms of the indenture;

  (16)
  the incurrence of Indebtedness by a Receivables Subsidiary pursuant to a Qualified Receivables Transaction;

  (17)
  the incurrence of Indebtedness by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) not to exceed at any time outstanding $7.5 million; and

  (18)
  the incurrence by True Temper or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18), not to exceed $20.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, True Temper will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of True Temper as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that True Temper or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

  No Layering of Debt

        True Temper will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of True Temper and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

  Liens

        True Temper will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Limitation on Sale and Leaseback Transactions

        True Temper will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that True Temper or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  (a)   True Temper or that Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;"

  (b)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by True Temper, of the property that is the subject of that sale and leaseback transaction; and

  (c)
  the transfer of assets in that sale and leaseback transaction is permitted by, and True Temper applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (2)
  True Temper or any of its Restricted Subsidiaries is entering into such sale and leaseback transaction in order to extend, refinance, renew, replace, defease or refund any sale and leaseback transaction existing on the date of the indenture; provided that such sale and leaseback transaction constitutes a Permitted Sale and Leaseback Transaction; or

  (3)
  the Attributable Debt associated with such sale and leaseback transaction, when taken together with the Attributable Debt with respect to all other sale and leaseback transactions made pursuant to this clause (3) since the date of the indenture does not exceed $5.0 million at any one time outstanding.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        True Temper will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to True Temper or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to True Temper or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to True Temper or any of its Restricted Subsidiaries; or

  (3)
  sell, lease or transfer any of its properties or assets to True Temper or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements as in effect on the date of the indenture, including agreements governing Existing Indebtedness and Credit Facilities, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, as determined by the Board of Directors or senior management of True Temper in their reasonable good faith judgment, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  (a) the indenture, the notes, the Note Guarantees or (b) any other agreement governing any other Indebtedness of True Temper or any the Guarantors that ranks pari passu with the notes or the Note Guarantees, as applicable (provided, that, with respect to this clause (b), such agreements are not materially more restrictive, taken as a whole, as determined by the Board of Directors or senior management of True Temper, with respect to such dividend and other payment restrictions than those imposed by the notes and the indenture;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any agreement or instrument governing the Indebtedness or Capital Stock of a Person acquired by True Temper or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  any agreement or instrument relating to any property, asset or business acquired by True Temper or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any property, asset or business other than the properties, assets or businesses so acquired;

  (6)
  customary assignment, sublicensing or subletting restrictions and net worth provisions in contracts, licenses and leases entered into in the ordinary course of business;

  (7)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (8)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary of True Temper that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (9)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (10)
  Liens not prohibited to be incurred pursuant to the provisions of the covenant described above under the caption "—Liens" that limit the right to dispose of the assets subject to such Liens;

  (11)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable on to the assets that are the subject of such agreements;

  (12)
  any encumbrance or restriction contained in any agreement or instrument governing Senior Debt (including the Credit Agreement) not incurred in violation of the indenture; provided, however, that such encumbrances or restrictions, taken as a whole, are no more restrictive in the aggregate than those contained in the Credit Agreement as in effect on the date of the indenture, as determined in good faith by the Board of Directors of True Temper;

  (13)
  customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business;

  (14)
  any encumbrance or restriction pursuant to the terms of any agreement entered into in connection with any Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to a Receivables Subsidiary;

  (15)
  any encumbrance or restriction contained in the terms of any Indebtedness of Foreign Subsidiaries permitted to be Incurred pursuant to the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (16)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        True Temper will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not True Temper is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of True Temper and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) True Temper is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than True Temper) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than True Temper) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of True Temper under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  True Temper or the Person formed by or surviving any such consolidation or merger (if other than True Temper), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (a) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) would (together with Restricted Subsidiaries of True Temper) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of True Temper and its Restricted Subsidiaries immediately prior to the transaction.

        In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which True Temper is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, True Temper under, and True Temper shall be discharged from its Obligations under, the indenture, the notes and the registration rights agreement, with the same effect as if such successor Person had been named as True Temper herein or therein.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of True Temper with an Affiliate solely for the purpose of reincorporating True Temper in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among True Temper and its Restricted Subsidiaries.

  Transactions with Affiliates

        True Temper will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of True Temper (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to True Temper or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by True Temper or such Restricted Subsidiary with an unrelated Person; and

  (2)
  True Temper delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of True Temper set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of True Temper; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to True Temper or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by True Temper or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

  (2)
  transactions between or among True Temper and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of True Temper) that is an Affiliate of True Temper solely because True Temper owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  customary loans, advances, fees and compensation paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of True Temper or any of its Restricted Subsidiaries;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of True Temper to Affiliates of True Temper;

  (6)
  Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments;"

  (7)
  Permitted Investments;

  (8)
  transactions with a joint venture that, taken as a whole, are in the reasonable good faith judgment of the Board of Directors or senior management of True Temper fair and reasonable to True Temper; provided that all the outstanding ownership interests of such joint venture are owned only by True Temper, its Restricted Subsidiaries and Persons who are not Affiliates of True Temper;

  (9)
  payment of fees, expenses and indemnification amounts not in excess of the amounts specified in, or determined pursuant to, the Management Agreement as in effect on the date of the indenture or any amendment, modification or supplement thereto that is not, in the reasonable good faith judgment of the Board of Directors or senior management of True Temper, more disadvantageous to True Temper or the relevant Restricted Subsidiary in any material respect that the Management Agreement as in effect on the date of the indenture; provided that such amendment, modification or supplement does not provide for a management fee in excess of the amount set forth in the Management Agreement in effect on the date of the indenture; and provided further that such amendment, modification or supplement does not provide for fees or other payments, which are, in the aggregate, in excess of the aggregate amounts set forth in the Management Agreement in effect on the date of the indenture;

  (10)
  transactions pursuant to any contract or agreement (other than the Management Agreement) in effect on the date of the indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not, in the reasonable good faith judgment of the Board of Directors or senior management of True Temper, more disadvantageous to True Temper or its Restricted Subsidiaries than the contract or agreement as in effect on the date of the indenture;

  (11)
  insurance arrangements among True Temper and its Subsidiaries that are not, in the reasonable good faith judgment of the Board of Directors or senior management of True

    Temper, more disadvantageous to True Temper or its Restricted Subsidiaries than those that are in effect on the date of the indenture provided such arrangements are conducted in the ordinary course of business consistent with past practices;

  (12)
  payments under any tax sharing agreement or other arrangement among Parent and other members of the affiliated group of corporations of which either is the common parent;

  (13)
  sales of inventory or other products to any Affiliate of True Temper entered into in the ordinary course of business on terms that are no less favorable to True Temper and its Restricted Subsidiaries than those that could be obtained at the time of such sale in arm's length dealings with a Person who is not an Affiliate;

  (14)
  any transaction with a Receivables Subsidiary pursuant to a Qualified Receivables Transaction; and

  (15)
  the Transactions, including any payments in connection therewith.

  Business Activities

        True Temper will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a business which, in the reasonable good faith judgment of the Board of Directors or senior management of True Temper, is a Permitted Business, except to such extent as would not be material to True Temper and its Restricted Subsidiaries taken as a whole.

  Additional Note Guarantees

        If True Temper or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary (other than a Receivables Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of True Temper may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by True Temper and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary designated as an Unrestricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of True Temper as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of True Temper giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, True Temper will be in default of such provisions in the indenture. The Board of Directors of True Temper may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of True Temper; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of True Temper of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

        Whether or not required by the rules and regulations of the Securities and Exchange Commission, so long as any notes are outstanding, True Temper will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the Securities and Exchange Commission on Forms 10-Q and 10-K if True Temper were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if True Temper were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the Securities and Exchange Commission rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on True Temper's consolidated financial statements by True Temper's certified independent accountants. In addition, True Temper will file a copy of each of the reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission rules and regulations applicable to such reports (unless the Securities and Exchange Commission will not accept such a filing). In addition, True Temper has agreed that, prior to the consummation of the exchange offer in respect of the notes as required by the registration right agreement or the effectiveness of the shelf registration statement, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933.

Events of Default and Remedies

        Each of the following is an "Event of Default":

  (1)
  default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  failure by True Temper or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control;"

  (4)
  failure by True Temper or any of its Restricted Subsidiaries to comply with the provisions described under the caption "—Repurchase at the Option of Holders—Asset Sales," "—Certain Covenants—Restricted Payments" or "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" for 30 days after True Temper receives written notice specifying such failure from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  (5)
  failure by True Temper or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture for 60 days after True Temper receives written notice specifying such failure from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by True Temper or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by True Temper or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal when due at final maturity of such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated aggregates $20.0 million or more at any one time;

  (7)
  failure by True Temper or any of its Restricted Subsidiaries to pay final and non-appealable judgments (other than any such judgments covered by insurance) entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million at any one time, which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  except as permitted by the indenture, any Note Guarantee of any Significant Subsidiary of True Temper is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Significant Subsidiary of True Temper which is a Guarantor denies or disaffirms its obligations under its Note Guarantee; and

  (9)
  certain events of bankruptcy or insolvency described in the indenture with respect to True Temper or any of its Restricted Subsidiaries that is a Significant Subsidiary of True Temper.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to True Temper or any Restricted Subsidiary of True Temper that is a Significant Subsidiary of True Temper, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by delivery of written notice thereof to True Temper; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Agreement or (2) five business days after receipt by True Temper and the administrative agent under the Credit Agreement of written notice of such acceleration.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

        In the event of a declaration of acceleration of the notes because of an Event of Default described in clause (6)(b) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (6)(b) shall be remedied or cured by True Temper or a Restricted Subsidiary of True Temper or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration and its consequences or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

        True Temper is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, True Temper is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of True Temper or any Guarantor, as such, will have any liability for any obligations of True Temper or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        True Temper may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  True Temper's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and True Temper's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, True Temper may, at its option and at any time, elect to have the obligations of True Temper and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  True Temper must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and True Temper must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, True Temper must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) True Temper has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, True Temper must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which True Temper or any of its Subsidiaries is a party or by which True Temper or any of its Subsidiaries is bound;

  (6)
  True Temper must deliver to the trustee an officers' certificate stating that the deposit was not made by True Temper with the intent of preferring the holders of notes over the other creditors of True Temper with the intent of defeating, hindering, delaying or defrauding any creditors of True Temper or others; and

  (7)
  True Temper must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or extend the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

        Notwithstanding the preceding, without the consent of any holder of notes, True Temper, the Guarantors and the trustee may amend or supplement the indenture or the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of True Temper's or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of True Temper's or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this description to the extent that such provision in this description was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

  (8)
  to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to True Temper, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and True Temper or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which True Temper or any Guarantor is a party or by which True Temper or any Guarantor is bound;

  (3)
  True Temper or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  True Temper has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, True Temper must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of True Temper or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to True Temper Sports, Inc., 8275 Tournament Drive, Suite 200, Memphis, Tennessee 38125, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

        The old notes offered and sold in the original offering are currently represented by one or more global notes without interest coupons. The new notes issued in exchange for the old notes will be represented by one or more fully registered global notes (the "Global Notes"), without interest coupons and will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

        The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

The Global Notes

        True Temper expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        True Temper expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. True Temper also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

        DTC has advised True Temper that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

        DTC has advised True Temper as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor True Temper will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies True Temper that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

  (2)
  True Temper, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        True Temper will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. True Temper will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. True Temper expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised True Temper that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" means all liquidated damages owing pursuant to the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. No Person (other than True Temper or any Subsidiary of True Temper) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of True Temper or any of its Subsidiaries solely by reason of such Investment.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

  (1)
  1.0% of the principal amount of the note; or

  (2)
  the excess of:

  (a)
  the present value at such Redemption Date of (i) the redemption price of the note at March 15, 2008, (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through March 15, 2008, (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

  (b)
  the principal amount of the note, if greater.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of True Temper and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests in any of True Temper's Restricted Subsidiaries or the sale of Equity Interests in any of True Temper's Restricted Subsidiaries (in each case, other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Parent or a Restricted Subsidiary).

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

  (2)
  a transfer of assets between or among True Temper and its Restricted Subsidiaries or between and among True Temper's Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of True Temper to True Temper or to a Restricted Subsidiary of True Temper;

  (4)
  any sale or transfer of Equity Interests in a Restricted Subsidiary of True Temper by True Temper or any of its Restricted Subsidiaries to any Restricted Subsidiary of True Temper;

  (5)
  the sale or lease of products, services, inventory, accounts receivable or other assets or right in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

  (6)
  the sale or other disposition of cash or Cash Equivalents;

  (7)
  the sale and leaseback of any assets within 90 days of the acquisition thereof;

  (8)
  foreclosures on assets;

  (9)
  any settlement, release or surrender of tort or other litigation claims;

  (10)
  the grant of any Liens not otherwise prohibited by the indenture;

  (11)
  any exchange of property pursuant to Section 1031 of the Internal Revenue Code, as amended, for use in a Permitted Business;

  (12)
  any transfer or sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the Fair Market Value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (12), investments received in exchange for the transfer of accounts receivable and related assets will be deemed to constitute cash if the Receivables Subsidiary or other payor is required to repay such investments as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of True Temper entered into as part of a Qualified Receivables Transaction);

  (13)
  the licensing of intellectual property; and

  (14)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, no Attributable Debt shall be deemed to be represented thereby and instead the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act).

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing (A) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock and (B) any compensation agreement, plan or arrangement conferred upon employees of Parent, True Temper or any Restricted Subsidiary of True Temper to the extent such agreement, plan or arrangement provides for payments tied to measures of operating performance.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  Government Securities having maturities of not more than twelve months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the rating of "P-2" (or higher) from Moody's or "A-3" (or higher) from S&P and in each case maturing within twelve months after the date of acquisition; and

  (6)
  any fund investing exclusively in investments of the type described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of True Temper and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of True Temper;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Principals and the Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of True Temper, measured by voting power rather than number of shares; or

  (4)
  after the consummation of an Initial Public Offering, the first day on which a majority of the members of the Board of Directors of True Temper are not Continuing Directors.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the Redemption Date to March 15, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 15, 2008.

        "Comparable Treasury Price" means, with respect to any Redemption Date, if clause (ii) of the Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such Redemption Date.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with a disposition of assets of such Person (including pursuant to any sale and leaseback transaction), to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including (A) amortization of intangibles, (B) any increased expense or depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions and (C) amortization charges or write-off of deferred financing costs and debt issuance costs) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period except to the extent such prepaid cash expenses were included in the calculation of Consolidated Cash Flow for such prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  amounts paid pursuant to the Management Agreement to the extent such amounts were deducted in computing such Consolidated Net Income; plus

  (6)
  any non-recurring charges for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

  (7)
  any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions; plus

  (8)
  100% of any dividends or distributions received by such Person or a Restricted Subsidiary of such Person after the date of the indenture from an Unrestricted Subsidiary of such Person to the extent that such dividends were not otherwise included in such Consolidated Net Income; plus

  (9)
  expenses attributable to Incentive Arrangements to the extent such amounts were deducted in computing such Consolidated Net Income; minus

  (10)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary will be included only to the extent of the amount of dividends or similar distributions directly or indirectly paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

  (2)
  the Net Income of any Restricted Subsidiary of the specified Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that (A) the Net Income (but not loss) of any Foreign Subsidiary shall be excluded pursuant to this clause (2) only to the extent cash equal to such Net Income (or a portion thereof) is not readily procurable to True Temper from such Foreign Subsidiary pursuant to (x) repurchases of Capital Stock if such Foreign Subsidiary is a Wholly Owned Restricted Subsidiary of True Temper before and after giving effect to such repurchase, (y) repayment of intercompany loans made in accordance with clause (6) of the covenant described above under clause (6) of the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or (z) dividends or distributions in respect of the Capital Stock of such Foreign Subsidiary and (B) the Net Income of any Restricted Subsidiary of the specified Person that would otherwise be excluded pursuant to this clause (2) shall be included to the extent of the amount of dividends or similar distributions directly or indirectly paid in cash to the specified Person or a Restricted Subsidiary of the specified Person during such period (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause (2) as applied to such other Restricted Subsidiary);

  (3)
  the cumulative effect of a change in accounting principles shall be excluded;

  (4)
  non-cash charges resulting from the impairment of goodwill pursuant to FAS 142 shall be excluded;

  (5)
  expenses and charges related to the Transactions which are paid, taken or otherwise accounted for within 365 days of the consummation of the Transactions shall be excluded; and

  (6)
  notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of True Temper who:

  (1)
  was a member of such Board of Directors immediately following the consummation of the Transactions;

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election;

  (3)
  prior to the consummation of an Initial Public Offering, was nominated by the Principals pursuant to the Stockholders Agreement; or

  (4)
  following the consummation of an Initial Public Offering, was nominated for election or elected to such Board of Directors by the Principals at such time when the Principal and the Related Parties together is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of True Temper, measured by voting power rather than number of shares.

        "Credit Agreement" means that certain Credit Agreement, to be dated as of the date of the indenture, by and among True Temper Corporation, True Temper, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent, and the lenders party thereto, initially providing for up to $130.0 million of borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), increased, extended or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Agreement; and

  (2)
  after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is (or which provides for commitments to lend) $25.0 million or more and that has been designated by True Temper as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable for Capital Stock (other than Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable for Capital Stock (other than Disqualified Stock) at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock matures or gives the holders of the Capital Stock the right to require True Temper to repurchase such Capital Stock upon the occurrence of a "change of control" or an "asset sale" will not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions applicable to the notes as described above under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales" or

  (2)
  the terms of such Capital Stock provide that True Temper may not repurchase or redeem any Capital Stock pursuant to the "asset sale" or "change of control" provisions applicable to such Capital Stock unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that True Temper and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of True Temper that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Credit Facilities of True Temper.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private offer and sale of Capital Stock (other than Disqualified Stock) of True Temper.

        "Existing Indebtedness" means Indebtedness of True Temper and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of True Temper (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition and any other operating expense reduction that would be permitted to be reflected on pro forma financial statements pursuant to Rule 11-02 of Regulation S-X under the Securities Act of 1933, as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Cash Flow (positive or negative) directly attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of, or assets that are the subject of an Asset Sale consummated, prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges (positive or negative) attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of, or assets that are the subject of an Asset Sale consummated, prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of (in each case, determined on a consolidated basis in accordance with GAAP):

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding cash costs paid to unwind an agreement or instrument governing any Hedging Obligations existing on or prior to the date of the indenture); plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (but only to the extent of the value of the assets so secured), whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of Preferred Stock of such Person's Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of True Temper (other than Disqualified Stock) or to True Temper or a Restricted Subsidiary of True Temper, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the issuer of such Disqualified Stock or Preferred Stock, expressed as a decimal (as estimated by the Chief Financial Officer of True Temper in good faith); less

  (5)
  to the extent included in clause (1), (2), (3) or (4) above, the amortization during such period of capitalized financing costs associated with the Transactions.

        "Foreign Subsidiary" means any Restricted Subsidiary of True Temper that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Government Securities" means securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities).

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each of:

  (1)
  True Temper Sports, PRC Holdings, Inc.;

  (2)
  El Cajon Equipment Corporation; and

  (3)
  any other Restricted Subsidiary of True Temper that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage, or to protect such Person against fluctuations in, interest rates or interest rate risk;

  (3)
  any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to manage, or to protect such Person against fluctuations in, currency exchange rates or commodity prices; and

  (4)
  any forward contract, commodity swap, commodity option or other similar agreement or arrangement designed to manage, or to protect such Person against fluctuations in, commodity prices.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary of True Temper whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of True Temper.

        "Incentive Arrangements" means any (i) earn-out agreements, (ii) stock appreciation rights, (iii) phantom stock plans, (iv) employment agreements, (v) non-competition agreements and (vi) incentive and bonus plans entered into by True Temper or any of its Restricted Subsidiaries for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses in connection with the acquisition of the Capital Stock of such Persons or the acquisition of such business by True Temper or such Restricted Subsidiary.

        "Indebtedness" means, without duplication, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes, to the extent not otherwise included, (i) the Guarantee by the specified Person of any Indebtedness of any other Person and (ii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person).

        "Initial Public Offering" means a primary underwritten public offering of the common stock of True Temper or any direct or indirect parent of True Temper other than any public offering or sale pursuant to a registration statement on Form S-8 or a comparable form.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of trade credit and accounts receivables made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If True Temper or any Restricted Subsidiary of True Temper sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of True Temper such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of True Temper, True Temper will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of True Temper's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Legal Holiday" means a Saturday, Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Agreement" means that certain Management Agreement, dated the date of the indenture, among GGEP Management, L.L.C., True Temper and the Parent, as in effect from time to time.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means the aggregate cash proceeds actually received by True Temper or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, all legal, title and recording tax expenses, legal, accounting and investment banking fees, sales commissions, any relocation expenses and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Indebtedness, other than Indebtedness incurred pursuant to the Credit Facilities, which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in any of True Temper's Restricted Subsidiaries as a result of such Asset Sale, (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by True Temper or any of its Restricted Subsidiaries after such Asset Sale, and (v) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided that such portion of the purchase price will constitute "Net Proceeds" at such time that it is released from such escrow.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither True Temper nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of True Temper or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

        "Note Guarantee" means the Guarantee by each Guarantor of True Temper's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means True Temper Corporation.

        "Permitted Business" means any business conducted or proposed to be conducted by True Temper and its Restricted Subsidiaries on the date of the indenture or any business that is similar, reasonably related, incidental or ancillary thereto or to the manufacture of sports equipment or metal or graphite products.

        "Permitted Investments" means:

  (1)
  any Investment in True Temper or in a Restricted Subsidiary of True Temper;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by True Temper or any Restricted Subsidiary of True Temper in a Person, if as a result of, or immediately after, such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of True Temper; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, True Temper or a Restricted Subsidiary of True Temper;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or (ii) any sale, disposition, conveyance or transfer of assets not constituting an Asset Sale;

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of True Temper;

  (6)
  any Investments received in compromise or resolution of (A) obligations of trade creditors, customers or debtors of True Temper or any of its Restricted Subsidiaries that were incurred in the ordinary course of business of True Temper or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization, workout or similar arrangement upon the bankruptcy, foreclosure or insolvency of such trade creditor, customer or debtor; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to employees, directors or officers of True Temper or a Restricted Subsidiary of True Temper made to extend, refinance, renew, replace, defease, or refund loans or advances by True Temper or a Restricted Subsidiary of True Temper existing on the date of the indenture;

  (9)
  loans or advances to employees, directors or officers of True Temper or a Restricted Subsidiary of True Temper made in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

  (10)
  Investments existing on the date of the indenture, and any extensions, modifications or renewals thereof;

  (11)
  Investments in any Person (other than True Temper or any of its Restricted Subsidiaries) engaged in a Permitted Business in an amount not to exceed $7.5 million at any one time outstanding;

  (12)
  Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investment made pursuant to this clause (12) that are at any one time outstanding, not to exceed $3.0 million;

  (13)
  Investments constituting prepayments or credits made to customers or suppliers in the ordinary course of business;

  (14)
  Investments constituting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

  (15)
  Investments in or repurchases of the notes;

  (16)
  any Investment by True Temper or any of its Restricted Subsidiaries in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in another Person, in each case in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note, equity or residual interest, limited liability company interest; and

  (17)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at any one time outstanding, not to exceed $15.0 million.

        "Permitted Junior Securities" means:

  (1)
  common Equity Interests in True Temper or any Guarantor; or

  (2)
  preferred equity or debt securities of True Temper or any Guarantor issued pursuant to a plan of reorganization consented to by each class of Senior Debt and that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture.

        "Permitted Liens" means:

  (1)
  Liens on assets of True Temper or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

  (2)
  whether or not existing on the date of the indenture, Liens securing Indebtedness under the indenture, the notes or the Note Guarantees;

  (3)
  Liens in favor of True Temper or any of its Restricted Subsidiaries;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with True Temper or any Subsidiary of True Temper; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with True Temper or the Subsidiary;

  (5)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by True Temper or any Subsidiary of True Temper; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

  (6)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (7)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of

    Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (8)
  Liens existing on the date of the indenture;

  (9)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (10)
  Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (11)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not materially impair their use in the operation of the business of such Person;

  (12)
  Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

  (13)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (14)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (15)
  Liens on a pledge of the Capital Stock of an Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

  (16)
  any interest or title of a lessor under any Capital Lease Obligation;

  (17)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (18)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of True Temper or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (19)
  Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

  (20)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of True Temper and its Restricted Subsidiaries;

  (21)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (22)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

  (23)
  Liens on assets of True Temper, any Restricted Subsidiary of True Temper or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and

  (24)
  Liens with respect to obligations that do not exceed $7.5 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of True Temper or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of True Temper or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either (i) by True Temper or any Guarantor or (ii) if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Restricted Subsidiary that is not a Guarantor, then by such Restricted Subsidiary.

        "Permitted Sale and Leaseback Transaction" means any sale and leaseback transaction by True Temper or any of its Restricted Subsidiaries entered into in order to renew, refund, refinance, replace, defease or discharge any sale and leaseback transaction by True Temper or any of its Restricted Subsidiaries; provided that:

  (1)
  the Attributable Debt associated with such sale and leaseback transaction does not exceed the Attributable Debt associated with the sale and leaseback transaction being renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Attributable Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  the Attributable Debt associated with such sale and leaseback transaction has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Attributable Debt associated with the sale and leaseback transaction being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Attributable Debt associated with such sale and leaseback transaction being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, the Attributable Debt associated with such sale and leaseback transaction is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the sale and leaseback transaction being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such sale and leaseback transaction is entered into either (i) by True Temper or any Guarantor or (ii) if the party to the sale and leaseback transaction being renewed, refunded, refinanced, replaced, defeased or discharged is a Restricted Subsidiary that is not a Guarantor, then by such Restricted Subsidiary.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock" means any Capital Stock of any class or classes of a Person which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Capital Stock of any other class of such Person.

        "Principals" means, collectively, Gilbert Global Equity Partners, L.P., Gilbert Global Equity Partners (Bermuda), L.P. and GGEP/SK Equity Partners, LLC.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by True Temper or any of its Restricted Subsidiary pursuant to which True Temper or such Restricted Subsidiary sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by True Temper or such Restricted Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of True Temper or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Quotation Agent" means the Reference Treasury Dealer selected by the trustee after consultation with True Temper.

        "Receivables Subsidiary" means a Subsidiary of True Temper which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the Board of Directors of True Temper (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by True Temper or any of its Restricted Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates True Temper or any of its Restricted Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset (including contract rights) of True Temper or any of its Restricted Subsidiaries (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction, (b) with which neither True Temper nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to True Temper or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of True Temper, other than customary fees payable in connection with servicing accounts receivable and (c) with which neither True Temper nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of True Temper will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of True Temper giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing conditions.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors and assigns, Goldman, Sachs & Co. and its successor and assigns, and one other nationally recognized investment banking firm selected by True Temper that is a primary U.S. government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding such Redemption Date.

        "Related Party" means:

  (1)
  any (a) controlling stockholder, partner or member, (b) majority-owned (or more) Subsidiary, or (c) spouse or immediate family member (in the case of an individual), in each case, of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a greater than 50% controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Replacement Assets" means any assets or Capital Stock of the type described in clauses (2) or (4) of the second paragraph of the covenant "—Repurchase at the Option of Holders—Asset Sales."

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Debt" means, with respect to any Person:

  (1)
  all Indebtedness of such Person outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

  (2)
  any other Indebtedness of such Person permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding).

        Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by such Person;

  (2)
  any Indebtedness of such specified Person owing to any of its Subsidiaries or Related Parties;

  (3)
  Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables arising in the ordinary course of business;

  (4)
  the portion of any Indebtedness that is incurred in violation of the indenture; provided that Indebtedness under the Credit Facilities will not cease to be Senior Debt under this clause (4) if the lenders of such Indebtedness obtained a certificate from an officer of True Temper as of the date of incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be incurred by the indenture; or

  (5)
  Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness (including any sinking fund payments or scheduled fees), the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture (or if such Indebtedness is incurred after the date of the indenture, as of the date of incurrence), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Stockholders Agreement" means that certain Stockholders Agreement, dated as of the date of the indenture, among True Temper Corporation and its stockholders party thereto.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Transactions" means the Acquisition and Related Transactions (as such phrase is defined elsewhere in this prospectus).

        "Treasury Rate" means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after March 15, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third business day immediately preceding the Redemption Date.

        "Unrestricted Subsidiary" means any:

  (1)
  Subsidiary of True Temper that is designated by the Board of Directors of True Temper as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (a)
  has no Indebtedness other than Non-Recourse Debt;

  (b)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with True Temper or any Restricted Subsidiary of True Temper unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to True Temper or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of True Temper;

  (c)
  is a Person with respect to which neither True Temper nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to further subscribe for additional Equity Interests following the initial investment of True Temper or any of its Restricted Subsidiaries in such Person or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent that a making of any payments in respect of the foregoing clauses (x) and (y) is expressly subject to the ability of the ability of True Temper or such Restricted Subsidiary to make such payment in accordance with the covenant described under the caption "—Certain Covenants—Restricted Payments;" and

  (d)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of True Temper or any of its Restricted Subsidiaries; or

  (2)
  Subsidiary of an Unrestricted Subsidiary.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Restricted Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

To Exchanging and Nonexchanging Holders

        The exchange of an old note for a new note pursuant to the exchange offer will not be taxable to the exchanging holders for federal income tax purposes. As a result (i) an exchanging holder will not recognize any gain or loss on the exchange, (ii) the holding period for the new note will include the holding period for the old note and (iii) the basis of the new note will be the same as the basis of the old note.

        The exchange offer will result in no federal income tax consequences to a nonexchanging holder.

        The preceding discussion is the opinion of Mayer, Brown, Rowe & Maw LLP, counsel to True Temper, as to the material federal income tax consequences expected to result from the exchange offer. Each holder should consult its own tax adviser as to these and any other federal income tax consequences of the exchange offer as well as any tax consequences to it under state, local or other law. This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative rulings and practice. Those consequences could be modified by future changes in the relevant law (which changes could be applied retroactively).

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. See "The Exchange Offer—Resales of the New Notes" for additional information on resales of the new notes.

        For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

        The validity of the new notes will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of True Temper Sports, Inc. as of December 31, 2003 and December 31, 2002 and for each of the years in the three-year period ended December 31, 2003, have been included in this prospectus in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Their report refers to a change in accounting for goodwill and other intangible assets in 2002.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission, referred to as the SEC. These documents and other information can be inspected, without charge, at the Public Reference Section of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of all or any portion of these filings from the Public Reference Section of the SEC upon payment of prescribed fees. The SEC also maintains a web site at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
True Temper Sports, Inc.

        We have audited the accompanying balance sheets of True Temper Sports, Inc. as of December 31, 2003 and 2002 and the related statements of operations, stockholder's equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audit of the financial statements, we also audited the accompanying financial statement schedule. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of True Temper Sports, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in the note 2(g), in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

KPMG LLP

Memphis, Tennessee
February 9, 2004

TRUE TEMPER SPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	For the Years Ended December 31,
	2003	2002	2001
NET SALES	$116,206	$107,401	$111,083
Cost of sales	69,470	65,161	67,735

GROSS PROFIT	46,736	42,240	43,348
Selling, general and administrative expenses	14,747	13,578	14,963
Amortization of goodwill	—	—	2,695
Business development and start-up costs	869	312	—
Loss on early extinguishment of long-term debt	—	777	—

OPERATING INCOME	31,120	27,573	25,690
Interest expense, net of interest income	13,017	12,236	12,660
Other expenses, net	132	93	(2)

INCOME BEFORE INCOME TAXES	17,971	15,244	13,032
Income taxes	7,113	5,992	(11,539)

NET INCOME	$10,858	$9,252	$24,571

See accompanying notes to consolidated financial statements.

TRUE TEMPER SPORTS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2003	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,389	$7,070
Receivables, net	15,612	15,083
Inventories	15,656	15,055
Deferred financing costs	651	566
Prepaid expenses and other current assets	1,620	1,198

Total current assets	41,928	38,972
Property, plant and equipment, net	15,026	14,561
Goodwill, net	71,506	71,506
Deferred tax assets	47,902	54,832
Deferred financing costs, net	2,348	2,787
Other assets	906	722

Total assets	$179,616	$183,380

LIABILITIES & STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$4,500	$4,000
Accounts payable	4,992	5,999
Accrued expenses and other current liabilities	8,675	7,075

Total current liabilities	18,167	17,074
Long-term debt, net of current portion	109,230	120,730
Other liabilities	3,426	2,508

Total liabilities	130,823	140,312
STOCKHOLDER'S EQUITY
Common stock—par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	40,326	40,326
Retained earnings	8,796	3,145
Accumulated other comprehensive loss, net of taxes	(329)	(403)

Total stockholder's equity	48,793	43,068

Total liabilities and stockholder's equity	$179,616	$183,380

See accompanying notes to consolidated financial statements.

TRUE TEMPER SPORTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Common Stock
				Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Loss
	Shares	Par Value	Additional Paid In Capital			Total
Balance at December 31, 2000	100	$—	$40,326	$(6)	$—	$40,320
Net income	—	—	—	24,571	—	24,571
Dividends declared to parent company	—	—	—	(3,588)	—	(3,588)

Balance at December 31, 2001	100	$—	$40,326	$20,977	$—	$61,303
Net income	—	—	—	9,252	—	9,252
Minimum pension liability, net of taxes	—	—	—	—	(403)	(403)

Comprehensive income, net of taxes						8,849
Dividends declared to parent company	—	—	—	(27,084)	—	(27,084)

Balance at December 31, 2002	100	$—	$40,326	$3,145	$(403)	$43,068
Net income	—	—	—	10,858	—	10,858
Minimum pension liability, net of taxes	—	—	—	—	(118)	(118)
Mark to market adjustment on derivative instruments, net of taxes	—	—	—	—	192	192

Comprehensive income, net of taxes						10,932
Dividends declared to parent company	—	—	—	(5,207)	—	(5,207)

Balance at December 31, 2003	100	$—	$40,326	$8,796	$(329)	$48,793

See accompanying notes to consolidated financial statements.

TRUE TEMPER SPORTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Years Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$10,858	$9,252	$24,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,906	3,252	6,208
Amortization of deferred financing costs	632	697	652
Loss on disposal of property, plant and equipment	89	80	—
Loss on early extinguishment of long-term debt	—	777	—
Deferred taxes	6,883	5,770	(11,770)
Changes in assets and liabilities, net of acquisitions:
Receivables, net	(529)	(1,624)	(3,511)
Inventories	(601)	(1,614)	967
Prepaid expenses and other assets	(422)	(115)	660
Accounts payable	(1,007)	1,609	(3,102)
Accrued interest	222	(25)	48
Other liabilities	2,371	1,844	(2,561)

Net cash provided by operating activities	21,402	19,903	12,162
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(3,460)	(1,164)	(2,001)
Proceeds from the sales of property, plant and equipment	—	—	37
Purchase of AME	—	—	(327)

Net cash used in investing activities	(3,460)	(1,164)	(2,291)
FINANCING ACTIVITIES
Proceeds from issuance of bank debt	—	25,000	—
Principal payments on bank debt	(11,000)	(16,504)	(1,901)
Repurchase of Senior Subordinated Notes	—	(270)	—
Premium paid to repurchase Senior Subordinated Notes	—	(12)	—
Principal payments on capital leases	—	(18)	(25)
Payment of debt issuance costs	(278)	(844)	(202)
Dividends paid	(5,207)	(27,084)	(3,588)
Other financing activity	(138)	(114)	(146)

Net cash used in financing activities	(16,623)	(19,846)	(5,862)
Net increase (decrease) in cash	1,319	(1,107)	4,009
Cash at beginning of year	7,070	8,177	4,168

Cash at end of year	$8,389	$7,070	$8,177

See accompanying notes to consolidated financial statements.

TRUE TEMPER SPORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands unless otherwise indicated)

(1)    DESCRIPTION OF BUSINESS

  True Temper Sports, Inc. ("True Temper" or the "Company") is primarily engaged in the design, manufacture and sale of steel and composite golf shafts as well as a variety of other high strength, tight tolerance tubular components for the bicycle, automotive and recreational sports markets. True Temper's manufacturing plants and related facilities are located in Memphis, Tennessee, Amory and Olive Branch, Mississippi, El Cajon, California and Guangzhou, China. The majority of True Temper's sales are to golf club manufacturers and distributors primarily located in the United States, Europe, Japan, Australia and Southeast Asia. True Temper operates as a wholly-owned operating subsidiary of True Temper Corporation.

  The consolidated financial statements include the financial statements of True Temper and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Revenue Recognition

    Revenue is generally recognized when persuasive evidence of an arrangement exists, delivery has occurred, the revenue amount is determinable and collection is reasonably assured. Valuation allowances are established for estimated returns, allowances and discounts at the time revenue is recognized.

  (b)
  Use of Estimates

    The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; valuation of derivative instruments; and assets and obligations related to employee benefits. Actual results could differ from those estimates.

  (c)
  Trade Accounts Receivable

    Trade receivables are net of allowance for doubtful accounts of $832 and $653 as of December 31, 2003 and 2002, respectively.

  (d)
  Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  (e)
  Deferred Financing Costs

    Costs associated with the issuance of debt are deferred and amortized as a component of interest expense over the life of the related debt, using a method that approximates the interest method.

  (f)
  Property, Plant and Equipment

    Property, plant and equipment is stated on a historical cost basis, net of accumulated depreciation. Depreciation is provided over the estimated useful life of each asset using the straight-line method. Leasehold improvements are amortized over the shorter of the useful life or the applicable lease term. In general the estimated useful lives are as follows:

Asset Category	Life
Buildings	15 - 40 years
Furniture and office equipment	10 - 15 years
Machinery and equipment	8 - 15 years
Computers and related equipment	2 - 4 years
Leasehold improvements	6 - 15 years
Assets held for use—not currently used for production	8 years
  (g)
  Goodwill

    Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

    In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Company performed an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of January 1, 2002. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The Company was not required to perform the second step for any reporting unit, as the fair value of each reporting unit exceeded its carrying amount. The Company's policy is to test its reporting amount of goodwill for potential impairment on an annual basis in the Company's fiscal fourth quarter or sooner if a goodwill impairment indicator is identified. No goodwill impairment was identified during the Company's 2003 testing.

    Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally between 20 and 40 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation.

  (h)
  Derivative Instruments and Foreign Currencies

    The Company uses forward foreign exchange contracts ("Instruments" or "Derivative Instruments") in its management of foreign currency exchange rate exposures. Instruments used as hedges must be effective at reducing the risks associated with the underlying exposure and must be designated as a hedge at the inception of the contract. Accordingly, changes in the market value of the Instruments must have a high degree of inverse correlation with changes in the market value or cash flows of the underlying hedged item.

    The Company uses Derivative Instruments to hedge several components of its revenue and cash collection stream, including, (i) anticipated foreign currency sales, (ii) accounts receivable denominated in foreign currencies, and (iii) cash balances maintained in foreign currencies.

    The changes in the market value of Derivative Instruments hedging anticipated foreign currency sales are recognized in the consolidated balance sheets as a component of accumulated other comprehensive income (loss) in consolidated stockholder's equity. To the extent an instrument is no longer effective as a hedge due to a change in the underlying exposure, gains and losses are recognized currently in the consolidated statements of operations as a component of cost of sales.

    The changes in the market value of Derivative Instruments hedging accounts receivable or cash denominated in foreign currency are recognized as a component of operating income during the period of the change, as they are marked to market on a monthly basis.

    True Temper recorded a gain in operations on foreign currency in the years ended December 31, 2003 and 2002 of $215 and $37, respectively.

    The following table summarizes the contractual notional amounts of True Temper's forward exchange contracts as of December 31, 2003 and 2002:

	2003	2002
Pound Sterling	$2,937	$2,631
Yen	5,951	4,177
Australian dollar	908	658

Total	$9,796	$7,466

  (i)
  Impairment of Long-Lived Assets

    SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's consolidated financial statements.

    In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

    Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

  (j)
  Business development and start-up costs

    Costs associated with business development and start-up are comprised, primarily, of costs related to opening a composite manufacturing operation in Guangzhou, China. These costs include travel, consulting, legal and other professional services, personnel recruiting and compensation, facility rent and other start-up business costs The costs are expensed as incurred and separately identified on the statement of operations as a component of operating income.

  (k)
  Advertising and Promotional Costs

    Advertising and promotional costs are accounted for in accordance with Statement of Position 93-7 "Reporting on Advertising Costs", which requires that the cost of producing advertisements be expensed at the time of the first showing of the advertisement or as incurred. True Temper's policy is to expense costs associated with the production of advertising at the time of first showing of the advertisement. Advertising and promotional costs primarily consist of trade show costs, media spots including print, radio and television, advertising production and agency fees, sponsorships, and product and promotional samples. Advertising and promotional expense for 2003, 2002 and 2001 were $3,106, $3,555 and $5,007, respectively. Certain of the Company's customers participate in a cooperative advertising program where the Company agrees to reimburse these customers for a portion of their advertising costs that feature the Company's product. Cooperative advertising costs are shown as a reduction of sales.

  (l)
  Research and Development Costs

    Costs associated with the development of new products and changes to existing products are expensed as incurred and are included in selling, general, and administrative expenses. Research and development costs for the 2003, 2002 and 2001 were $1,501, $1,194 and $1,587, respectively.

  (m)
  Post-Retirement Benefits

    True Temper's hourly union employees at its Amory, Mississippi plant are covered by a non-contributory defined benefit plan. The defined benefit plan is funded in conformity with funding requirements of applicable government regulations. Benefits are based on a negotiated, fixed amount multiplied by the employee's length of service. In addition to the defined benefit plan, these same employees receive certain post-retirement medical, dental and life insurance benefits.

    True Temper's salaried employees are covered by a non-contributory defined contribution plan. Company contributions to this plan are based on the employee's age and are calculated as a percentage of compensation. This plan is funded on a current basis. In addition to the non-contributory defined contribution plan, certain post-retirement medical, dental and life insurance benefits are provided to those salaried employees who were employed by the Company prior to January 1, 2000.

    All employees of True Temper are eligible to participate in a company sponsored 401(k) plan. The Company's contribution to this plan is calculated as a percentage of the employee's compensation and the employee's contribution. All Company contributions to this plan are paid in cash.

  (n)
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    In the fourth quarter of 2001, after considering the Company's historical financial performance for the preceding three years, and other available evidence, Company management determined that it was more likely than not the Company would realize the tax benefit of all of its deferred tax assets. As a result the Company's valuation allowance on its deferred tax assets was eliminated with the change in the valuation allowance recorded as a deferred tax benefit. See note 9, Income Taxes, for further explanation.

  (o)
  Fair Value of Financial Instruments

    The fair value of financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

    The following methods and assumptions were used by True Temper in estimating fair value disclosures for financial instruments:

    Cash, Trade Receivables and Payables—The amounts reported in the balance sheets approximate fair value.

    Long-Term Debt—The carrying values of the Company's variable rate debt approximates fair value. The estimated fair value of the Company's fixed rate debt is based upon interest rates available for the issuance of debt with similar terms and remaining maturities. As of December 31, 2003, the Company's Senior Subordinated Notes had an estimated fair value of $105.8 million.

    Foreign Currency Contracts—The fair value of forward exchange contracts is estimated using prices established by financial institutions for comparable instruments which was less than $100 thousand at December 31, 2003.

    The fair value estimates presented herein are based on information available to management as of December 31, 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

  (p)
  Recent Accounting Pronouncements

    In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. The adoption of FIN 46R is not expected to have a material effect on the Company's consolidated financial condition or results of operations taken as a whole.

    In April 2003, the FASB issued Statement No. 149, Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 149"). Statement 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement 149 is effective for contracts entered into or modified after June 30, 2003. The impact of adopting Statement 149 did not have a material impact to the Company's consolidated financial condition or results of operations taken as a whole.

    In May 2003, the FASB Issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("Statement 150"). Statement 150 requires issuers to classify as liabilities (or assets in some circumstances) financial instruments within the scope of the statement that embody obligations for the issuer. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The impact of adopting Statement 150 did not have a material impact to the Company's consolidated financial condition or results of operations taken as a whole.

  (q)
  Supplemental Disclosures of Cash Flow Information

    Cash payments for income taxes and interest for the years ended December 31, 2003, 2002 and 2001, are as follows:

	2003	2002	2001
Income taxes	$162	$120	$280
Interest	$12,265	$11,728	$11,960
  (r)
  Accumulated Other Comprehensive Income

    The accumulated balances for each classification within accumulated other comprehensive income are as follows:

	Derivative Instruments Mark to Market Adjustments	Minimum Pension Liability Adjustments	Accumulated Other Comprehensive Income (loss)
December 31, 2002	$—	$(403)	$(403)
Current year change	192	(118)	74

December 31, 2003	$192	$(521)	$(329)

(3)    ACQUISITIONS

  In the third quarter of 2001, True Temper acquired substantially all the capital assets and intellectual property rights from Advanced Materials Engineering ("AME") for $327 resulting in the recording of goodwill of $88. The transition of these assets to the El Cajon facility was completed by December 31, 2001.

(4)    GOODWILL

  Amortization expense related to goodwill was $2,695 for the year ended December 31, 2001. The following table reconciles previously reported net income as if the provisions of SFAS No. 142 were in effect in 2001:

	2001
	As Reported	Goodwill Amortization Adjustment	As Adjusted
Income before income taxes	$13,032	$2,695	$15,727
Income tax expense (benefit)	(11,539)	89	(11,450)

Net Income	$24,571	$2,606	$27,177

(5)    INVENTORIES

  Inventories, as of December 31 of the year indicated, consist of the following:

	2003	2002
Raw materials	$2,287	$1,751
Work in process	2,067	2,445
Finished goods	11,302	10,859

Total	$15,656	$15,055

(6)    PROPERTY, PLANT AND EQUIPMENT

  Major classes of property, plant and equipment, as of December 31 of the year indicated, are summarized as follows:

	2003	2002
Land improvements	$342	$342
Buildings	7,123	7,008
Furniture and office equipment	815	804
Machinery and equipment	43,167	41,979
Computer equipment and capitalized software	2,439	2,390
Leasehold improvements	2,233	1,695
Assets held for use—not currently used in production	1,265	1,251
Construction in progress	1,505	436

	58,889	55,905
Less accumulated depreciation	43,863	41,344

Net property, plant and equipment	$15,026	$14,561

  Depreciation expense for the years ended December 31, 2003, 2002 and 2001, was $2,906, $3,252, and $3,513, respectively.

(7)    OTHER CURRENT LIABILITIES

  Other current liabilities, as of December 31 of the year indicated, consist of the following:

	2003	2002
Accrued compensation, benefits and related payroll taxes	5,257	4,537
Accrued interest	1,161	939
Other	2,257	1,599

Total	$8,675	$7,075

(8)    BORROWINGS

  (a)
  Long-Term Debt

    Long-term debt at December 31, 2003 and 2002 consisted of the following:

	2003	2002
10.875% Senior Subordinated Notes due 2008	$99,730	$99,730
Senior credit facility	14,000	25,000

Total debt	113,730	124,730
Less current maturities	4,500	4,000

Long-term debt	$109,230	$120,730

    The 10.875% Senior Subordinated Notes due 2008 (the "Notes") provide for semi-annual interest payments, in arrears. At the option of the Company, up to 35% of the Notes are redeemable prior to December 1, 2001, at 110.875%, with the net cash proceeds of one or more public equity offerings. From December 1, 2001 to November 30, 2003 the Notes may be redeemed, at the option of the Company, in whole or in part, at a premium, upon the occurrence of a change of control. Subsequent to November 30, 2003 the Notes may be redeemed, at the option of the Company, in whole or in part, at a redemption price of 105.438% beginning December 1, 2003 and declining ratably thereafter to 100.0% on December 1, 2006.

    In 2002 the Company bought back approximately $0.3 million of the outstanding Notes in an open market non-redemptive repurchase program. In conjunction with the buy backs the Company wrote off a ratable portion of deferred financing costs and the premium on the repurchase of Notes as a loss on early extinguishment of debt in the amount of $20. As of December 31, 2003 the outstanding principal amount of Notes was $99.7 million.

    In the fourth quarter of 2002 the Company made a scheduled principal payment of $0.6 million and a voluntary repayment of $12.4 million to eliminate the outstanding principal balance of both the term A and term B loans. The Company wrote off $757 of deferred financing costs which related to that debt agreement, and recorded the charge as a loss on early extinguishment of debt.

    On December 31, 2002 the Company refinanced its then existing senior credit facility with a new senior credit facility that includes a $15.0 million non-amortizing credit facility and a $25.0 million term loan due December 31, 2007. Amounts under the new revolving credit facility are available on a revolving basis through December 31, 2007. The Company used most of the proceeds from the new term loans to distribute $23.5 million as a dividend to its parent company, True Temper Corporation ("TTC"), on December 31, 2002. TTC used these funds to prepay a portion of its high interest debt.

    During 2003, the Company repaid $11.0 million of its senior credit facility, including $7.0 million of voluntary prepayments.

    The new senior credit facility provides for interest on the term loan, at the Company's option, at (i) the base rate of the bank acting as administrative agent plus a margin adder of 2.25%,

    or (ii) under a LIBOR option with a borrowing spread of LIBOR plus 3.50%. The rate at December 31, 2003 was 4.65%.

    The loans under the new senior credit facility are senior to the Notes, and are secured by substantially all of the Company's assets.

    The new senior credit facility and the Notes contain provisions which, among other things, limit the Company's ability to (i) incur additional indebtedness, (ii) make acquisitions and capital expenditures, (iii) sell assets, (iv) create liens or other encumbrances, (v) make certain payments and dividends, or (vi) merge or consolidate. In addition, both the senior credit facility and the Notes contain customary change of control provisions that could, under certain circumstances, cause accelerated debt repayment. The new senior credit facility also requires the Company to maintain certain specified financial ratios and tests including, (i) minimum EBITDA levels, (ii) minimum interest coverage and fixed charge coverage ratios, and (iii) maximum leverage ratios. At December 31, 2003 the Company was in compliance with all of the covenants in both the new senior credit facility and the Notes.

    The terms of the extinguished debt were substantially similar to the new senior credit facility.

    At December 31, 2003, future minimum principal payments on long-term debt were as follows:

2004	4,500
2005	5,000
2006	4,500
2007	—
2008	99,730
Thereafter	—

Total	$113,730

  (b)
  Line of Credit

    The Company may borrow, through December 31, 2007, up to $15,000 under a revolving credit agreement included in the new senior credit facility. Borrowings under the agreement are subject to the same provisions described in the long-term debt section of this footnote. The Company has no outstanding borrowings under this line of credit at December 31, 2003.

(9)    INCOME TAXES

  Total income taxes for the years ended December 31, 2003 and 2002 were allocated as follows:

	2003	2002
Income from continuing operations	$7,113	$5,992
Stockholders' equity:
Additional minimum pension expense	(72)	(247)
Mark to market adjustment on derivative instruments	118	—

Total income taxes	$7,159	$5,745

  The income tax expense (benefit) attributable to income for continuing operations, for the years ended December 31, 2003, 2002 and 2001, is as follows:

	2003	2002	2001
Current:
Federal	$—	$—	$—
State	40	40	40
Foreign	190	182	191

Total current	230	222	231
Deferred:
Federal	5,795	4,858	4,945
State	1,088	912	929
Change in valuation allowance	—	—	(17,644)

Total deferred	6,883	5,770	(11,770)

Total	$7,113	$5,992	$(11,539)

  The actual income tax expense attributable to income for continuing operations differs from the amounts computed by applying the U.S. federal tax rate of 34% to the pretax earnings as a result of the following:

	2003	2002	2001
Computed "expected" tax expense	$6,110	$5,183	$4,431
State tax, net of federal benefit	744	628	640
Amortization of goodwill	—	—	838
Foreign taxes	190	182	191
Change in valuation allowance	—	—	(17,644)
Other	69	(1)	5

Actual income tax expense (benefit)	$7,113	$5,992	$(11,539)

  On June 29, 1998, Black & Decker Corporation, along with its True Temper Sports Division, and True Temper Sports LLC (an affiliate of Cornerstone Equity Investors, LLC), entered into an agreement pursuant to which True Temper Sports LLC acquired, effective September 30, 1998, an 89% equity interest in TTC (collectively referred to as the "Recapitalization"). True Temper Sports, Inc. was formed as the operating subsidiary of True Temper Corporation. The Recapitalization of TTC was accounted for as a leveraged recapitalization, such that the Company's assets and liabilities remain at their historical bases for financial reporting purposes, however, for income tax purposes, the transaction is treated as a taxable business combination, which creates a "step-up" in its tax basis financial statements.

  For federal and state income tax purposes, the Recapitalization is a taxable business combination and is a qualified stock purchase. The buyer and the seller elected jointly to treat the Recapitalization as an asset acquisition under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. An allocation of the purchase price to the tax basis of assets and liabilities based on their respective estimated fair values at September 30, 1998 was made for income tax purposes. In connection with the Recapitalization, the Company recorded a deferred tax asset of approximately $52,895, net of a valuation allowance of $17,644, at September 30, 1998 related to future tax deductions of the net excess of the tax bases of the assets and liabilities over the financial statement carrying amounts with a corresponding credit to additional paid-in capital.

  In assessing the realizability of deferred tax assets, Company management considers whether it is more likely than not that a portion or all of its deferred tax assets will be realized. The Company evaluates a variety of available evidence in determining the amount of the deferred tax assets to be realized including the Company's earnings history, the number of years the Company's operating losses can be carried forward and projections of future taxable income. Based on the available evidence described above, including the Company's historical financial performance since the Recapitalization, the Company determined in 2001 that it was more likely than not the Company will realize the tax benefit of all of its deferred tax assets. As a result the valuation allowance was eliminated with the change in the valuation allowance recorded as a deferred tax benefit in 2001.

  The Company's ability to realize some or all of the benefit from the deferred tax asset is dependent upon the Company generating taxable book income in the future. Although there can be no assurance of future events, management must periodically reevaluate its forecast of the Company's future operating results. In the event management determines that sufficient future taxable income may not be generated to fully realize the deferred tax asset, the Company would record a valuation allowance by a charge to income tax expense in the period of such determination.

  The components of deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Acquisition costs	$—	$240
Goodwill	45,461	50,275
Accrued liabilities	1,670	1,127
Asset impairment	704	704
Net operating loss carryforwards	889	3,021
Facility start-up costs	444	—
Pension liability	319	247
Uniform capitalization	161	161
Other	—	39

Gross deferred tax assets	49,648	55,814
Deferred tax liabilities:
Property, plant and equipment	(1,614)	(982)
Mark to market adjustment on derivative instruments	(118)	—
Other	(14)	—

Net deferred tax asset	$47,902	$54,832

  At December 31, 2003, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $2,400 which expire between 2019 and 2023 and $150 alternative minimum tax credit carry forward which is carried forward indefinitely.

(10)  EMPLOYEE BENEFIT PLANS

  True Temper Sports, Inc. has a qualified pension plan and a post-retirement benefit plan for the hourly union employees at its Amory, Mississippi plant. The following tables provide a reconciliation of the changes in the plans' benefit obligation and fair value of assets for the years ended December 31, 2003 and 2002, and a statement of the plans' funded status as of December 31 for each year:

  The following table sets forth the qualified pension plan as of December 31:

	2003	2002
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$12,383	$10,515
Service cost	460	337
Interest cost	832	765
Plan amendments	1,422	—
Actuarial losses	966	937
Benefit payments	(376)	(171)

Benefit obligation at end of year	$15,687	$12,383

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	$11,628	$13,075
Actual return on plan assets	1,893	(1,276)
Benefit payments	(376)	(171)

Fair value of plan assets at end of year	$13,145	$11,628

Funded status:
Funded status at December 31	$(2,542)	$(754)
Unrecognized prior service costs	1,422	—
Unrecognized net actuarial loss	1,067	1,029

Net amount recognized	$(53)	$275

  The following table provides the amounts recognized in the statement of financial position as of December 31:

	2003	2002
Prepaid benefit cost	$—	$275
Accrued benefit liability	(2,315)	(656)
Intangible asset	1,422	—
Accumulated other comprehensive loss	840	656

Net amount recognized	$(53)	$275

  The following table provides the components of net periodic expense (income) for the defined benefit pension plans for the years ended December 31:

	2003	2002	2001
Service cost of benefits earned during the year	$460	$337	$348
Interest cost on projected benefit obligation	832	765	694
Expected return on plan assets	(964)	(1,099)	(1,123)
Recognized net gains	—	(94)	(288)

Net periodic pension income	$328	$(91)	$(369)

Weighted average assumptions:
Discount rate:
Benefit obligation	6.25%	6.75%	7.25%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	3.00%	3.00%	5.00%

  The following table provides information related to the Company's pension plan in which accumulated benefit obligations exceeded the fair value of plan assets as of the applicable year end:

	2003	2002
Projected benefit obligation	$15,687	$12,383
Accumulated benefit obligation	15,460	12,285
Fair value of assets	13,145	11,628

  Assets of the defined benefit plan for hourly union employees consist primarily of investments in equity securities, debt securities, and cash equivalents. The weighted-average asset allocations at December 31, 2003 and 2002, by asset category, are as follows:

	2003	2002	Target
Equity securities	52.0%	39.8%	50-70%
Debt securities	47.9%	50.2%	30-50%
Cash and other	0.1%	10.0%	0%

Total	100.0%	100.0%	100.0%

  In addition to the defined benefit pension plan for hourly employees, the Company also maintains a defined contribution plan which covers substantially all employees. Expenses for defined contribution plans amounted to $779, $748 and $720 in 2003, 2002 and 2001, respectively.

  The Company also participates in certain unfunded health care plans that provide post-retirement medical, dental, and life insurance to hourly union employees at its Amory, Mississippi plant and to salaried employees hired prior to January 1, 2000. The post-retirement plans are contributory, and include certain cost-sharing features, such as deductibles and co-payments.

  The following table sets forth the benefit obligation of the unfunded post-retirement health plans as of December 31:

	2003	2002
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$3,314	$2,693
Service cost	85	69
Interest cost	217	191
Participant contributions	99	65
Plan amendments	28	—
Actuarial loss	164	407
Benefits paid	(392)	(111)

Benefit obligation at end of year	3,515	3,314
Unrecognized prior service cost	228	294
Unrecognized net actuarial loss	(1,208)	(1,098)

Accrued benefit costs	$2,535	$2,510

  The following table provides the components of net periodic expense for the unfunded post retirement health plans for the years ended December 31:

	2003	2002	2001
Service cost	$85	$69	$63
Interest cost	217	191	173
Amortization of prior service costs	(37)	(38)	(38)
Recognized net losses	54	35	27

Net periodic cost	$319	$257	$225

Discount Rate:
Benefit obligation	6.25%	6.75%	7.25%

  The healthcare cost trend rate used to determine the post-retirement benefit obligation was 11.0% for 2003. This rate decreases gradually to an ultimate rate of 5.0% in 2014, and remains at that level thereafter. While the trend rate can be a significant factor in determining the amounts reported, for the year ended December 31, 2003 a one-percentage-point increase or decrease in the trend rate will have only minimal impact due to the claims costs being close to the employer imposed cap.

(11)  COMMITMENTS AND CONTINGENCIES

  (a)
  Lease Obligation

    The Company is obligated under various non-cancelable leases for office facilities and equipment. These leases generally provide for renewal options and, in the case of facilities leases, for periodic rate increases based upon economic factors. All non-cancelable leases with an initial term greater than one year have been categorized as either capital or operating leases in conformity with FASB Statement No. 13, Accounting for Leases.

    Future minimum payments under non-cancelable operating leases with initial terms of one year or more as of December 31, 2003 are as follows:

Operating Leases
2004	$1,046
2005	1,023
2006	708
2007	680
2008	448

Total minimum lease payments	$3,905

    Rental expense on operating leases, excluding sublease rent received, was $1,002, $870, and $948 for 2003, 2002 and 2001, respectively.

  (b)
  Product Warranties

    The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time and/or usage of the product depending on the nature of the product, the geographic location of its sale and other factors. As of December 31, 2003 and 2002, the Company has accrued $176 and $137, respectively, for estimated product warranty claims. The accrued product warranty costs are based primarily on historical experience of actual warranty claims as well as current information on product costs. Warranty claims expense for each of the years 2003, 2002, and 2001 were $812, $540, and $441, respectively.

    The following table provides the changes in the Company's product warranties:

January 1, 2003	$137
Liabilities accrued for warranties issued during the period	812
Warranty claims paid during the period	(773)

December 31, 2003	$176

  (c)
  Legal Proceedings

    The Company has certain contingent liabilities resulting from litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the consolidated financial position or results of operations of the Company.

(12)  RELATED PARTY TRANSACTIONS

  In 1998, True Temper entered into a management services agreement with Cornerstone Equity Investors, LLC ("Cornerstone"). Cornerstone is a related party through its indirect management and ownership interest in True Temper Corporation.

  In accordance with this agreement, Cornerstone has agreed to provide:

    (1)
    general management services;

    (2)
    assistance with the identification, negotiation and analysis of acquisitions and dispositions;

    (3)
    assistance with the negotiation and analysis of financial alternatives; and

    (4)
    other services agreed upon by True Temper and Cornerstone.

  In exchange for such services, Cornerstone or its nominee receives:

    (1)
    an annual advisory fee of $0.5 million payable quarterly, plus reasonable out-of-pocket expenses;

    (2)
    a transaction fee in an amount equal to 1.0% of the aggregate transaction value in connection with the consummation of any material acquisition, divestiture, financing or refinancing by True Temper or any of its subsidiaries.

  The management services agreement has an initial term of five years, subject to automatic one-year extensions unless the Company or Cornerstone provides written notice of termination. The annual advisory fee of $0.5 million is an obligation of the Company and is also contractually subordinated to the Notes and the Bank Credit facilities.

  In addition to reimbursing Cornerstone for reasonable out-of-pocket expenses, the Company paid Cornerstone $0.5 million for each of the years 2003, 2002 and 2001, in accordance with the agreement.

(13)  SEGMENT AND OTHER RELATED DISCLOSURES

  (a)
  Segment Reporting

    The Company operates in two reportable business segments: golf shafts and performance sports. The Company's reportable segments are based on the type of product manufactured and the application of that product in the marketplace. The golf shaft segment manufactures and sells steel and composite golf shafts for use exclusively in the golf industry. The performance sports segment manufactures and sells high strength, tight tolerance tubular components for bicycle, hockey and other recreational sports markets. The accounting policies for these segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of these segments based on segment sales and gross profit. The Company has no inter-segment sales. General corporate assets, that are not allocated down to segments, include: cash, non-trade receivables, deferred tax assets, deferred financing costs and goodwill created during the acquisition of the Company by Black & Decker.

	As of and for the Years Ended December 31,
	2003	2002	2001
Net sales:
Golf shafts	$109,754	$102,764	$106,313
Performance sports	6,452	4,637	4,770

Total	$116,206	$107,401	$111,083

Gross profit:
Golf shafts	$45,118	$40,996	$41,726
Performance sports	1,618	1,244	1,622

Total	$46,736	$42,240	$43,348

Depreciation expense:
Golf shafts	$2,486	$2,802	$3,158
Performance sports	420	450	355

Total	$2,906	$3,252	$3,513

Capital expenditures:
Golf shafts	$3,112	$700	$1,464
Performance sports	348	464	537

Total	$3,460	$1,164	$2,001

Total assets:
Jointly used assets	$1,333	$1,596	$1,586
Golf shafts	41,087	39,759	45,599
Performance sports	2,997	3,057	2,767

Total	$45,417	$44,412	$49,952

    Revenues from two customers of True Temper's golf shafts segment represent approximately $16,000 or 13.7%, and $13,500 or 11.6%, respectively, of the Company's 2003 revenues. Revenues from two customers of True Temper's golf shafts segment represent approximately $14,000 or 12.8%, and $11,000 or 10.1%, respectively, of the Company's 2002 revenues. Revenues from one customer of True Temper's golf shafts segment represent approximately $12,000 or 10.4% of the Company's 2001 revenues.

    Following are reconciliations of total reportable segment assets to total Company assets, and total reportable segment gross profit to total Company income before income taxes:

	As of December 31,
	2003	2002
Total assets:
Total from reportable segments	$45,417	$44,412
General corporate	134,199	138,968

Total	$179,616	$183,380

	For the Years Ended December 31,
	2003	2002	2001
Total reportable segment gross profit	$46,736	$42,240	$43,348
Less:
Selling, general and administrative expenses	14,747	13,578	14,963
Amortization of goodwill	—	—	2,695
Business development and start-up costs	869	312	—
Loss on early extinguishment of long-term debt	—	777	—
Interest expense	13,017	12,236	12,660
Other expense (income), net	132	93	(2)

Total Company income before income taxes	$17,971	$15,244	$13,032

  (b)
  Sales by Geographic Region

    The geographic distribution of the Company's net sales, by location of customer, is summarized as follows:

	For the Years Ended December 31,
	2003	2002	2001
U.S.	$79,652	$77,137	$87,647
International	36,554	30,264	23,436

Total	$116,206	$107,401	$111,083

    No individual country or geographic area outside the U.S. accounts for 10% or more of total sales. Assets by location are not disclosed, as assets located outside the U.S. are immaterial.

(14)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2003 and 2002.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Net sales	$31,601	$32,491	$24,667	$27,447
Gross profit	11,848	13,292	10,847	10,749
Net income	2,584	3,751	2,299	2,224
2002
Net sales	$29,362	$29,892	$22,010	$26,137
Gross profit	10,598	12,985	8,705	9,952
Net income	2,376	3,741	1,453	1,682

(15)  SUBSEQUENT EVENT

  On January 30, 2004 Cornerstone Equity Investors, LLC signed an agreement to sell its investment in True Temper Corporation. Management expects the transaction to close within 90 days from the date of the agreement and is subject to regulatory approval and other customary closing conditions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

(a)
The Delaware General Corporation Law (Section 145) gives Delaware corporations broad powers to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant. For actions or suits by or in the right of the registrant, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the registrant, unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court deems proper.

        Section 145 also authorizes the registrant to buy directors' and officers' liability insurance and gives a director, officer, employee or agent of the registrant who has been successful on the merits or otherwise in defense of any action, suit or proceeding of a type referred to in the preceding paragraph the right to be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Any indemnification (unless ordered by a court) will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

(b)
The Certificate of Incorporation of the registrant requires, and the By- Laws of the registrant provides for, indemnification of directors, officers, employees and agents to the full extent permitted by law.

(c)
The Purchase Agreement and the Registration Rights Agreement (the forms of which are included as Exhibits 1.1 and 4.3 to this registration statement) provide for the indemnification under certain circumstances of the registrant, its directors and certain of its officers by the Underwriters.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

        A list of the exhibits filed with, or incorporated by reference into, this registration statement is in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

  (b)
  Financial Statement Schedules.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions (1)	Balance at End of Period
	Dollars in thousands (debit)/credit
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year Ended December 31, 2001	1,433	87	—	(981)	539
Year Ended December 31, 2002	539	220	—	(106)	653
Year Ended December 31, 2003	653	256	—	(77)	832

(1)
Deductions represent uncollectible accounts charged against the allowance for doubtful.

        All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, True Temper Sports, Inc., the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 12, 2004.

TRUE TEMPER SPORTS, INC.
By:	/s/ SCOTT C. HENNESSY Scott C. Hennessy Chief Executive Officer and President

        KNOW ALL MEN BY THESE PRESENTS, that each of True Temper Sports, Inc., a Delaware corporation, and the undersigned directors and officers of True Temper Sports, Inc., hereby constitutes and appoints, Scott C. Hennessy and Fred H. Geyer, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2004.

Signatures	Title

/s/ SCOTT C. HENNESSY Scott C. Hennessy	Chief Executive Officer, President and a Director (Principal Executive Officer)
/s/ FRED H. GEYER Fred H. Geyer	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer), Treasurer and Director
/s/ STEVEN J. GILBERT Steven J. Gilbert	Director
/s/ STEVEN KOTLER Steven Kotler	Director

/s/ ERIC BUNTING Eric Bunting	Director
/s/ RICHARD W. GAENZLE, JR. Richard W. Gaenzle, Jr.	Director
/s/ JEFFREY W. JOHNSON Jeffrey W. Johnson	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, El Cajon Equipment Corporation, the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 12, 2004.

EL CAJON EQUIPMENT CORPORATION
By:	/s/ FRED H. GEYER Fred H. Geyer President and Secretary

        KNOW ALL MEN BY THESE PRESENTS, that each of El Cajon Equipment Corporation, a Delaware corporation, and the undersigned directors and officers of El Cajon Equipment Corporation, hereby constitutes and appoints, Fred H. Geyer and Jason Jenne, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2004.

Signatures	Title

/s/ FRED H. GEYER Fred H. Geyer	President and Secretary (Chief Executive Officer)
/s/ JASON JENNE Jason Jenne	Assistant Secretary (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, True Temper Sports—PRC Holdings, Inc., the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 12, 2004.

TRUE TEMPER SPORTS—PRC HOLDINGS, INC.
By:	/s/ SCOTT C. HENNESSY Scott C. Hennessy Chief Executive Officer and President

        KNOW ALL MEN BY THESE PRESENTS, that each of True Temper Sports—PRC Holdings, Inc., a Delaware corporation, and the undersigned directors and officers of True Temper Sports—PRC Holdings, Inc., hereby constitutes and appoints, Scott C. Hennessy and Fred H. Geyer, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including any post-effective amendment and any registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b)), and to file each such amendment to this registration statement or registration statement pursuant to Rule 462(b), with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2004.

Signatures	Title

/s/ SCOTT C. HENNESSY Scott C. Hennessy	Chief Executive Officer and President (Principal Executive Officer)
/s/ FRED H. GEYER Fred H. Geyer	Chief Financing Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
1.1	Purchase Agreement, dated as of March 3, 2004, among True Temper Sports, Inc., Credit Suisse First Boston LLC and Goldman, Sachs & Co.**
3.1
Amended and Restated Certificate of Incorporation of True Temper Sports, Inc. (filed as Exhibit 3.1 to True Temper Sports, Inc.'s Registration Statement on Form S-4 (No. 333-72343), as filed with the Securities and Exchange Commission on February 12, 1999).*
3.2
By-laws of True Temper Sports, Inc. (filed as Exhibit 3.2 to True Temper Sports, Inc.'s Registration Statement on Form S-4 (No. 333-72343), as filed with the Securities and Exchange Commission on February 12, 1999).*
3.3	Certificate of Incorporation of El Cajon Equipment Corporation.**
3.4	By-laws of El Cajon Equipment Corporation.**
3.5	Certificate of Incorporation of True Temper Sports—PRC Holdings, Inc.**
3.6	By-laws of True Temper Sports—PRC Holdings, Inc.**
4.1	Indenture, dated as of March 15, 2004, among True Temper Sports, Inc., the Guarantors identified therein, and The Bank of New York.**
4.2	Form of Senior Subordinated Note due 2011.**
4.3
Registration Rights Agreement, dated as of March 15, 2004, among True Temper Sports, Inc., El Cajon Equipment Corporation, True Temper Sports—PRC Holdings, Inc., Credit Suisse First Boston LLC and Goldman, Sachs & Co.**
5.1	Form of Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the exchange notes.**
10.1	Management Services Agreement, dated as of March 15, 2004, between GGEP Management, L.L.C., GGEP Management (Bermuda) Ltd., and True Temper Sports, Inc.**
10.2	Shareholders Agreement, dated as of March 15, 2004, by and among True Temper Corporation, TTS Holdings LLC and the Other Investors identified therein.**
10.3	True Temper Corporation 2004 Equity Incentive Plan, dated as of March 15, 2004.**
10.4
Credit Agreement, dated as of March 15, 2004, by and among True Temper Corporation, True Temper Sports, Inc, the Lenders identified therein, Credit Suisse First Boston, Antares Capital Corporation, Goldman Sachs Credit Partners L.P. and Merrill Lynch Capital.**
10.5
Tax Sharing and Administrative Services Agreement, dated as of March 15, 2004, by and among True Temper Corporation, True Temper Sports, Inc., El Cajon Equipment Corporation and True Temper Sports—PRC Holdings, Inc.**
10.6	Employment Agreement, dated as of January 30, 2004, by and between True Temper Sports, Inc. and Scott C. Hennessy**
12.1
Computation of Ratio of Earnings To Fixed Charges (filed as Exhibit 12.1 to True Temper Sports, Inc.'s 2003 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 12, 2004).*
21.1	Subsidiaries of True Temper Corporation**
23.1	Consent of KPMG LLP**
23.2	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included as part of signature page hereto)**
25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York**
31.1
Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed as Exhibit 31.1 to True Temper Sports, Inc.'s 2003 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 12, 2004).*
31.2
Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed as Exhibit 31.2 to True Temper Sports, Inc.'s 2003 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 12, 2004).*
99.1	Form of Letter of Transmittal with respect to the exchange offer**
99.2	Form of Notice of Guaranteed Delivery with respect to the old notes**
99.3	Form of Letter to DTC participants regarding the exchange offer**
99.4	Form of Letter to Beneficial Holders regarding the exchange offer**

*
Incorporated by reference

**
Filed herewith.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Golf Industry Overview
Golf Shaft Industry Overview
Competitive Strengths
Business Strategy
The Acquisition and Related Transactions
Our Principal Investors
Corporate Offices
The Exchange Offer
Terms of the Exchange Offer
Terms of the New Notes
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
Risks Relating to the Exchange Offer and Holding the New Notes
Risks Relating to Our Business
FORWARD-LOOKING STATEMENTS
THE ACQUISITION AND RELATED TRANSACTIONS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
True Temper Sports, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations (Dollars in thousands)
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations (Dollars in thousands)
True Temper Sports, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet (Dollars in thousands)
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet (Dollars in thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
THE SENIOR CREDIT FACILITIES
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
TRUE TEMPER SPORTS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)
TRUE TEMPER SPORTS, INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
TRUE TEMPER SPORTS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME (Dollars in thousands)
TRUE TEMPER SPORTS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
TRUE TEMPER SPORTS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands unless otherwise indicated)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX